UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑  Preliminary Proxy Statement
☐  Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12

JLG INDUSTRIES, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

common stock, par value $0.20 per share, of JLG Industries, Inc.

(2)	Aggregate number of securities to which transaction applies:

106,756,112 shares of common stock, including 1,158,440 shares of restricted common stock, and excluding 218,600 performance shares, 72,118 deferred company stock units, and options to purchase 3,232,164 shares of JLG common stock with exercise prices below $28.00 per share.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the sum of (A) 106,756,112 shares of JLG common stock, 218,600 performance shares and 72,118 deferred company stock units, multiplied by $28.00 per share (which is the maximum amount of merger consideration payable in the merger) plus (B) options to purchase 3,232,164 shares of JLG common stock with exercise prices below $28.00 per share multiplied by $19.47 (which is the difference between $28.00 and the weighted average exercise price of all options). Pursuant to Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.000107 by such sum.

(4)	Proposed maximum aggregate value of transaction:

$3,060,241,473.08

(5)	Total fee paid:

$327,445.84

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRELIMINARY PROXY STATEMENT

JLG INDUSTRIES, INC.
1 JLG Drive
McConnellsburg, Pennsylvania 17233
[          ], 2006

Dear Shareholder:

You are cordially invited to attend a special meeting of the shareholders of JLG Industries, Inc. to be held on December [  ], 2006, at [          ] local time at the offices of Covington & Burling LLP, 1330 Avenue of the Americas, New York, NY 10019.

At the special meeting, you will be asked to consider and vote upon an Agreement and Plan of Merger, dated October 15, 2006 (the “Merger Agreement”), by and among JLG Industries, Inc., a Pennsylvania corporation (“JLG”), Oshkosh Truck Corporation (“Oshkosh”), a Wisconsin corporation, and Steel Acquisition Corp., a Pennsylvania corporation and a wholly-owned subsidiary of Oshkosh (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub will be merged with and into JLG, with JLG continuing as the surviving corporation and becoming a wholly-owned subsidiary of Oshkosh (the “Merger”). As a result, our common stock no longer will be listed on the New York Stock Exchange, and we no longer will be required to file periodic and other reports with the Securities and Exchange Commission. After the Merger, you no longer will have an equity interest in JLG and will not participate in any potential future earnings and growth of JLG.

In the Merger, each share of our common stock that is issued and outstanding at the effective time of the Merger, other than shares held by Oshkosh or any of its subsidiaries or by JLG or any of its subsidiaries, all of which will be canceled, will be converted into the right to receive $28.00 per share in cash, without interest. Consummation of the Merger is subject to various conditions, including approval and adoption of the Merger Agreement and the Merger by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote, either in person or by proxy, at the special meeting. The Merger Agreement and the Merger are more fully described in the accompanying proxy statement.

Our board of directors (the “Board”) has diligently reviewed and considered the terms and conditions of the Merger Agreement, unanimously determined that the Merger Agreement and the Merger are fair to and in the best interests of JLG and its shareholders and unanimously approved the Merger Agreement and the Merger. Based on these determinations the Board unanimously recommends that you vote “FOR” the approval and adoption of the Merger Agreement and the Merger. In arriving at this recommendation, the Board carefully considered a number of factors that are described in the accompanying proxy statement.

Please read the enclosed information carefully before completing and returning your proxy card. Returning your proxy card as soon as possible will ensure your vote is counted at the meeting, whether or not you plan to attend. If you are a registered shareholder and do attend the special meeting, you may withdraw your proxy and vote in person if you wish. If you wish to vote in person at the meeting and hold your shares in your broker’s or other record holder’s name, you must contact the record holder and request a document called a “legal proxy.” You must bring this legal proxy to the meeting in order to vote in person. Your vote is important regardless of the number of shares you own.

Your prompt submission of a proxy card will be greatly appreciated.

Sincerely,

William M. Lasky
Chairman of the Board, President and
Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Merger, passed upon the merits or fairness of the Merger Agreement or the transactions contemplated thereby, including the proposed Merger, or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated [          ], 2006 and is being mailed to JLG shareholders on or about [          ], 2006.

PRELIMINARY PROXY STATEMENT

JLG Industries, Inc.
1 JLG Drive
McConnellsburg, Pennsylvania 17233

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
to be held on December [  ], 2006

[          ], 2006

To Our Shareholders:

You are hereby notified that a special meeting of shareholders of JLG Industries, Inc., a Pennsylvania corporation, will be held on December [  ], 2006, at [     ], at the offices of Covington & Burling LLP, 1330 Avenue of the Americas, New York, NY 10019:

1. To consider and vote upon a proposal to approve and adopt the Merger Agreement, by and among JLG, Oshkosh, and Merger Sub, pursuant to which:

•	Merger Sub will be merged with and into JLG, with JLG continuing as the surviving corporation and becoming a wholly-owned subsidiary of Oshkosh; and

•	each share of our common stock issued and outstanding at the effective time of the Merger, other than shares held by Oshkosh or any of its subsidiaries or by JLG or any of its subsidiaries, all of which will be canceled, will be converted into the right to receive $28.00 per share in cash, without interest.

2. To approve a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of adoption of the Merger Agreement and the Merger.

3. To transact such other business as may properly be brought before the special meeting or any adjournment or postponement of the special meeting.

The Board of JLG unanimously recommends that JLG shareholders vote “FOR” the approval and adoption of the Merger Agreement and the Merger. Only JLG shareholders of record at the close of business on [     ], 2006 are entitled to notice and to vote at the special meeting and any adjournment or postponement of the special meeting.

The accompanying proxy statement describes the Merger Agreement, the proposed Merger and various actions to be taken in connection with the Merger. Approval and adoption of the Merger Agreement is a condition to the Merger. Whether or not you plan to attend in person, it is important that your shares be represented at the special meeting. Accordingly, if you are a registered shareholder (that is, you hold stock certificates registered in your own name), please vote your shares by completing, signing, dating and returning the enclosed proxy card in the enclosed envelope, which requires no postage if mailed in the United States.

If you wish to vote in person at the meeting and hold your shares in your broker’s or other record holder’s name, you must contact the record holder and request a document called a “legal proxy.” You must bring this legal proxy to the meeting in order to vote in person.

Please do not send your stock certificates to us at this time. If the Merger is consummated, you will be sent instructions regarding the surrender of your certificates.

By the order of the Board of Directors,

Thomas D. Singer
Secretary

McConnellsburg, Pennsylvania
[     ], 2006

PRELIMINARY PROXY STATEMENT
JLG INDUSTRIES, INC.

SUMMARY TERM SHEET

This summary describes the most material terms of the Merger and may not contain all of the information that is important to you. To fully understand the Merger and for a more complete description of the legal terms of the Merger, you should carefully read this entire document, including the documents we have referred you to and the attached appendices. We have included page references parenthetically to direct you to a more complete description of each topic presented in this summary. The Merger Agreement is attached as Appendix A to this proxy statement. We encourage you to read the Merger Agreement as it is the legal document that governs the transaction. In this proxy statement, the terms “we,” “us,” “our,” “JLG” and the “Company” refer to JLG Industries, Inc.

•	The Special Meeting (Page 3). The special meeting will be held at [ ], on December [ ], 2006, at the offices of Covington & Burling LLP, 1330 Avenue of the Americas, New York, NY 10019. At the special meeting, you will be asked to approve and adopt the Merger Agreement, which provides for the Merger of Merger Sub into JLG, after which JLG would become a wholly-owned subsidiary of Oshkosh .

•	The Companies (Page 31). JLG is a Pennsylvania corporation. Oshkosh is a Wisconsin corporation, and Merger Sub is a Pennsylvania corporation.

•	Recommendation of the Board (Page 9). The Board unanimously approved the Merger Agreement and the Merger, determined that the Merger Agreement and the Merger are fair to JLG and to you and in your best interests as a shareholder and recommends that you vote “FOR” the approval and adoption of the Merger Agreement and the Merger.

•	Opinion of UBS Securities LLC (“UBS”) (Page 11). UBS has delivered an opinion to the Board to the effect that, as of October 15, 2006 and based on and subject to the various assumptions made, matters considered, and limitations described in the opinion, the cash consideration of $28.00 per share to be received by holders of our common stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

•	Financing of the Merger (Page 21). JLG and Oshkosh estimate that the total amount of funds necessary to complete the Merger and related fees and expenses will be approximately $3.2 billion. These funds will come principally from debt financing arranged by Oshkosh and Merger Sub. The Merger is not conditioned, however, on Oshkosh and Merger Sub obtaining financing.

•	Effects of the Merger; Merger Consideration (Page 5). Upon consummation of the Merger, Merger Sub will be merged with and into JLG, with JLG continuing as the surviving corporation and becoming a wholly-owned subsidiary of Oshkosh. In addition, each share of our common stock issued and outstanding at the date and time the Merger becomes effective will be converted into the right to receive $28.00 in cash, without interest, with the exception of shares held by Oshkosh or any of its subsidiaries, or by JLG or any of its subsidiaries, all of which will be canceled. As a result of the Merger, JLG shareholders no longer will have an equity interest in JLG and will not participate in any potential future earnings and growth of JLG.

•	Dissenters’ Rights (Page 4). Under Pennsylvania law, the holders of our common stock are not entitled to dissenters’ rights in connection with the approval and adoption of the Merger Agreement and the Merger.

•	Voting by Management (Page 32). On the record date, our executive officers and directors beneficially owned and were entitled to vote [ ], or approximately 2.8%, of the outstanding shares of our common stock.

i

•	Interests of Officers and Directors in the Transaction (Page 16). Each stock option, including stock options held by executive officers and directors, will be canceled upon consummation of the Merger and the holder of each such option will be entitled to $28.00 per option, less the exercise price of such option, in cash. In addition, under change in control arrangements with our executive officers and under certain circumstances following their termination, they are entitled to receive lump-sum cash payments, accelerated vesting of outstanding performance shares and restricted stock, as well as enhanced retirement benefits.

•	Prohibition on Solicitation of Other Offers (Page 26). We have agreed not to solicit from third parties a proposal for an alternative transaction while the Merger is pending, and the Board may not approve or recommend an alternative transaction, except in the specific limited circumstances specified in the Merger Agreement.

•	Conditions to the Merger (Page 25). The completion of the Merger depends on a number of conditions being satisfied or waived, including approval of the Merger Agreement by the holders of a majority of the votes cast by all shareholders entitled to vote at the special meeting, as well as the receipt of regulatory approvals.

•	Regulatory Matters (Page 20). Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, we may not complete the Merger until we have made required filings with the U.S. Federal Trade Commission (“FTC”), and the Antitrust Division of the U.S. Department of Justice (“Antitrust Division”) and the applicable waiting period has expired or been terminated. JLG and Oshkosh have filed the necessary forms with the Antitrust Division and the FTC.

•	Termination of the Merger Agreement (Page 27). Oshkosh and JLG each have the right to terminate the Merger Agreement if:

•	both parties mutually agree in writing;

•	any law makes the consummation of the Merger illegal or otherwise prohibits or enjoins JLG or Oshkosh from consummating the Merger;

•	the Merger has not been consummated on or before February 28, 2007, provided that this termination right is not exercisable by a party whose breach of the Merger Agreement is the cause of, or results in, the failure of the Merger to be consummated by such date; or

•	the approval of JLG’s shareholders is not obtained at the special meeting (including any adjournment or postponement thereof).

In addition, Oshkosh may terminate the Merger Agreement if (i) JLG breaches any of its non-solicitation obligations, (ii) JLG breaches any representation, warranty, covenant or other agreement in a manner that would cause the applicable closing condition not to be satisfied and that cannot be cured within 20 days, (iii) the Board has modified or withdrawn its recommendation, or (iv) the Board has failed to publicly confirm its recommendation within five business days of a written request by Oshkosh that it do so following an “acquisition proposal” (as defined in the Merger Agreement”) having been made. JLG may terminate the Merger Agreement (i) if Oshkosh or Merger Sub breach any representation, warranty, covenant or other agreement in a manner that would cause the applicable closing condition not to be satisfied and that cannot be cured within 20 days, or (ii) in order to enter into an acquisition agreement with respect to a superior proposal in compliance with the no solicitation provisions described above.

•	Payment of Termination Fees (Page 28). We must pay Oshkosh a termination fee of $100,000,000 if:

•	the Merger Agreement is terminated by Oshkosh because we have modified or withdrawn our recommendation or because our Board has failed to publicly confirm our recommendation within five business days of a written request by Oshkosh that it do so following an acquisition proposal having been made;

•	the Merger Agreement is terminated by us and we enter into an acquisition agreement with a third party;

•	each of the following occurs: (i) the Merger Agreement is terminated (A) by either party if the Merger has not been consummated on or before February 28, 2007 (provided that this right to terminate is not available to any party whose breach is the cause of such failure to consummate), or (B) by Oshkosh if JLG has breached any representation, warranty, covenant or other agreement in a manner that would cause the applicable closing condition not to be satisfied and that cannot be cured within 20 days, (ii) prior to such termination of the Merger Agreement, a person made an acquisition proposal or expressed any interest publicly (or such interest becomes publicly known) or to JLG with respect to the making of an acquisition proposal, and (iii) within twelve months after any such termination either (A) JLG enters into a definitive agreement with respect to any acquisition proposal or (B) any acquisition proposal is consummated (provided that, for purposes of this provision, references to 15% in the definition of “acquisition proposal” are replaced with a reference to 35%); or

•	each of the following occurs: (i) the Merger Agreement is terminated by either party if the approval of JLG shareholders is not obtained, (ii) prior to such termination of the Merger Agreement, a person made an acquisition proposal or expressed any interest publicly (or such interest becomes publicly known) with respect to the making of an acquisition proposal, and (iii) within twelve months after any such termination either (A) JLG enters into a definitive agreement with respect to any acquisition proposal, or (B) any acquisition proposal is consummated (provided that, for purposes of this provision, references to 15% in the definition of “acquisition proposal” are replaced with a reference to 35%).

•	Market Price (Page 31). The principal market on which shares of our common stock are traded is the New York Stock Exchange, under the ticker symbol “JLG.” On [ ], 2006, the last practicable trading day before the printing of this proxy statement, the high and low sales prices of shares of our common stock were $[ ] and $[ ], respectively. On October 13, 2006, the last trading day before the public announcement of the Merger Agreement, the high and low sales prices of our shares of common stock were $20.95 and $20.51, respectively.

PROXY STATEMENT

v

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

The following questions and answers are for your convenience only. They briefly address some commonly asked questions about the Merger. You should still read this entire proxy statement carefully, including the attached appendices.

Q: Why am I receiving this proxy statement?

A: You are being asked to vote on a Merger Agreement pursuant to which Oshkosh would acquire us in a cash merger.

Q: Please explain what I will receive in the Merger.

A: If the Merger is completed, you will receive $28.00 in cash, without interest, for each share of our common stock you own.

Q: When do you expect the Merger to be completed?

A: We are working toward completing the Merger as quickly as possible, subject to the approval of JLG shareholders. We hope to complete the Merger on or about [          ], 2006.

Q: What are the tax consequences of the Merger?

A: Generally, the Merger will be taxable for U.S. federal income tax purposes to our U.S. shareholders. Each U.S. shareholder generally will recognize a taxable gain or loss in the amount of the difference between the merger consideration and the shareholder’s adjusted tax basis for each share of our common stock the shareholder surrenders. The tax consequences of the Merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the Merger to you.

Q: Who can vote at the special meeting?

A: Holders of shares of our common stock at the close of business on [          ], 2006 may vote at the special meeting. On the record date, there were [          ] shares of our common stock outstanding. You will have one vote at the special meeting for each share of our common stock you owned on the record date.

Q: Who can attend the JLG Special meeting?

A: Only JLG shareholders will be admitted to the JLG special meeting. Admission will be available beginning at [     ], Eastern time, on December [ ], 2006.

You will need your admission ticket as well as a form of personal identification to enter the JLG special meeting. If you are a JLG shareholder of record, you will find an admission ticket in the proxy materials that were sent to you. This admission ticket will admit you, as the named shareholder(s), to the JLG special meeting. If you plan to attend the JLG special meeting, please retain the admission ticket. If you arrive at the JLG special meeting without an admission ticket, JLG will admit you if it is able to verify that you are a JLG shareholder. Please note that seating is on a first-come-first-serve basis.

If your shares of JLG common stock are held in the name of a bank, broker or other nominee and you plan to attend the JLG special meeting, you can obtain an admission ticket in advance by sending a written request, along with proof of ownership, such as a recent bank or brokerage account statement, to JLG’s transfer agent, American Stock Transfer and Trust Company, 59 Maiden Lane, New York, New York 10038.

Q: What vote is required?

A: The Merger Agreement and the Merger must be approved, assuming a quorum, by a majority of the votes cast by all shareholders entitled to vote on the proposal, either in person or by proxy, at the special meeting. A majority of the issued and outstanding shares must be present in person or by proxy to constitute a quorum.

Q: What do I need to do now?

A: We urge you to carefully read this proxy statement, including its appendices. Also, you may want to review the documents referenced under “Where You Can Find More Information.” If you are a registered shareholder (that is, if you hold stock certificates registered in your own name), complete, date, sign and return your proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting.

Q: If my shares of JLG common stock are held in “street name” by my broker, will my broker vote my shares for me?

A: Your broker will vote your shares of our common stock only if you provide instructions on how to vote. Your broker will contact you regarding the procedures necessary for him or her to vote your shares. Please tell your broker how you would like him or her to vote your shares. If you do not tell your broker how to vote, your shares will not be voted by your broker and will not be counted as a vote for or against the Merger Agreement and the Merger. If you instruct a broker to vote your shares, you must follow directions received from your broker to change those instructions. If you wish to vote in person at the meeting and hold your shares in your broker’s or other record holder’s name, you must contact the record holder and request a document called a “legal proxy.” You must bring this legal proxy to the meeting in order to vote in person.

Q: What do I do if I want to change my vote?

A: You may change your vote at any time prior to the vote at the special meeting. To do so, you may send to the Secretary of JLG a later-dated, signed proxy card, or written notice stating that you would like to revoke your proxy. The last recorded vote will be what is counted at the special meeting. In addition, you may attend the special meeting in person, provide notice of revocation of your proxy at the meeting to the Secretary of JLG and vote. If you instruct a broker or other record holder to vote your shares, you must follow directions received from your broker or record holder to change those instructions. The contact information for the Secretary is located under “The JLG Special Meeting — Proxies, Revocation of Proxies.”

Q: What is the effect if I do not vote?

A: If you do not submit a proxy card or attend the special meeting and vote, your shares will not be voted for or against the Merger Agreement and the Merger, and also will not be counted as present for determining if a quorum is present at the special meeting. If you attend the special meeting but do not vote, or if you abstain from voting, your shares will not be counted as a vote for or against the Merger Agreement and the Merger, but will nonetheless be counted as present for determining if a quorum is present at the special meeting. Broker non-votes will have the same effect as an abstention.

Q: Should I send in my stock certificates now?

A: No. If the Merger Agreement and the Merger are approved and adopted and the Merger is consummated, you will be mailed instructions, which will explain how to exchange your stock certificates for the appropriate amount of cash.

Q: Who may I contact with any additional questions?

A: If you would like additional copies of this proxy statement or proxy card or have questions about the special meeting, where to send your proxy card or other aspects of your vote, you should contact either:

D.F. King & Co., Inc. 48 Wall Street, 22nd Floor New York, NY 10005 Telephone: (212) 269-5550 Toll-Free: (800) 735-3591	Michelle L. Hards
Director of Corporate Communications
and Investor Relations
JLG Industries, Inc.
13224 Fountainhead Plaza
Hagerstown, Maryland 21742-2678
Telephone: (240) 313-1816
Attention: Investor Relations

FORWARD-LOOKING STATEMENTS

Statements contained in this proxy statement and in the documents that have been incorporated into this proxy statement by reference include forward-looking statements about us that are subject to risks and uncertainties. Forward-looking statements include information concerning the prospects for the consummation of the Merger and the future results of operations of JLG during the period prior to the effective time of the Merger, set forth, among other places, under “Questions and Answers about the Transaction,” “Summary Term Sheet,” “The Merger — Background of the Merger,” “The Merger — Reasons for the Merger; Recommendation of the Board,” “The Merger — Opinion of JLG’s Financial Advisor” and those statements preceded by, followed by or that otherwise include, the words “believes,” “expects,” “anticipates,” “intends,” “estimates” or similar expressions. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

The forward-looking statements are not guarantees of future performance or that the Merger will be completed as planned. Actual results may differ materially from those contemplated by these forward-looking statements. In addition to the factors discussed elsewhere in this proxy statement, other factors that could cause actual results to differ materially include industry performance, general business, economic, regulatory, market and financial conditions, all of which are difficult to predict. These and other factors are discussed in the documents that are filed by JLG with the Securities and Exchange Commission, including JLG’s Annual Report on Form 10-K for the fiscal year ended July 31, 2006. Except to the extent required under the federal securities laws, JLG does not intend to update or revise the forward-looking statements.

THE JLG SPECIAL MEETING

General

We are furnishing this proxy statement to holders of shares of our common stock in connection with the solicitation of proxies by and on behalf of the Board for use at the special meeting to be held at [          ], on December [  ], 2006, at the offices of Covington & Burling LLP, 1330 Avenue of the Americas, New York, NY 10019, and any adjournments or postponements of the special meeting. This proxy statement and the accompanying notice, proxy card and letter to shareholders are being mailed on or about [          ], 2006 to holders of shares of our common stock entitled to notice of, and to vote at, the special meeting.

Matters to be Considered at the Special Meeting

At the special meeting, shareholders will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and the Merger. The Board has unanimously determined that the Merger Agreement and the Merger are fair to and in the best interests of JLG and its shareholders and has unanimously approved the Merger Agreement and the Merger. Accordingly, the Board unanimously recommends that shareholders vote “FOR” the approval and adoption of the Merger Agreement and the Merger. See “The Merger — Background of the Merger” and “The Merger — Reasons for the Merger; Recommendation of the Board.”

Record Date; Voting at the Special Meeting

[          ], 2006, has been fixed as the record date for determining the holders of shares of our common stock who are entitled to receive notice of, and to vote at, the special meeting. Only shareholders of record at the close of business on that date will be entitled to receive notice of, and to vote at, the special meeting. At the close of business on the record date, there were [          ] shares of our common stock outstanding, held by approximately [     ] shareholders of record.

Shareholders of record on the record date are entitled to one vote per share, exercisable in person or by properly executed proxy, upon each matter properly submitted for the vote of shareholders at the special meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the special meeting. Under

Pennsylvania law, a quorum of shareholders as of the record date must be present to conduct business at the special meeting. Abstentions and broker non-votes (i.e., shares held by brokers in “street name” (the name of the broker or other record holder) that are not entitled to vote at the special meeting due to the absence of specific instructions from the beneficial owners of those shares) will be counted as present for the purpose of determining the presence of a quorum at the special meeting.

The affirmative vote of a majority of the votes cast by all shareholders entitled to vote at the special meeting is required to approve and adopt the Merger Agreement and the Merger.

If you are a registered shareholder (that is, you hold stock certificates registered in your own name), you are requested to complete, date, sign and return the accompanying proxy card promptly to us in the enclosed postage-paid envelope. If your shares are held in “street name” by your broker, you should follow the directions provided by your broker to vote your shares.

The failure to submit a proxy card or attend the special meeting and vote will result in your shares not being voted or being counted as present for determining if a quorum is present at the special meeting. If you attend the special meeting but do not vote or you abstain from voting, your shares will not be counted as a vote “for” or “against” the adoption of the Merger Agreement and the Merger but will nonetheless be counted as present for determining if a quorum is present at the special meeting. Broker non-votes will have the same effect as an abstention.

The Board is not aware of any matters other than those set forth in the notice of special meeting of shareholders transmitted with this proxy statement that may be brought before the special meeting. If any other matters properly come before the special meeting, the persons named in the accompanying proxy card will vote the shares represented by all properly executed proxies on such matters in such manner as is determined by the Board.

Dissenters’ Rights

Holders of shares of our common stock will not be entitled to dissenters’ rights in connection with the Merger. See “The Merger — Dissenters’ Rights.”

Proxies, Revocation of Proxies

Because many of our shareholders are unable to attend shareholders meetings, the Board is soliciting proxies to give each shareholder an opportunity to vote on the proposal to approve and adopt the Merger and the Merger Agreement that is set forth in this proxy statement as Appendix A. You are urged to read carefully the material in this proxy statement and specify your vote on the proposal by marking the appropriate box on the enclosed proxy card and signing, dating and returning the card in the enclosed postage-paid envelope. If you do not specify a choice on the enclosed proxy card and the card is properly executed and returned, the shares will be voted by the proxies “FOR” the proposal to approve and adopt the Merger Agreement and the Merger. All shares of our common stock that are represented at the special meeting by properly executed proxies received and not duly and timely revoked will be voted at the special meeting in accordance with the instructions contained in them. Shareholders whose shares are held in “street name” (i.e., in the name of a broker or other record holder) must either direct the record holder of the shares as to how to vote their shares or obtain a “legal proxy” from the record holder to vote at the special meeting.

A proxy may be revoked prior to its being voted by:

•	delivering to the Secretary of JLG, at or before the special meeting, a written instrument bearing a later date than the proxy, which instrument, by its terms, revokes the proxy;

•	duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of JLG at or before the special meeting;

•	attending the special meeting and giving notice of revocation to the Secretary of JLG prior to the proxy being voted; or

•	if your shares are held by a broker, following the directions received from your broker to change those instructions.

Attendance at the special meeting without taking other affirmative action as mentioned above will not constitute a revocation of a proxy. Any written instrument revoking a proxy should be sent to: JLG Industries, Inc., 1 JLG Drive, McConnellsburg, PA 17233, Attention: Secretary.

If a quorum is not obtained, or if fewer shares of our common stock than the number required are voted in favor of approving and adopting the Merger Agreement and the Merger, we expect the special meeting will be postponed or adjourned in order to permit additional time for soliciting and obtaining additional proxies or votes. At any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the special meeting, except for any proxies that have been revoked or withdrawn. In the absence of a quorum, the special meeting may be adjourned from time to time by the holders of a majority of the shares represented at the special meeting in person or by proxy.

The obligations of JLG and Oshkosh to consummate the Merger are subject to, among other things, the condition that our shareholders approve and adopt the Merger Agreement and the Merger by a majority vote of the votes cast by all shareholders entitled to vote at the special meeting. See “Material Provisions of the Merger Agreement — Conditions to the Merger.”

You should not forward any certificates representing shares of common stock with your proxy card. If the Merger is consummated, certificates should be delivered in accordance with instructions set forth in a letter of transmittal, which will be sent to you promptly after the effective time of the Merger.

Shareholders who require assistance in changing or revoking a proxy should contact D.F. King, at the address or phone number provided in this proxy statement under the caption “Questions and Answers About the Transaction.”

Solicitation of Proxies

We will pay all costs of soliciting proxies from our shareholders. In addition to soliciting proxies by mail, our directors, officers and employees may solicit proxies by telephone or personal interview but will not receive additional compensation for doing so. In addition, we have retained D.F. King & Co., Inc. to assist us in the solicitation of proxies, including from brokerage firms and other custodians, nominees and fiduciaries. D.F. King will be paid a fee estimated at $10,000. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of our common stock held of record by such persons, and we will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in performing those services.

THE MERGER

This section of the proxy statement describes the proposed Merger. Although this section summarizes the material terms of the Merger, this summary may not contain all of the information that is important to each shareholder. Shareholders should read carefully this entire document and the Merger Agreement attached as Appendix A for a more complete understanding of the Merger.

General

The Merger Agreement provides, on the terms and subject to the conditions set forth in the Merger Agreement:

•	for the merger of Merger Sub with and into JLG, with JLG surviving the Merger as a wholly-owned subsidiary of Oshkosh; and

•	that each share of our common stock outstanding immediately prior to the effective time of the Merger, other than shares owned by Oshkosh, any of its subsidiaries, JLG or any of its subsidiaries, all of which will be canceled, will be converted into the right to receive $28.00 per share in cash, without interest, subject to any required withholding tax. The effective time of the Merger will be at the time articles of merger are filed with the Department of State of the Commonwealth of Pennsylvania (or at a later time as specified in the articles of merger), which is expected to occur after the last of the conditions precedent to the Merger set forth in the Merger Agreement has been satisfied or waived, provided that if such closing would occur prior to December 6, 2006, Oshkosh is entitled to elect to defer the closing to December 6, 2006. See “Material Provisions of the Merger Agreement — Conditions Precedent.”

The Exchange

If the Merger is completed, you will receive $28.00 in cash for each share of our common stock that you own. Current holders of our common stock will not share in any of the future earnings and potential growth of JLG.

As soon as practicable after the effective time of the Merger, [          ], as the paying agent for the Merger, will mail to each holder of record of our common stock as of the effective time of the Merger a transmittal letter to be used in forwarding such shareholder’s certificates representing such shares for surrender to the paying agent. Upon such surrender, the paying agent will forward such holder a check for the amount of merger consideration such shareholder is entitled to receive.

JLG shareholders should not forward stock certificates to the paying agent until they have received transmittal letters, nor should they return stock certificates with the enclosed proxy.

Until surrendered to the paying agent, outstanding stock certificates previously issued by JLG will, from the effective time of the Merger, represent the right to receive $28.00 per share in cash, without interest, that such certificate represents. Therefore, in order to receive cash, JLG shareholders should surrender all outstanding certificates previously issued by JLG as soon as possible after receiving a transmittal letter.

Background of the Merger

On August 7, 2006, Robert Bohn, Oshkosh’s Chairman, President and Chief Executive Officer, called Bill Lasky, the Chairman, President and Chief Executive Officer of JLG, to request a meeting between the senior executives of both companies later that month. While Mr. Bohn stated that he thought it made sense to consider a strategic transaction between Oshkosh and JLG, he did not go into detail about the proposed meeting. It was agreed that the senior executives would meet on August 15, 2006.

On August 15, 2006, Mr. Bohn, Charlie Szews, Oshkosh’s Executive Vice President and Chief Financial Officer, and Bryan Blankfield, Oshkosh’s Executive Vice President and General Counsel, met with Mr. Lasky, Jim Woodward, JLG’s Executive Vice President and Chief Financial Officer, and Tom Singer, JLG’s Senior Vice President and General Counsel, in Hagerstown, Maryland. Messrs. Bohn, Szews and Blankfield indicated Oshkosh’s interest in pursuing a possible business combination with JLG, and discussed potential synergies that could be created through such a transaction. Messrs. Bohn, Szews and Blankfield informed the JLG executives that Oshkosh wished to perform a due diligence review of JLG, and thereafter indicated the financial terms of the proposed offer. In contemplation of this due diligence review, and the potential exchange of non-public information between the parties, Mr. Bohn provided Mr. Lasky with a draft non-disclosure agreement for JLG’s review and consideration.

The Board held a special telephonic meeting later that day and discussed the indication of interest from Oshkosh. During the meeting, JLG’s outside counsel, Covington & Burling LLP, advised the Board regarding its fiduciary duties. Representatives of UBS also participated in the meeting. Following deliberation, the Board determined that JLG management should inform Oshkosh that JLG has confidence in its current business plan and, therefore, would need to receive an indication of price before considering whether to permit due diligence or other exploratory discussions. In anticipation of possible further consideration by the independent directors of this overture, the Board also designated Stephen Rabinowitz as presiding director for purposes of the Oshkosh matter.

On August 17, 2006, Mr. Singer received a letter from Mark Radue, Oshkosh’s Vice President of Business Development, outlining Oshkosh’s due diligence requests.

On August 21, 2006, Mr. Lasky spoke with Mr. Bohn, indicating that the Board did not view JLG as for sale, but would consider entering into a non-disclosure and standstill agreement and authorizing due diligence and further discussion of a possible transaction with Oshkosh only after receiving and evaluating an indicative offer. Mr. Lasky also emphasized the need for confidentiality so as not to disrupt JLG’s ongoing business activities. The following day, August 22, 2006, Mr. Bohn informed Mr. Lasky that Oshkosh contemplated a cash purchase in a range of $26.00 to $28.00 per share of JLG common stock. Based on the conversation with Mr. Bohn, Mr. Lasky understood that Oshkosh potentially could offer a higher price based on the results of the due diligence review. The New York Stock Exchange closing price of JLG’s common stock on August 22, 2006, was $18.00 per share.

Mr. Lasky and Mr. Rabinowitz discussed this range of value on August 23, 2006 and concluded, consistent with prior Board deliberations, that the proposal merited further consideration. Accordingly, Messrs. Rabinowitz and Lasky determined that it would be appropriate for JLG to commence negotiation of a non-disclosure and standstill agreement with Oshkosh and following execution of a satisfactory agreement, to provide Oshkosh with due diligence materials for review.

On August 29, 2006, following negotiations between the parties and their respective legal counsel, JLG and Oshkosh signed a non-disclosure and standstill agreement. Following execution of this agreement, JLG began to provide Oshkosh with due diligence materials in response to the August 17, 2006, due diligence request letter from Oshkosh.

On September 1, 2006, JLG formally engaged UBS to act as its financial advisor in order to assist the Board and management team in evaluating the terms of any proposals received from Oshkosh.

During the first week of September, Oshkosh and its advisors commenced a review of the due diligence materials provided by JLG and conducted a number of due diligence telephone conferences. On September 6, 2006, Oshkosh sent a supplemental due diligence request to Mr. Woodward, focusing on financial and business issues.

Also, on September 6, 2006, the Executive Committee of the Board, which consists of four independent directors and Mr. Lasky, held a special telephonic meeting and received a briefing by JLG’s management and advisors on the status of discussions with Oshkosh. The Executive Committee also discussed potential change-in-control compensation agreements for JLG officers and plans for upcoming plant tours and meetings between the two companies.

On September 7, 2006, Mr. Lasky led the Oshkosh management team on tours of JLG’s manufacturing facilities in McConnellsburg and Shippensburg, Pennsylvania. Messrs. Bonafede and MacDonald participated in portions of these tours. The next day, September 8, 2006, a group of Oshkosh executives, together with Oshkosh’s financial advisors, Goldman, Sachs and Co., legal advisors, Skadden, Arps, Slate, Meagher & Flom LLP, and bank group arrangers, met in Washington, D.C. with Messrs. Lasky, Woodward, Singer, Scott Brower, JLG’s Director of Corporate Development, and JLG’s financial and legal advisors for a presentation regarding JLG’s business strategy and plans. The following week, on September 12, 2006, Mr. Lasky led members of Oshkosh’s senior management team on a tour of JLG’s facility in Maasmechelen, Belgium.

On September 19, 2006, at a regularly scheduled meeting, Oshkosh’s board of directors discussed the terms of the proposed transaction with Oshkosh’s management team. Following that discussion, Mr. Bohn sent Mr. Lasky an offer letter, indicating certain material terms of the proposed all cash merger at a proposed offer price of $26.25 per share of JLG common stock.

On September 20 and 21, 2006, JLG conducted regularly scheduled, in-person meetings of its Board committees and the Board. The meetings included a review of JLG’s fiscal 2007 business plan and earnings outlook. The Board and its committees also held special sessions to consider various aspects of Oshkosh’s proposal and related matters. Representatives of JLG’s legal and financial advisors attended portions of these meetings. The legal advisors again reviewed the Board’s fiduciary duties and other legal matters pertaining to change of control transactions. The financial advisors provided information to assist the Board in evaluating Oshkosh’s offer. After lengthy deliberation and consideration, the Board concluded that the price offered by Oshkosh was not sufficiently compelling given management’s business and strategic plans and other relevant factors. On September 22, 2006, Mr. Lasky informed Mr. Bohn of the Board’s determination.

On Monday, September 25, 2006, Mr. Bohn called Mr. Lasky to offer an increased price of $26.75 per share. Mr. Lasky informed Mr. Bohn that he would relay this increased offer to the Executive Committee of the Board.

The Executive Committee of the Board convened a special telephonic meeting on the evening of September 26, 2006, to discuss the increased offer from Oshkosh. During the meeting, the Executive Committee and other independent directors who participated considered evaluation information from JLG’s financial advisors and information provided by JLG management regarding risks and opportunities associated with JLG’s business and strategic plans. After more than two hours, the Executive Committee determined to adjourn and reconvene the following evening.

On September 27, 2006, the Executive Committee and other independent directors reconvened and continued to evaluate Oshkosh’s proposal. Following additional deliberations, the Executive Committee concluded that JLG should be proactive in engaging Oshkosh in further discussions in an effort to determine whether a transaction could be structured at a higher price. In reaching this conclusion, in addition to valuation issues, the Executive Committee considered the quality of Oshkosh and its management team as an acquirer, Oshkosh’s intention not to close JLG facilities to the detriment of employees or communities, the lack of a financing contingency or any significant regulatory obstacles to completing a transaction, and the lack of disruption to JLG’s strategic initiatives.

On September 28, 2006, Mr. Lasky contacted Mr. Bohn to report the Board’s decision and to request a meeting. Mr. Bohn agreed to meet the following day.

On September 29, 2006, Messrs. Rabinowitz and Lasky met with Messrs. Bohn and Szews in Arlington, Virginia. Mr. Rabinowitz explained the Board’s view of the financial terms of the transaction proposed by Oshkosh as inadequate in relation to the Board’s perspective on JLG’s value and future opportunities. During the course of these conversations, Mr. Bohn stated that Oshkosh would be willing to increase its offer to $27.50 per share, and reconfirmed that Oshkosh’s offer would not be subject to a financing contingency. Mr. Bohn explained that given the exceptional state of JLG’s manufacturing operations, which limited synergies that Oshkosh hoped to realize, and a number of one-time costs that would likely be incurred as a part of the transaction, Oshkosh would not be able to offer a price in excess of the range initially indicated to JLG. Mr. Bohn also expressed concern about the risks inherent in the cyclical nature of JLG’s business and risks inherent in JLG’s business and strategic plans. Messrs. Rabinowitz and Lasky informed the Oshkosh executives that they would review the increased offer with the Executive Committee of the Board.

On September 30, 2006, and again on October 1, 2006, JLG’s senior executives, together with Mr. Rabinowitz, discussed the terms of the increased Oshkosh offer with representatives of JLG’s financial and legal advisors. The Executive Committee of the Board met telephonically on the evening of October 1, 2006, and considered Oshkosh’s increased offer. The Executive Committee concluded that Mr. Rabinowitz and Mr. Lasky should engage in further discussions with the Oshkosh executives, and as a part of those discussions should propose a price of $28.10 per share.

On October 3, 2006, Messrs. Rabinowitz and Lasky spoke by telephone with Messrs. Bohn and Szews, described the Board’s unfavorable view of the $27.50 per share offer, and presented JLG’s proposed price of $28.10 per share. The Oshkosh executives agreed to increase the offer price to $28.00 per share during the course of this conversation, again reconfirming that the offer would not be subject to any financing contingency. Mr. Bohn indicated that he had authority from the Oshkosh board of directors for a $28.00 offer, but no higher. Following this discussion, Messrs. Rabinowitz and Lasky indicated that they would again review the increased offer with the Executive Committee of the Board.

The Executive Committee conferred that evening and concluded that JLG should obtain a final list of confirmatory due diligence items from Oshkosh and commence negotiation of a definitive merger agreement, with further discussion of the final offer price to be concluded during negotiation of that agreement.

On October 4, 2006 Mr. Lasky advised Mr. Bohn of the Executive Committee’s decision. During the period of October 5 through October 14, 2006, the parties conducted confirmatory due diligence and negotiated the terms of the Merger Agreement. The due diligence activities included an all-day meeting in Washington, D.C. on October 12, 2006 among senior executives of Oshkosh and JLG.

On October 13 and 14, 2006 Mr. Rabinowitz and Mr. Lasky negotiated by telephone with Mr. Bohn regarding the price and certain other economic terms of the Merger Agreement. Mr. Bohn declared that he would not recommend a higher price to the Oshkosh board of directors, but that he would recommend the Merger Agreement as negotiated at a price of $28.00 per share.

On October 14, 2006, the Board met in person to consider the Merger Agreement and related matters. Representatives of JLG’s financial and legal advisors were present. During the meeting, the Board reviewed the course of the negotiations conducted by Messrs. Rabinowitz and Lasky, JLG’s legal and financial advisors, and the work of the Executive Committee. Representatives of Covington & Burling LLP reviewed with the Board the terms of the Merger Agreement (including, in particular, the provisions relating to (a) the ability of the directors to consider other acquisition proposals in certain circumstances should they arise and (b) the payment of a termination fee to Oshkosh in certain circumstances) and the legal duties and responsibilities of the directors in connection with the proposed transaction. From time to time during the course of the meeting, JLG’s financial and legal advisors continued to finalize with Oshkosh’s legal counsel certain terms of the Merger Agreement. Representatives of UBS presented an overview of the financial aspects of the proposed Merger transaction and indicated that they expected that they would be in a position to deliver an opinion to the Board prior to the execution of the Merger Agreement to the effect that, as of the date on which the Merger Agreement would be executed, the cash consideration of $28.00 per share to be received by JLG shareholders would be fair, from a financial point of view, to such shareholders. Following full consideration and discussion and a review of the principal reasons for the Merger, the Board unanimously approved the Merger Agreement determining that the Merger Agreement and the transactions contemplated by the Merger Agreement were in the best interests of JLG including its shareholders and that the merger consideration represented a fair price to be received by JLG’s shareholders. The reasons for the Board’s approval are summarized below.

On the following morning, Oshkosh’s board of directors met telephonically and approved the transaction and UBS delivered its written opinion to the Board to the effect that, as of October 15, 2006 and based upon and subject to various assumptions made, matters considered and limitations described in the opinion, the cash consideration of $28.00 per share to be received by JLG shareholders is fair, from a financial point of view, to such shareholders. Later that afternoon, on October 15, 2006, JLG and Oshkosh executed the definitive Merger Agreement. On October 16, 2006, a joint press release announcing the Merger was issued.

Reasons for the Merger; Recommendation of the Board

The Board has unanimously determined that the terms of the Merger Agreement and the Merger are fair to and in the best interests of JLG and its shareholders and approved the Merger Agreement and the Merger, and it unanimously recommends that shareholders vote “FOR” approval and adoption of the Merger Agreement and the Merger.

In reaching its decision to unanimously approve the Merger Agreement and the Merger, the Board consulted with senior management and financial and legal advisors, and considered the following material factors as generally supporting its decision to enter into the Merger Agreement:

•	the fact that the consideration to be paid pursuant to the Merger Agreement constituted a significant premium over the market price of our common stock before the public announcement of the Merger Agreement, namely, approximately a 55.6% premium over the market closing price of $18.00 per share on August 22, 2006, the day Mr. Bohn informed Mr. Lasky of Oshkosh’s potential purchase range, approximately a 34.9% premium over the market closing price of $20.75 per share on October 13, 2006, and approximately a 22.2% premium over the average market closing price of $22.91 per share over the twelve months ended October 13, 2006;

•	the fact that the merger consideration would be all cash, which would provide certainty of value to JLG shareholders;

•	a review of the possible strategic alternatives to a sale of JLG, including the prospects of continuing to operate JLG as an independent company, the risks and value to shareholders of these alternatives, the timing and likelihood of achieving additional value from these alternatives, and the possibility that JLG’s future performance might not lead to a stock price having a higher present value than the merger consideration;

•	the opinion of UBS to the effect that, as of October 15, 2006, and based on and subject to various assumptions made, matters considered and limitations described in the opinion, the cash consideration of $28.00 per share to be received by holders of our common stock pursuant to the Merger Agreement is fair from a financial point of view to such holders, and the financial analyses conducted by UBS in connection with its opinion, as described under “The Merger — Opinion of JLG’s Financial Advisor”;

•	the likelihood of consummation of the Merger, including the lack of significant regulatory impediments;

•	the fact that Oshkosh had obtained a financing commitment, subject to customary conditions, underwritten by Bank of America, N.A. and JPMorgan Chase Bank, N.A., sufficient to provide the financing necessary to consummate the Merger and the transactions contemplated by the Merger Agreement;

•	the Board’s view that the terms of the Merger Agreement, as reviewed by the Board with its legal and financial advisors, are fair to JLG and its shareholders and give the Board the flexibility needed to comply with its fiduciary duties under Pennsylvania law. See “Material Provisions of the Merger Agreement — No Solicitation Provision;”

•	the Board’s knowledge of the business, operations, properties, assets, financial condition, operating results of JLG and the risks in realizing JLG’s future prospects;

•	the expectation that the proposed transaction would not involve plant closures or disrupt major company initiatives or relationships; and

•	the opportunities that would be afforded to JLG and its employees as part of a larger business organization.

In addition to the factors set forth above, in the course of its meetings, the Board reviewed and considered the following material information relevant to the Merger:

•	information concerning JLG’s and Oshkosh’s businesses, historical financial performance and condition, operations, customers, competitive positions, prospects and management;

•	current financial market conditions and historical market prices, volatility and trading information with respect to JLG common stock;

•	the consideration to be paid to JLG shareholders in the Merger and a comparison of comparable merger transactions; and

•	the potential impact of the Merger on customers, employees and other constituencies of JLG.

The Board also considered the following material countervailing factors in its deliberations concerning the Merger:

•	the potential disruption of JLG’s business that might result from the announcement of the Merger;

•	the prohibitions in the Merger Agreement with respect to soliciting competing proposals;

•	the fact that there is no assurance that all conditions to the parties’ obligations to complete the Merger will be satisfied;

•	the fact that following the Merger, JLG shareholders will cease to have an interest in JLG and will forego the upside opportunity associated with any future growth of JLG; and

•	the required payment by JLG in various circumstances of a termination fee under the Merger Agreement. See “Material Provisions of The Merger Agreement — Termination Fee.”

The foregoing discussion of the information and factors discussed by the Board is believed to include all material factors considered by the Board. The Board did not quantify or attach any particular weight to the various factors that it considered in reaching its determination that the Merger Agreement and the Merger are fair to and in the best interests of JLG and its shareholders. Rather, the Board viewed its position and recommendation as being based on the totality of the information presented to and considered by it. As a result of its consideration of the foregoing and other relevant considerations, the Board unanimously determined that the Merger Agreement and the Merger are fair to and in the best interests of JLG and its shareholders and approved the Merger Agreement and the Merger. Accordingly, the Board unanimously recommends that shareholders vote “FOR” approval and adoption of the Merger Agreement and the Merger.

Opinion of JLG’s Financial Advisor

On October 15, 2006, UBS delivered its opinion to the Board to the effect that, as of October 15, 2006, and based upon and subject to various assumptions made, matters considered and limitations described in the opinion, the merger consideration of $28.00 per share of JLG common stock to be received by holders of JLG common stock in the Merger was fair, from a financial point of view, to such holders.

The full text of UBS’ opinion describes, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. UBS’ opinion is attached as Appendix B to this proxy statement. UBS’ opinion is directed only to the fairness, from a financial point of view, to the holders of JLG common stock of the merger consideration to be received by such holders in the Merger and does not address the fairness of any other aspect of the Merger. The opinion also does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available with respect to us, nor does it address JLG’s underlying business decision to effect the Merger. The opinion does not constitute a recommendation to any holder of JLG common stock as to how such stockholder should vote or act with respect to the Merger. Holders of JLG common stock are encouraged to read UBS’ opinion carefully in its entirety.  The summary of UBS’ opinion presented below is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, UBS, among other things:

•	reviewed certain publicly available business and historical financial information relating to JLG;

•	reviewed certain internal financial information and other data relating to the business and financial prospects of JLG that were provided to UBS by JLG and not publicly available, including financial forecasts and estimates prepared by JLG’s management;

•	conducted discussions with members of JLG’s senior management concerning JLG’s business and financial prospects;

•	reviewed publicly available financial and stock market data with respect to certain other companies UBS believed to be generally relevant;

•	compared the financial terms of the Merger with the publicly available financial terms of certain other transactions UBS believed to be generally relevant;

•	reviewed current and historical market prices of JLG common stock;

•	reviewed the Merger Agreement; and

•	conducted such other financial studies, analyses and investigations, and considered such other information, as UBS deemed necessary or appropriate.

In connection with its review, with the consent of the Board, UBS did not assume any responsibility for independent verification of any of the information reviewed by UBS for the purpose of its opinion and, with the consent of the Board, relied on such information being complete and accurate in all material respects. In addition, with the consent of the Board, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of JLG, nor was UBS furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, UBS assumed, at the direction of the Board, that they had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of JLG’s management as to the future performance of JLG. UBS’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to UBS as of, the date of its opinion.

At the direction of the Board, UBS was not asked to, and it did not, offer any opinion as to the terms, other than the merger consideration to the extent expressly specified in its opinion, of the Merger Agreement or any related documents or the form of the Merger. In rendering its opinion, UBS assumed, with the consent of the Board, that (i) Oshkosh, Merger Sub and JLG would comply with all the material terms of the Merger Agreement, and (ii) the Merger would be consummated in accordance with the terms of the Merger Agreement without any adverse waiver or amendment of any material term or condition thereof. UBS also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger would be obtained without any material adverse effect on JLG and/or the Merger. UBS was not authorized to solicit and did not solicit indications of interest in a business combination with JLG from any other party.

In connection with rendering its opinion, UBS performed a variety of financial and comparative analyses. The material analyses are summarized below. The following summary is not a complete description of all the analyses performed and factors considered by UBS in connection with its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description.

Accordingly, UBS believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying UBS’ analyses and opinion. UBS did not form an opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support UBS’ opinion. Rather, UBS arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and believes that the totality of the factors considered and analyses it performed in connection with its opinion operated collectively to support its determination as of the date of UBS’ opinion as to the fairness of the merger consideration, from a financial point of view, to the holders of JLG common stock.

The forecasts and estimates of JLG’s future performance provided by JLG’s management in or underlying UBS’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, UBS considered industry performance, general business and economic conditions and other matters, many of which are beyond JLG’s control. Estimates of the financial value of companies do not purport to be appraisals or to reflect the prices at which companies may actually be sold.

The merger consideration was determined through negotiation between JLG and Oshkosh and the decision to enter into the Merger Agreement was solely that of the Board. UBS’ opinion and financial analyses were only one of many factors considered by the Board in its evaluation of the proposed transaction and should not be viewed as determinative of the views of the Board with respect to the Merger or the merger consideration.

The following is a summary of the material financial analyses performed by UBS and reviewed with the Board in connection with UBS’ opinion relating to the Merger. The order of the analyses described does not represent relative importance or weight given to those analyses by UBS. The financial analyses summarized below include information presented in tabular format. In order to fully understand UBS’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of UBS’ financial analyses.

Stock Trading History and Implied Premiums.  UBS reviewed the historical trading prices of JLG’s common stock for the 52-week period ending October 12, 2006. UBS also analyzed the $28.00 per share merger consideration offered to JLG stockholders to derive premiums over the closing price of JLG common stock on October 12, 2006, as well as the premium relative to the average closing stock price, and discount relative to the high closing stock, price for JLG common stock for the one-year period ended October 12, 2006. The results of this analysis are set forth below:

Date or Time Period	Implied Premium

October 12, 2006	34.9%
1-year average	22.2%
1-year high	(13.8%)

Selected Public Companies Analysis.  UBS compared selected financial and stock market data of JLG with corresponding data of selected publicly traded companies that UBS believed to be generally relevant. These companies were selected, among other reasons, because their equity is publicly traded in the United States and Europe and they operate in the broad construction machinery and equipment industry:

•	Astec Industries Inc.
•	Caterpillar Inc.
•	Deere & Company
•	Gehl Company
•	Haulotte Group
•	Manitou BF S.A.
•	The Manitowoc Company, Inc.
•	Terex Corporation
•	United Rentals, Inc.

UBS considered, among other things, (1) fully diluted equity values (computed using the closing share prices as of October 12, 2006), (2) enterprise values (calculated as fully diluted equity value, plus book value of total debt and book value of minority interests, less cash and cash equivalents), (3) enterprise values as a multiple of (a) the last twelve months’ (“LTM”) earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, and (b) estimated calendar years 2006 and 2007 EBITDA, and (4) closing stock prices as of October 12, 2006 as a multiple of calendar years 2006 and 2007 estimated earnings per share, commonly referred to as EPS. UBS then compared the multiples derived from the selected companies with corresponding multiples for JLG based on the closing price for JLG common stock on October 12, 2006 and based on the merger consideration of $28.00 per share. Estimated financial data for the selected companies were based on recent publicly available research analysts’ estimates. Estimated financial data for JLG multiples based on its closing stock price as of October 12, 2006 were based on most recent publicly available research analysts’ estimates. Estimated financial data for JLG multiples based on the merger consideration were based on forecasts and estimates provided to UBS by the management of JLG.

This analysis indicated the following implied high, mean, median and low multiples for the selected companies, as compared to corresponding multiples implied for JLG based both on the closing price of JLG common stock on October 12, 2006 and the merger consideration of $28.00 per share:

									Implied Multiples
									for JLG based on
									Closing Stock
	Implied Multiples for Selected Companies								Price on		Merger
	High		Mean		Median		Low		10/12/06		Consideration

Enterprise Value as
Multiples of EBITDA:
Last 12-Months	12.7	x	9.2	x	9.1	x	4.9	x	7.7	x	10.8x
Calendar year 2006E	11.0	x	8.2	x	8.0	x	4.5	x	7.0	x	9.7x
Calendar year 2007E	10.8	x	7.3	x	6.6	x	4.2	x	5.9	x	8.3x
Closing Stock Price as
Multiples of EPS:
Calendar year 2006E	19.5	x	14.1	x	13.8	x	11.0	x	13.8	x	19.1x
Calendar year 2007E	14.5	x	11.8	x	11.1	x	9.2	x	11.2	x	16.4x

Selected Precedent Transactions Analysis.  UBS considered the multiples of enterprise values to the LTM revenue and EBITDA of the following 15 selected transactions announced between May 25, 1995 and October 29, 2004:

Target	Acquiror

• BOMAG division of SPX Corporation	• Fayat Group
• Dynapac division of Metso Corporation	• Altor Equity Partners
• OmniQuip division of Textron Inc.	• JLG
• Genie Holdings, Inc.	• Terex Corporation
• SkyJack, Inc.	• Linamar Corporation
• Demag Mobile Cranes GmbH & Co. KG	• Terex Corporation
• Grove Investors, Inc.	• The Manitowoc Company, Inc.
• Potain SA	• The Manitowoc Company, Inc.
• OmniQuip International Inc.	• Textron Inc.
• Case Corporation	• New Holland N.V.
• Gradall Industries, Inc.	• JLG
• Grove Worldwide LLC	• Keystone, Inc.
• Snorkel division of Figgie International Inc.	• OmniQuip International Inc.
• Simon Access division of Simon Engineering plc	• Terex Corporation
• Clark Equipment Company	• Ingersoll-Rand Company

Multiples for these selected transactions were based on publicly available information at the time of the respective transaction.

UBS considered the enterprise values of each of these transactions as a multiple of the respective LTM revenue prior to each such transaction. UBS also considered the enterprise values of each of these transactions as a multiple of the respective LTM EBITDA prior to each such transaction, to the extent such data were available. UBS then compared the revenue and EBITDA multiples derived from the selected transactions with the corresponding revenue and EBITDA multiples implied in the Merger based on the merger consideration of $28.00 per share. This analysis indicated the following implied high, mean, median and low multiples for the selected precedent transactions, for the LTM revenue and EBITDA based on the selected transactions, as compared to the corresponding multiples implied in the Merger based on the merger consideration of $28.00 per share:

	Implied Multiples								Implied Multiples
	for Selected Transactions								for JLG based on
	High		Mean		Median		Low		Merger Consideration

Enterprise Value as Multiples of LTM:
Revenue	1.2	x	0.8	x	0.8	x	0.4	x	1.3x
EBITDA	7.9	x	7.3	x	7.4	x	5.9	x	10.8x

Discounted Cash Flow Analysis.  UBS performed a discounted cash flow analysis to calculate the estimated present value of the stand-alone unlevered, after-tax free cash flows that JLG could generate over the period from August 1, 2006 through July 31, 2011. The analysis was based on internal estimates provided to UBS by the management of JLG. UBS calculated a range of terminal values for JLG by applying an LTM EBITDA multiple of 6.5 to 8.5 times JLG’s estimated EBITDA for the twelve months ending July 31, 2011. The cash flows and terminal values were then discounted to present value using after-tax discount rates ranging from 13.0% to 15.0%. This analysis indicated the following implied per share equity reference range for JLG, as compared to the merger consideration of $28.00 per share:

Implied per Share Equity
Reference Range for JLG	Merger Consideration

$23.34 — $30.15	$28.00

Other Factors.  In rendering its opinion, UBS also reviewed and considered other factors, including:

•	the historical price performance of JLG common stock and forward EPS and LTM EBITDA multiples implied by such prices over the ten years ended October 12, 2006; and

•	the projected long-term growth rates, price/earnings to growth ratios and estimated calendar year 2007 EBITDA margins of JLG and the selected companies referred to under “Selected Public Companies Analysis.”

Miscellaneous.  Under the terms of UBS’ engagement, JLG has agreed to pay UBS a fee for its services in connection with the Merger, a portion of which was payable in connection with rendering its fairness opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, JLG has agreed to reimburse UBS for its reasonable expenses, including fees, disbursements and other charges of counsel, and to indemnify UBS and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement as JLG’s financial advisor. UBS and its affiliates have, in the past, provided services to JLG unrelated to the Merger, for which services UBS and its affiliates received compensation. In the ordinary course of business, UBS, its successors and affiliates may hold or trade, for their own accounts and the accounts of customers, securities of JLG and/or Oshkosh and, accordingly, may at any time hold a long or short position in such securities.

JLG selected UBS as its financial advisor in connection with the Merger because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions. UBS, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

Interests of Officers and Directors in the Merger

In considering the recommendation of the Board with respect to the Merger Agreement and the Merger, you should be aware that the directors and executive officers of JLG have certain interests in the Merger that may be different from, or in addition to, shareholders of JLG. The Board was aware of these interests as they existed on October 14, 2006, and considered them, among other factors, in approving the Merger Agreement and the Merger. Some of these interests existed prior to consideration of the Merger by the Board and some were adopted in conjunction with consideration and approval of the Merger Agreement and Merger.

Background of Change in Control Compensation Arrangements.  Prior to JLG commencing discussions with Oshkosh, the Compensation Committee of the Board, with the assistance of its independent compensation consultant, had undertaken an evaluation of JLG’s severance and change in control arrangements in relation to market practices. As discussions with Oshkosh commenced, the Compensation Committee, with the advice of its independent compensation consultant, proceeded to complete its evaluation and to develop and recommend to the Board market-based severance and change in control arrangements for JLG officers and other key personnel. The additional benefits provided by the new change in control arrangements would be payable only following a “double trigger” of both a change in control and a qualifying termination of employment. These benefits supplement pre-existing “single trigger” arrangements that accelerate vesting of equity awards and certain benefits under the supplemental executive retirement plan upon a change in control and pre-existing “double trigger” arrangements that provide certain medical and life insurance benefits and a limited excise tax gross-up on a qualifying termination following a change in control. In developing these arrangements, the Compensation Committee sought to address risks associated with the fact that JLG officers (i) generally were not subject to agreements that imposed post-employment non-competition and non-solicitation covenants, and (ii) lacked sufficient severance or change in control termination benefits designed to help assure that officers remain focused on operating the business in the best interests of JLG without concern about possible negative consequences that they might suffer personally during periods of uncertainty that accompany changes in control. The Compensation Committee also considered that if all officers received all single trigger and double trigger benefits, the total after-tax cost to JLG would be approximately 1.6% of the total consideration paid to shareholders in the Merger. Oshkosh has stated that it intends to retain most of JLG’s officers; accordingly, we expect the actual cost of change in control benefits as a percentage of the merger consideration to be lower.

The interests of directors and executive officers in the Merger reflecting the changes implemented by the Board in conjunction with its approval of the Merger Agreement and the Merger are summarized below.

Treatment of Common Stock, Performance Shares, Restricted Stock and Options.  As of October 18, 2006, our executive officers and directors owned an aggregate of 857,693 shares of our common stock. The aggregate consideration that would be received in the Merger in respect of these shares would be $24,015,404. As of October 18, 2006, our executive officers and directors also owned options to purchase an aggregate of 1,225,120 shares of our common stock. Upon consummation of the Merger, each option to purchase shares of our common stock will be cancelled and the holder of each such cancelled option will be entitled to $28.00 less the exercise price of such option. As of October 18, 2006, our executive officers and directors beneficially owned an aggregate of 753,200 restricted shares. Upon consummation of the Merger, all restrictions on the then-outstanding shares of restricted stock will lapse immediately prior to the effective time of the Merger and each holder of shares of restricted stock will be treated as a holder of shares of our common stock issued and outstanding as of immediately prior to the effective time of the Merger. As of October 18, 2006, our executive officers and directors beneficially owned an aggregate of 290,718 performance shares and deferred company stock units. Upon consummation of the Merger, all performance targets placed on then-outstanding performance shares will be deemed satisfied in full and all forfeiture provisions on such performance shares will lapse immediately prior to the effective time of the Merger. Each holder of performance shares and deferred company stock units will be treated as a holder of shares of our common stock issued and outstanding as of immediately prior to the effective time of the Merger. The aggregate consideration that would be received in the Merger in respect of these shares would be $53,082,790. As of October 18, 2006, the aggregate consideration that would be received in the Merger by each of our executive officers and directors with respect to their common stock, stock options, performance shares, deferred company stock units and restricted stock would be as follows:

	Previously Vested Equity				Equity Vesting Accelerated by Merger
	Vested and	Deferred
Name and	Owned	Company	Vested(1)		Unvested(1)	Restricted	Performance
Position	Shares	Stock Units	Options	Total	Options	Shares	Shares	Total
William M. Lasky	$12,442,472	$1,288,000	$11,829,972	$25,560,444	$2,931,559	$10,544,800	$3,007,200	$16,483,559
Chairman of the Board, President and Chief Executive Officer
James H. Woodward, Jr.	$4,332,720	$280,000	$2,151,085	$6,763,805	$1,024,161	$4,040,400	$1,136,800	$6,201,361
Executive Vice President and Chief Financial Officer

	Previously Vested Equity				Equity Vesting Accelerated by Merger
	Vested and	Deferred
Name and	Owned	Company	Vested(1)		Unvested(1)	Restricted	Performance
Position	Shares	Stock Units	Options	Total	Options	Shares	Shares	Total
Craig E. Paylor	$1,702,232	$0	$758,045	$2,460,277	$700,959	$2,282,000	$781,200	$3,764,159
Senior Vice President, Marketing
Peter L. Bonafede, Jr.	$1,768,284	$0	$395,903	$2,164,187	$460,816	$1,551,200	$422,800	$2,434,816
Senior Vice President, Manufacturing and Supply Chain Management
Thomas D. Singer	$406,896	$0	$463,347	$870,243	$691,886	$2,240,000	$772,800	$3,704,686
Senior Vice President, General Counsel and Secretary
Israel Celli	$946,624	$0	$254,395	$1,201,019	$468,604	$1,507,352	$520,800	$2,496,756
Senior Vice President, International Market Development and Sales
Philip H. Rehbein	$1,116,360	$0	$798,270	$1,914,630	$357,625	$1,218,000	$319,200	$1,894,825
Senior Vice President, Commercial Solutions Group
Wayne P. MacDonald	$2,985,360	$0	$2,041,741	$5,027,101	$339,440	$1,134,000	$313,600	$1,787,040
Senior Vice President, Engineering
Stephen Rabinowitz	$1,197,168	$0	$1,463,521	$2,660,689	$16,627	$61,600	$0	$78,227
Director
Thomas C. Wajnert	$750,232	$144,536	$0	$894,768	$16,627	$61,600	$0	$78,227
Director
James A. Mezera	$560,000	$306,768 (2)	$684,721	$1,551,489	$16,627	$0	$0	$16,627
Director
Raymond C. Stark	$301,168	$0	$61,681	$362,849	$16,627	$61,600	$0	$78,227
Director
David L. Pugh	$190,008	$0	$47,740	$237,748	$16,627	$61,600	$0	$78,227
Director
Roy V. Armes	$189,168	$0	$0	$189,168	$16,627	$61,600	$0	$78,227
Director
William K. Foster	$107,856	$0	$27,336	$135,192	$16,627	$61,600	$0	$78,227
Director
Thomas P. Capo	$67,200	$0	$27,336	$94,536	$16,627	$61,600	$0	$78,227
Director

(1)	All option amounts in this table have been calculated using the average weighted exercise price of $8.53 per share.

(2)	This figure includes 2,200 deferred company stock units, representing $61,600 in merger consideration, that have not yet vested.

Conditions for Severance Benefits.  In connection with the Merger, we have amended and restated our Executive Severance Plan and entered into participation agreements with all of our executive officers — Messrs. Lasky, Woodward, Paylor, Singer, Bonafede, MacDonald, Celli, and Rehbein. Under these arrangements, as a condition to the receipt of severance benefits, these individuals agreed not to be employed by, provide services to, in any way be connected, associated or have any interest in, or give advice or consultation to a competitive business, not to solicit our employees, and not to solicit our clients or customers for a twelve-month period measured from his date of termination, except that Mr. Lasky has agreed not to engage in these activities for two years following the date of termination.

Severance Payments in Connection with the Merger.  Our executive officers are entitled to receive lump sum cash payments in the event of an involuntary termination of employment without cause or a voluntary termination of employment for good reason within the six months prior or two years following the Merger, provided that each executes and delivers to the company a general release of claims against JLG.

Under the Executive Severance Plan, a participant’s employment with JLG is deemed to have terminated for “good reason” if the participant terminates his or her employment during the relevant period as a result of a triggering event. The relevant period for this purpose is the period beginning six months before the change in control and ending two years after the change in control, provided that no termination shall be for good reason if it occurs more than six months after a triggering event. The triggering events constituting good reason under the plan include a material demotion, the assignment of material duties that are inconsistent with the participant’s position, a material change in position representing a reduction in base salary or a significant reduction in the value of compensation arrangements, a material increase in responsibilities or duties without a commensurate increase in base salary, a requirement that the participant be based more than 50 miles from his or her principal office location on the date of the change in control, and a material increase in business travel. However, under the plan, a participant shall not have a triggering event if the participant’s duties, responsibilities, and titles remain the same but the participant is no longer performing those duties or responsibilities or holding that title for a company that is publicly-traded and is not a subsidiary, unit, or division of a separate public company. In addition to the events triggering good reason noted above, Mr. Lasky will be deemed to have been terminated for good reason if his employment is terminated for any reason within six months following the change in control.

Under the Executive Severance Plan, upon termination without cause or for good reason, within the time periods set forth above, Mr. Lasky will receive three times his annual compensation and the remaining executives listed will receive two times their annual compensation. For purposes of the lump sum severance payment, “annual compensation” will equal the sum of (a) the executive’s base salary for the twelve-month period ending immediately before his employment is terminated or a change in control (whichever is greater), and (b) the executive’s annual cash bonus for the fiscal year most recently completed before his employment is terminated or a change in control (whichever is greater). These executives will continue to receive medical and life insurance benefits for a specified period of time (either one or two years) following their termination of employment, the aggregate value of which is not expected to exceed $600,000, and they will also be reimbursed for any reasonable legal fees measured in connection with the Executive Severance Plan following a change in control. The aggregate cash severance benefits that would be received following a qualifying termination by each of our named executive officers estimated based on the applicable period preceding the date of the Merger Agreement would be as follows:

Name and Position	Payout Amount

William M. Lasky	$6,567,183
Chairman of the Board, President and Chief Executive Officer
James H. Woodward, Jr.	$1,859,280
Executive Vice President and Chief Financial Officer
Craig E. Paylor	$1,422,264
Senior Vice President, Marketing
Thomas D. Singer	$1,389,520
Senior Vice President, General Counsel and Secretary
Peter L. Bonafede, Jr.	$1,127,592
Senior Vice President, Manufacturing and Supply Chain Management
Wayne P. MacDonald	$862,648
Senior Vice President, Engineering
Israel Celli	$1,054,130
Senior Vice President, International Market Development and Sales
Philip H. Rehbein	$856,014
Senior Vice President, Commercial Solutions Group

Excise Tax Gross-Up.  Our executive officers may receive a full gross-up if they incur an excise tax relating to change in control payments, including both the 20% excise tax to which some of them were previously entitled, and also the income tax that the executives would owe on JLG’s payment of the excise tax (with certain exceptions for executives whose payments related to the Merger are below a certain threshold). Based on certain assumptions that will likely change prior to the payment of the excise tax amounts, JLG currently estimates that the value of the excise tax payments in the aggregate will not exceed $24 million. In addition, executive officers may be entitled to a gross-up payment for legal expenses incurred in connection with the Executive Severance Plan.

Retirement Plans.  Our executive officers participate in the Supplemental Executive Retirement Plan (the “SERP”). The SERP provides for enhanced benefits in the event of a change of control, as would be the case in the event that the Merger is consummated. Benefits under the SERP automatically vest at age 55 or upon a change in control. In the absence of a change in control, benefits under the SERP are reduced if they begin before age 62. In the event of a change of control such as the Merger, the age at which benefits are reduced is lowered to age 60, permitting participants to begin receiving SERP benefits without penalty at an earlier age. Participants hired after September 5, 2000 are also subject to a further benefit reduction if they do not work for JLG for at least 20 years. The SERP has been amended to provide that for participants who are at least age 50 on the date of the Merger, in the event of an involuntary termination without cause or a voluntary termination for good reason within two years following a change in control, (1) the age at which benefits are reduced is lowered to age 55 and (2) if the participant was hired after Sept. 5, 2000, he will receive a credit of an additional five years of service. Immediately prior to the effective date of the Merger, JLG must contribute to the JLG Industries, Inc. Executive Trust, subject to the consent of the trustee, an amount sufficient to fund 100% of the accrued benefits from under the SERP, assuming that each participating executive’s employment will be terminated under circumstances that would entitle them to the greater benefits under the SERP, as amended by the amended and restated Executive Severance Plan. Based on certain assumptions that could change prior to the effective time of the Merger, JLG currently estimates that the value of the accrued SERP payments will be as follows:

	Estimated Value of	Estimated Value of
	Benefits in the	Benefits in the Event
	Absence of a Change	of a Change in
Executive Officer	in Control	Control

William M. Lasky	$13,701,045	$16,265,818
Chairman of the Board, President and Chief Executive Officer
James H. Woodward, Jr.	$3,941,444	$6,726,126
Executive Vice President and Chief Financial Officer
Craig E. Paylor	$1,859,234	$3,081,228
Senior Vice President, Marketing
Thomas D. Singer	$1,520,361	$2,907,039
Senior Vice President, General Counsel and Secretary
Peter L. Bonafede, Jr.	$2,418,779	$3,668,579
Senior Vice President, Manufacturing and Supply Chain Management
Wayne P. MacDonald	$850,649	$1,635,070
Senior Vice President, Engineering
Israel Celli	$443,000	$1,706,270
Senior Vice President, International Market Development and Sales
Philip H. Rehbein	$1,189,707	$1,941,470
Senior Vice President, Commercial Solutions Group

Pro-rated Value of Annual Bonus.  In addition, our executive officers are entitled to receive a pro-rated portion of their annual bonus under the Management Incentive Plan for the fiscal year of their termination in the event of an involuntary termination of employment without cause or a voluntary termination of employment for good reason within two years following a change in control. The pro-rated annual bonus amount will be determined based on the greater of (a) the bonus the executive would have received for the fiscal year if all target objectives had been received for the fiscal year or (b) the bonus the executive would have received if the ratio of actual performance achieved as of the date the executive terminates employment compared to target performance as of that date had been sustained for the remainder of the fiscal year, assuming in each case that the executive has satisfied all conditions to payment and that JLG has not exercised any negative discretion with respect to payments under the Management Incentive Plan. The estimated aggregate pro-rated value of the bonus for the 2007 fiscal year that would be received by each of our executive officers if their employment is terminated involuntarily without cause or voluntarily for good reason as of December 1, 2006 would be as follows:

Name and Position	Payout Amount

William M. Lasky	$267,360
Chairman of the Board, President and Chief Executive Officer
James H. Woodward, Jr.	$93,409
Executive Vice President and Chief Financial Officer
Craig E. Paylor	$65,804
Senior Vice President, Marketing
Thomas D. Singer	$64,334
Senior Vice President, General Counsel and Secretary
Peter L. Bonafede, Jr.	$45,869
Senior Vice President, Manufacturing and Supply Chain Management
Wayne P. MacDonald	$35,342
Senior Vice President, Engineering
Israel Celli	$42,276
Senior Vice President, International Market Development and Sales
Philip H. Rehbein	$34,590
Senior Vice President, Commercial Solutions Group

Indemnification and Insurance.  The Merger Agreement provides for continuation by Oshkosh of director and officer indemnification and insurance. For a description of these provisions, see “The Merger Agreement- Indemnification of Directors and Officers.”

Amendments to JLG’s Rights Agreement

On October 16, 2006, JLG and American Stock Transfer and Trust Company entered into the First Amendment to the Rights Agreement dated as of May 24, 2000, by and between JLG and American Stock Transfer and Trust Company as rights agent (the “Rights Agreement”). The First Amendment renders the Rights Agreement inapplicable to:

•	the approval, execution or delivery of the Merger Agreement;

•	the announcement of the Merger;

•	the consummation of the Merger and the other transactions contemplated by the Merger Agreement; or

•	the acquisition by Oshkosh of common stock pursuant to the Merger or the Merger Agreement.

In addition, the First Amendment provides for the termination of the Rights Agreement upon the earliest of the expiration date set forth in the Rights Agreement, redemption of the rights issued pursuant to the Rights Agreement or immediately prior to the effective date of the Merger.

Regulatory Matters

Oshkosh and JLG must comply with certain regulatory requirements before the Merger is consummated. JLG and Oshkosh are not aware of any other material governmental consents or approvals that are required prior to the parties’ consummation of the Merger other than those described below. It is presently contemplated that, if such additional governmental consents and approvals are required, such consents and approvals will be sought. There can be no assurance, however, that any such additional consents or approvals will be obtained.

The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder require that JLG and Oshkosh file notification and report forms with respect to the Merger and the transactions contemplated by the Merger Agreement with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission, or FTC. JLG and Oshkosh filed the necessary forms with the Antitrust Division and the FTC on October 20, 2006. The associated initial 30-day waiting period will expire on November 20, 2006, unless a request is made for additional information or documentary material or the waiting period is terminated earlier. If either the FTC or the Antitrust Division makes a request for additional information or documentary materials, the waiting period will expire 30 days after substantial compliance with the request.

The FTC, the Antitrust Division or others could take action under the antitrust laws with respect to the Merger, including seeking to enjoin the completion of the Merger, seeking the divestiture by Oshkosh of all or part of JLG’s shares or assets, or of other businesses conducted by Oshkosh or its affiliates, or seeking to subject JLG, Oshkosh, or their affiliates to operating conditions, before or after we complete the Merger. We cannot assure you that an antitrust challenge to the Merger will not be made and, if such a challenge is made, we cannot predict the result.

Financing of the Merger

Based on the cash purchase price of $28.00 per share, Oshkosh will pay JLG shareholders and holders of JLG restricted stock, performance shares, deferred company stock units and options to purchase JLG common stock, approximately $3.1 billion in the aggregate. Oshkosh has informed us that the total amount of funds it will need to complete the Merger and related transactions, including the repayment of our existing indebtedness and payment of fees and expenses related to the Merger and the financing, will be approximately $3.2 billion. Oshkosh expects this amount to be provided principally through the proceeds of committed senior credit facilities in an aggregate principal amount of $3.5 billion and through available cash. We refer to Oshkosh’s committed senior credit facilities as the “acquisition facility.” Approximately $3.2 billion of the acquisition facility will be made available to finance the Merger, including related fees and expenses.

Oshkosh is party to a commitment letter with Bank of America, N.A. (“Bank of America”), JPMorgan Chase Bank, N.A. (“JPMorgan”), Banc of America Securities LLC (“BAS”) and J.P. Morgan Securities Inc. (“JPMSI”) to provide the acquisition facility. In this proxy statement, we refer to BAS and JPMSI as the “arrangers” and Bank of America and JP Morgan as the “lead banks.”

The Merger is not conditioned upon Oshkosh obtaining the financing described in the commitment letter or any other financing.

Under the commitment letter, each of the lead banks has committed to provide 50% of the principal amount of the acquisition facility. The commitment letter contemplates that the arrangers will form a syndicate to provide such financing, but the lead banks are severally committed to provide the financing, if a syndicate is not formed, or to provide any portion of the financing that members of the syndicate, if one is formed, have not committed to provide.

The lead banks’ respective commitments to provide their respective portions of the acquisition facility are subject to a number of conditions precedent, including:

•	the negotiation, execution and delivery of definitive loan documentation (including, without limitation, satisfactory legal opinions and other customary closing documents) for the acquisition facility;

•	confirmation from Oshkosh that no amendment, waiver or modification has been made to the Merger Agreement or any related document (collectively the “Merger Documents”) unless consented to by the arrangers and lead banks (such consents not to be unreasonably withheld or delayed and not to be required for (i) any amendment or modification to correct an ambiguity or (ii) any amendment, waiver or modification that could not be expected to adversely affect in any material respect the interests of any arranger, lead bank or lender under or in respect of the acquisition facility);

•	the Merger shall have been, or concurrently with the closing shall be, consummated in all material respects, in accordance with the terms of the Merger Documents and in compliance in all material respects with applicable law and regulatory approvals;

•	the absence of any action, suit, investigation or proceeding threatened in writing or pending in any court or before any arbitrator or governmental authority that (a) relates to the acquisition facility and (b) has a reasonable possibility of being determined in a manner that would (i) prohibit the closing of the acquisition facility or (ii) adversely affect in any material respect the interests of any arranger, any lead bank or any lender under or in respect of the acquisition facility;

•	the absence of any law that would prohibit the Merger;

•	the absence of any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Merger or the Merger Agreement that (A) restrains or prohibits Oshkosh’s or the Merger Sub’s ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or a material portion of their or JLG’s and JLG’s subsidiaries’ businesses or assets, or compels Oshkosh or the Merger Sub or their respective subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of JLG or Oshkosh and their respective subsidiaries, (B) restrains or prohibits the consummation of the Merger or the performance of any of the other transactions contemplated by the Merger Agreement or (C) imposes limitations on the ability of the Merger Sub or Oshkosh to acquire or hold, or exercise full rights of ownership of the Shares (as defined in the Merger Agreement);

•	certain representations and warranties set forth in the Merger Agreement shall be true and correct;

•	all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the antitrust or competition laws of applicable European Union jurisdictions relating to the Merger shall have expired or been terminated and all material consents, approvals and authorizations required to be obtained or notices required to be given prior to the consummation of the Merger by the parties hereto from the applicable governmental agencies to consummate the Merger shall have been made, obtained or given, as the case may be;

•	all outstanding commitments under Oshkosh’s existing credit facility agented by Bank of America shall have been terminated, and all outstanding amounts owing by Oshkosh and its subsidiaries thereunder shall have been paid in full (it being understood that any outstanding letters of credit under the existing credit facility shall become letters of credit under the acquisition facility);

•	the arrangers and the lead banks shall be satisfied that, concurrently with the Merger, all outstanding commitments under JLG’s existing secured credit facility shall have been terminated, all outstanding amounts owing by JLG and its subsidiaries thereunder shall have been paid in full (it being understood that any outstanding letters of credit shall be backstopped by letters of credit under the acquisition facility) and all security interests on property of JLG and its subsidiaries securing the obligations thereunder shall have been released;

•	the arrangers and the lead banks shall be satisfied that (a) JLG’s outstanding senior notes and senior subordinated notes will be redeemed or repurchased in full or (b) the covenants thereunder will be defeased to the reasonable satisfaction of the arrangers and the lead banks (or that provisions shall have been made to so redeem, repurchase or defease) on or promptly following the closing date;

•	the arrangers and the lead banks shall be satisfied that the following shall have occurred (or, in the case of JLG and its subsidiaries, shall occur concurrently with the Merger), in each case except to the extent the arrangers and the lead banks consent to post-closing delivery (such consent not to be unreasonably withheld or delayed): completion of all filings and searches necessary or desirable to perfect and confirm the priority of the security interests securing the acquisition facility, payment of all related filing fees and taxes and the use of commercially reasonable efforts to obtain all landlord waivers and collateral access letters with respect to material properties requested by the arrangers and the lead banks;

•	the arrangers and the lead banks shall be satisfied that all credit extended by the lenders under the acquisition facility shall be in full compliance with the Federal Reserve’s margin regulations;

•	the arrangers and the lead banks shall have received payment of all fees required to be paid, and all expenses required to be reimbursed for which invoices have been presented, on or before the closing date; and

•	Oshkosh shall have received a corporate family rating, and the acquisition facility shall have received a debt rating, in each case from each of Moody’s Investor Service Inc. and Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

The commitment letter and the commitments of the arrangers and lead banks thereunder will expire on February 28, 2007 if the closing of the Merger shall not have occurred.

Material U.S. Federal Income Tax Consequences

This section contains a summary of the material U.S. federal income tax consequences of the Merger to holders of our common stock. This summary is based on (1) the Internal Revenue Code of 1986, as amended, which is referred to as the “Code” in this proxy statement, (2) regulations promulgated under the Code, (3) administrative rulings by the Internal Revenue Service and (4) court decisions, all as in effect on the date of this proxy statement. All of these authorities are subject to change, possibly with retroactive effect so as to result in tax consequences different from those described below. This summary does not address all of the U.S. federal income tax consequences that may be applicable to a particular shareholder. In addition, this summary does not address the U.S. federal income tax consequences of the Merger to shareholders who are subject to special treatment under U.S. federal income tax law, including, for example, banks and other financial institutions, insurance companies, cooperatives, tax-exempt investors, dealers in securities, holders who hold their common stock as part of a hedge, straddle or conversion transaction, holders who acquired common stock through the exercise of employee stock options or other compensatory arrangements, holders who are subject to the alternative minimum tax provisions of the Code, and holders who do not hold their shares of our common stock as “capital assets” within the meaning of Section 1221 of the Code. This summary does not address any tax consequences of the Merger under state, local or foreign tax laws and does not address any U.S. federal tax consequences other than income tax consequences.

This summary is not intended as a substitute for individual tax advice. Each shareholder should consult the shareholder’s individual tax advisors about the particular tax consequences of the Merger to that shareholder, including the application and effect of any state, local, foreign or other tax laws and the possible effect of changes to such laws.

This summary only applies to a shareholder who is a U.S. holder. A U.S. holder is a beneficial owner of shares of our common stock who is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized under the laws of the United States or any political subdivision of the United States;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; and

•	a trust (1) if a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all the trust’s substantial decisions or (2) that has made an election to be treated as a United States person.

If a partnership or other pass-through entity holds shares of our common stock, then the tax treatment of a partner or owner of the entity will generally depend on the status of the partner or owner and the activities of the partnership or pass-through entity. Accordingly, we urge partnerships and other pass-through entities that hold shares of our common stock and partners or owners in such partnerships or pass-through entities to consult their tax advisors about the particular tax consequences of the Merger to those shareholders.

Exchange of Common Stock for Cash.  A shareholder of JLG who receives cash in the Merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in our common stock surrendered. Any such gain or loss will be capital gain or loss if our common stock is held as a capital asset at the effective time of the Merger. Any capital gain or loss will be taxed as long-term capital gain or loss if the holder has held our common stock for more than one year prior to the effective time of the Merger. If the holder has held our common stock for one year or less prior to the effective time of the Merger, any capital gain or loss will be taxed as short-term capital gain or loss. Currently, long-term capital gain for non-corporate taxpayers is taxed at a maximum federal tax rate of 15%. The deductibility of capital losses is subject to certain limitations.

Information Reporting and Backup Withholding.  In general, JLG will be required to report information to the Internal Revenue Service with respect to the cash paid to a shareholder in the Merger. Under the U.S. federal backup withholding tax rules, unless an exemption applies, the paying agent will be required to withhold, and will withhold, 28% of all cash payments to which a holder of our common stock is entitled pursuant to the Merger Agreement unless the holder provides a tax identification number (social security number in the case of an individual or employer identification number in the case of other holders), certifies that such number is correct, certifies that no backup withholding is otherwise required, and otherwise complies with the backup withholding rules. Each shareholder should complete and sign the Substitute Form W-9 included as part of the letter of transmittal to be returned to the paying agent in order to provide the information and certifications necessary to avoid backup withholding, unless an exemption applies and is satisfied in a manner satisfactory to the paying agent. Backup withholding is not an additional tax; any amounts that we are required to withhold may be credited against the U.S. federal income tax liability of the shareholder subject to backup withholding. If backup withholding results in an overpayment of U.S. federal income taxes, a refund or credit may be obtained from the Internal Revenue Service if you provide required information in a timely manner.

Dissenters’ Rights

The shareholders of a Pennsylvania corporation generally have the right to dissent and obtain payment of the fair value of their shares in connection with certain transactions, including mergers, unless the shares are listed on a national securities exchange, designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held by more than 2,000 persons. We are listed on the New York Stock Exchange, which is a “national securities exchange” within the meaning of Pennsylvania law. As a result, you do not have the right to exercise dissenters’ rights. If the Merger Agreement is adopted and the Merger is completed, shareholders who voted against the adoption of the Merger Agreement will be treated the same as stockholders who voted for the adoption of the Merger Agreement and their shares will automatically be converted into the right to receive the merger consideration.

MATERIAL PROVISIONS OF THE MERGER AGREEMENT

The following is a summary of the material provisions of the Merger Agreement. The following description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Appendix A to this proxy statement and is incorporated herein by reference. For a complete understanding of the Merger Agreement, you are encouraged to read the full text of the Merger Agreement attached to this proxy statement.

The Merger

At the effective time of the Merger, upon the terms and subject to the conditions of the Merger Agreement and Pennsylvania law, Merger Sub will be merged with and into JLG, the separate corporate existence of Merger Sub will cease and JLG will continue as the surviving corporation and will be wholly owned by Oshkosh. At the effective time of the Merger, each outstanding share of JLG common stock (other than shares of JLG common stock that are owned by JLG, any JLG subsidiary, Oshkosh, Merger Sub, or any wholly-owned subsidiary of Oshkosh) will, by virtue of the Merger and without any action by its holder, be cancelled, retired and will cease to exist and will be converted automatically into the right to receive the merger consideration. The closing of the Merger will take place on the second business day after satisfaction or waiver of all of the closing conditions, provided that if such closing would occur prior to December 6, 2006, Oshkosh is entitled to elect to defer the closing to December 6, 2006.

Merger Consideration

Each holder of our common stock will receive $28.00 per share without interest (the “Merger Consideration”), subject to any required withholding of taxes.

Shareholder Approval

The Merger is subject to the affirmative vote of a majority of the votes cast by all shareholders entitled to vote at the special meeting. The Merger Agreement requires that we, with Oshkosh’s cooperation, prepare and file a proxy statement with the SEC prior to the shareholder meeting. The Merger Agreement contemplates that the Board will have approved the Merger and recommended that JLG’s shareholders vote in favor of the Merger and related transactions. As discussed in greater detail below, the Board may withdraw or modify such recommendation if it has determined in good faith (after receiving the advice of its financial advisor and outside legal counsel) that it is required to do so in order to comply with applicable law, including its fiduciary duties. In the event the Board makes such a change in recommendation, Oshkosh will have the right to terminate the Merger Agreement and recover a termination fee, all of which is described below.

Conditions to the Merger

In addition to the required approval of our shareholders, the conditions to the Merger include the following:

1. Clearance under applicable antitrust laws.

2. No law prohibits consummation of the Merger.

3. Accuracy as of the closing date of each party’s representations and warranties, except where failure to be so true and correct would not have a material adverse effect (other than, with respect to JLG, representations and warranties relating to capitalization, authorization and validity of the Merger Agreement, board approvals and required shareholder vote, which shall be true and correct in all material respects, and, with respect to Oshkosh and Merger Sub, representations and warranties relating to authorization, which shall be true and correct in all material respects).

4. Performance by each party of its agreements and covenants under the Merger Agreement in all material respects.

5. With respect to Oshkosh and Merger Sub, there is no law, rule or injunction deemed applicable to the Merger which (i) restrains or prohibits Oshkosh’s or Merger Sub’s ownership or operation of a material portion of their or JLG and its subsidiaries’ business or assets or compels Oshkosh or Merger Sub to dispose of any material portion of the business or assets of JLG or Oshkosh and their respective subsidiaries, (ii) restrains or prohibits the consummation of the Merger or the performance of any of the other transactions contemplated by the Merger Agreement or (iii) imposes limitations on the ability of Oshkosh or Merger Sub to acquire full rights of ownership to the shares of JLG common stock.

“Material adverse effect” with respect to JLG means any change, event, violation, inaccuracy, circumstance, effect or development that (i) is materially adverse in relation to the financial condition, properties, assets, liabilities, business, operations or results of operations of JLG and its subsidiaries, taken as a whole, or (ii) materially impedes or delays the consummation of the transactions contemplated by the Merger Agreement; provided, however, that any adverse change, event, violation, inaccuracy, circumstance or effect arising from or related to: (A) conditions affecting the industries in which JLG and its subsidiaries do business (provided, in each such case, that such conditions do not affect JLG and its subsidiaries, taken as a whole, disproportionately, taking into account the position in their industries of JLG and its subsidiaries as compared to JLG’s and its subsidiaries’ competitors); (B) national or international political, economic or social conditions, including the engagement by the United States in hostilities or resulting from acts of terrorism or war; or (C) the public announcement of the transactions contemplated by the Merger Agreement or the identity of Oshkosh, will not be taken into account in determining whether a material adverse effect has occurred or would reasonably be expected to occur.

No Solicitation Provision

The Merger Agreement contains provisions prohibiting each of JLG and its subsidiaries, as well as their respective officers, directors, investment bankers, attorneys or other advisors or representatives, from directly or indirectly

1. initiating, soliciting, encouraging (including by way of furnishing information or assistance), knowingly inducing or taking any action to facilitate the making of any inquiry, offer or proposal which constitutes or is reasonably likely to lead to any acquisition proposal (described below),

2. entering into or participating in any discussions or negotiations, furnishing information or access to information or otherwise cooperating in any way with, or knowingly assisting, participating in, facilitating or encouraging any efforts by any person that is seeking to make, or has made, an acquisition proposal,

3. failing to make, withdrawing or modifying the Board recommendation,

4. recommending, adopting, or approving or publicly proposing to recommend, adopt or approve an acquisition proposal,

5. granting any waiver or release under any standstill or similar agreements with respect to any class of equity securities of JLG or any of its subsidiaries,

6. entering into any understanding, letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement or document contemplating or relating to any acquisition proposal, or

7. taking any action to make the provisions of the Rights Agreement or any anti-takeover statute or regulation or any restrictive provision of any applicable anti-takeover provision in JLG’s articles of incorporation or bylaws inapplicable to any acquisition proposal.

However, prior to the adoption of the Merger Agreement by its shareholders, JLG may furnish information concerning its business, properties or assets to any party pursuant to a confidentiality and standstill agreement with terms no less favorable to JLG than those contained in the confidentiality agreement between Oshkosh and JLG and may negotiate and participate in discussions and negotiations with such party concerning an acquisition proposal if such acquisition proposal is a superior proposal. JLG must notify Oshkosh within twenty-four hours of receipt of a superior proposal, which notice shall include the name of the person making such superior proposal and copies of all correspondence and written materials provided to JLG or any of its subsidiaries or representatives that describes any terms and conditions of any superior proposal (and any subsequent changes to such terms and conditions) and summaries of any oral communications addressing such matters, and prior to providing any such party with any material non-public information. JLG is required to promptly provide to Oshkosh any material non-public information regarding JLG or any of its subsidiaries provided to any other party which was not previously provided to Oshkosh, such additional information to be provided no later than the date of provision of such information to such other party.

The Board may not (i) withdraw or modify its recommendation or (ii) enter into any agreement with respect to any acquisition proposal. However, prior to the adoption of the Merger Agreement by JLG shareholders, the Board may make an adverse recommendation change at any time after the fourth business day following JLG’s delivery to Oshkosh of written notice advising Oshkosh that the Board has determined in good faith (after receiving the advice of its financial advisor and outside legal counsel) that it is required to make such adverse recommendation change in order to comply with applicable law, including its fiduciary duties. Prior to the adoption of the Merger Agreement by JLG shareholders, the Board may enter into an agreement with respect to a superior proposal at any time after the fourth business day following JLG’s delivery to Oshkosh of written notice advising Oshkosh that the Board has received a superior proposal and is otherwise in compliance with the notice requirements of the Merger Agreement and provided that JLG has complied with the terms described in the following paragraph.

JLG may terminate the Merger Agreement and enter into an acquisition agreement, provided that (i) JLG provides Oshkosh with written notice of its intention to terminate identifying the superior proposal then determined to be more favorable and the parties thereto and delivering to Oshkosh a copy of the acquisition agreement for such superior proposal in the form to be entered into, (ii) within a period of four full business days following such notice, Oshkosh has not proposed adjustments in the terms and conditions of the Merger Agreement that, after causing its legal and financial advisors to negotiate with Oshkosh in good faith such proposed adjustments in the terms and conditions of the Merger Agreement, the Board determines in its good faith judgment after consulting with its financial advisors are as favorable as the superior proposal and (iii) at least four full business days after JLG has provided the notice referred to in clause (i) above, JLG delivers a termination notice and pays Oshkosh the termination fee (as discussed below).

The Merger Agreement does not prohibit JLG or the Board from (i) taking and disclosing to its shareholders a position with respect to a tender or exchange offer by a third party pursuant to Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or (ii) from making any disclosure to its shareholders if, in each case, the Board has determined in good faith (after receiving the advice of its financial advisor and outside legal counsel) that it is required to do so in order to comply with applicable law, including its fiduciary duties.

An “acquisition proposal” is defined as any bona fide proposal made by any person (other than Oshkosh, Merger Sub or any affiliate or agent thereof) relating to any direct or indirect acquisition or purchase of at least a 15% portion of the consolidated assets of JLG and its subsidiaries or of over 15% of any class of equity securities of JLG or any subsidiary, (ii) any tender offer or exchange offer involving any class of equity securities of JLG or any subsidiary that, if consummated, would result in any person (other than Oshkosh, Merger Sub or any affiliate thereof) beneficially owning over 15% of any class of equity securities of JLG or any subsidiary, (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving JLG or any subsidiary or (iv) any other transaction similar to any of the foregoing with respect to JLG or any subsidiary, in each case other than any transactions to be effected pursuant to the Merger Agreement.

A “superior proposal” is defined as (a) an acquisition proposal from a person that provides for a transaction as a result of which JLG’s shareholders cease to own at least 80% of the voting securities of the ultimate parent entity resulting from such transaction; and (b) such person has on an unsolicited basis and in the absence of a violation by JLG or its representatives of the no solicitation provisions submitted a bona fide, fully financed, written proposal to JLG relating to any such transaction which the Board determines in good faith, after receiving advice from a nationally recognized investment banking firm, involves a transaction that is more favorable to JLG’s shareholders from a financial point of view than the Merger and otherwise represents a superior transaction to the Merger or, if applicable, any proposal by Oshkosh to amend the terms of the Merger Agreement taking into account all the terms and conditions of such proposal and the Merger Agreement (including the expected timing and likelihood of consummation, taking into account any governmental, regulatory and other approval requirements) and which is not conditioned upon obtaining financing.

The Merger Agreement provides that JLG will promptly, and in any event within twenty-four hours following receipt of a superior proposal (or an acquisition proposal that could reasonably be expected to lead to a superior proposal) and prior to providing any such party with any material non-public information, notify Oshkosh of the receipt of such proposal. JLG must promptly provide to Oshkosh any material non-public information regarding JLG or any subsidiary provided to any other party which was not previously provided to Oshkosh, such additional information to be provided no later than the date of provision of such information to such other party.

Termination Provisions

Either party may terminate the Merger Agreement if:

1. both parties mutually agree in writing;

2. any law makes the consummation of the Merger illegal or otherwise prohibits or enjoins JLG or Oshkosh from consummating the Merger and such enjoinment shall have become final and non-appealable;

3. the Merger has not been consummated on or before February 28, 2007, provided that this termination right is not exercisable by a party whose breach of the Merger Agreement is the cause of, or results in, the failure of the Merger to be consummated by such date; or

4. the approval of JLG’s shareholders is not obtained at the special meeting (including any adjournment or postponement thereof).

In addition, Oshkosh may terminate the Merger Agreement if (i) JLG breaches any of its non-solicitation obligations, (ii) JLG breaches any representation, warranty, covenant or other agreement in a manner that would cause the applicable closing condition not to be satisfied and that cannot be cured within 20 days, (iii) the Board has modified or withdrawn its recommendation or (iv) the Board has failed to publicly confirm the Board’s recommendation within five business days of a written request by Oshkosh that it do so following an acquisition proposal. JLG may terminate the Merger Agreement (i) if Oshkosh or Merger Sub breach any representation, warranty, covenant or other agreement in a manner that would cause the applicable closing condition not to be satisfied and that cannot be cured within 20 days or (ii) in order to enter into an acquisition agreement with respect to a superior proposal in compliance with the no solicitation provisions described above.

Termination Fee

The Merger Agreement contemplates that a termination fee of $100,000,000 will be payable by JLG to Oshkosh if the Merger Agreement is terminated under any of the circumstances listed below.

1. The Merger Agreement is terminated by Oshkosh, because the Board has modified or withdrawn its recommendation or because the Board has failed to publicly confirm the Board’s recommendation within five business days of a written request by Oshkosh that it do so following an acquisition proposal having been made.

2. The Merger Agreement is terminated by JLG and JLG enters into an acquisition agreement with a third party.

3. Each of the following occurs: (i) the Merger Agreement is terminated (A) by either party if the Merger has not been consummated on or before February 28, 2007 (provided that this right to terminate is not available to any party whose breach is the cause of such failure to consummate), or (B) by Oshkosh if JLG has breached any representation, warranty, covenant or other agreement in a manner that would cause the applicable closing condition not to be satisfied and that cannot be cured within 20 days, (ii) prior to such termination of the Merger Agreement, a person made an acquisition proposal or expressed any interest publicly (or such interest becomes publicly known) or to JLG with respect to the making of an acquisition proposal and (iii) within twelve months after any such termination either (A) JLG enters into a definitive agreement with respect to any acquisition proposal or (B) any acquisition proposal is consummated (provided that, for purposes of this provision, references to 15% in the definition of “acquisition proposal” are replaced with a reference to 35%).

4. Each of the following occurs: (i) the Merger Agreement is terminated by either party if the approval of JLG shareholders is not obtained, (ii) prior to such termination of the Merger Agreement, a person made an acquisition proposal or expressed any interest publicly (or such interest becomes publicly known) with respect to the making of an acquisition proposal and (iii) within twelve months after any such termination either (A) JLG enters into a definitive agreement with respect to any acquisition proposal or (B) any acquisition proposal is consummated (provided that, for purposes of this provision, references to 15% in the definition of “acquisition proposal” are replaced with a reference to 35%).

Representations and Warranties; Operating Covenants

In the Merger Agreement JLG makes customary representations and warranties for a public company in the manufacturing industry. The representations and warranties made by JLG concern organization, subsidiaries, capitalization, authorization, board approvals, required vote, consents and approvals, SEC filings, financial statements, absence of certain changes, undisclosed liabilities, litigation, benefit plans, taxes, material contracts, real and personal property, intellectual property, labor matters, compliance with laws, condition of assets, customers and suppliers, environmental matters, insurance, business practices, proxy statement, opinion of financial advisor, brokers, state takeover statutes and the Rights Agreement.

The closing conditions in respect of most of the representations and warranties made by JLG are qualified by a “material adverse effect” standard. In the Merger Agreement Oshkosh and Merger Sub make customary representations and warranties for a transaction in which the consideration to be paid is all cash, including representations regarding the availability of funds at closing.

The Merger Agreement also contains covenants by JLG relating to the operation of its business in the ordinary course during the period from the execution of the Merger Agreement to the completion of the Merger. In addition, JLG is subject to customary operating covenants and restrictions including restrictions relating to issuance of stock, indebtedness, employee compensation and benefits, retirement plans, material contracts, changes to accounting methods, satisfaction of claims, settlement of claims, liquidation, agreements with officers and directors and capital expenditures.

Obligations to Cause Merger to Occur

The Merger Agreement requires each party to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement as promptly as practicable.

Hart-Scott-Rodino (HSR) and other Antitrust Approvals

The Merger Agreement requires the parties to make a filing relating to the Merger and related transactions with the Federal Trade Commission, the Department of Justice and any applicable foreign governments pursuant to the HSR Act and other antitrust laws as promptly as practicable (and in any event within five business days after execution of the Merger Agreement). In furtherance of this obligation, the Merger Agreement requires each of JLG, Oshkosh and Merger Sub to use its respective reasonable best efforts to respond promptly to any requests for additional information made by either the FTC, the DOJ and any applicable foreign governments and to cause the waiting periods under the HSR Act and the antitrust or competition laws of applicable European Union or other jurisdictions to terminate or expire at the earliest possible date after the date of filing. The parties will be submitting a notification to the Brazilian merger control authorities, but there is no mandatory waiting period under Brazilian law, and the parties are free to close the Merger prior to any action by the Brazilian authorities.

Company Notes

No later than the fifth business day after the mailing of the proxy statement, either Oshkosh or JLG will (at the election of Oshkosh) commence offers to purchase and related consent solicitations to eliminate or modify covenants and provisions in the indentures relating to JLG’s notes due 2008 and 2012 on terms and conditions determined by Oshkosh and reasonably satisfactory to JLG. The Merger Agreement provides that JLG shall use reasonable commercial efforts to cause the applicable indenture trustee to execute a supplemental indenture, which will implement the proposed amendments set forth in the debt offer documents. If the conditions to this offer to purchase and consent solicitation are satisfied or waived, then substantially concurrent with, but not until after, the effective time of the Merger, Oshkosh shall cause the surviving corporation to accept for payment (and Oshkosh shall provide the surviving corporation with all funds necessary to pay for) the notes that have been properly tendered and not withdrawn pursuant to the debt offers and in accordance with the debt offer documents. Oshkosh is responsible for fees and expenses of any dealer manager, information agent, depositary or other agent retained in connection with the debt offers, whether or not the debt offers are completed. The Merger is not conditioned on the consummation of the debt offer or consent solicitation.

Company Options, Restricted Stock, Performance Shares and Deferred Company Stock Units

As of the effective time, JLG will terminate its 2005 Long Term Incentive Plan, 2003 Long Term Incentive Plan, Amended and Restated Stock Incentive Plan and Director’s Stock Incentive Plan and any successor plans and cancel each option that is outstanding and unexercised. In exchange for cancellation, each holder of an option that is outstanding and unexercised (whether or not vested) will be entitled to receive from the surviving corporation an amount in cash equal to the excess, if any, of (a) the merger consideration over (b) the per share exercise price of such option, multiplied by the number of shares subject to such option as of the effective time of the Merger.

Immediately prior to the effective time, all restrictions on the then-outstanding shares of restricted stock will lapse and each holder of shares of restricted stock will be treated as a holder of shares of our common stock issued and outstanding as of immediately prior to the effective time of the Merger. Similarly, all performance targets placed on then-outstanding performance shares and deferred company stock units will be deemed satisfied in full and all forfeiture provisions on such performance shares and deferred company stock units will lapse immediately prior to the effective time and each holder of performance shares and deferred company stock units will be treated as a holder of shares of our common stock issued and outstanding at that time.

Employee Benefit Matters

In the Merger Agreement, Oshkosh agrees that, during the period commencing at the effective time and ending on the first anniversary thereof, or, if sooner, upon the applicable JLG employee’s termination of employment, each employee of JLG or any subsidiary who remains an employee of the surviving corporation will be provided with employee benefits in the aggregate comparable to, at Oshkosh’s election, either (i) benefits provided to similarly situated employees of Oshkosh or its subsidiaries or (ii) benefits provided by JLG and any subsidiary under certain JLG benefit plans but excluding certain specified plans and benefits. Employees covered by a collective bargaining agreement are not covered by this provision.

No provision of the Merger Agreement limits the ability or right of Oshkosh or its subsidiaries or JLG or its subsidiaries to terminate the employment of any of their respective employees on or after the effective time (subject to applicable law). Nor does any provision of the Merger Agreement limit the ability or right of Oshkosh or its subsidiaries, JLG or its subsidiaries or the surviving corporation on or after the effective time to modify, amend, suspend or terminate any employee benefit plan or arrangement. During the period prior to the effective time, JLG may not make any written or other formal communication to its employees relating to compensation or benefits following consummation of the Merger without the prior approval of Oshkosh.

For purposes of all employee benefit plans, programs and arrangements maintained by or contributed to by Oshkosh and its subsidiaries, Oshkosh will cause (without duplication) each such plan, program or arrangement to treat the prior service with JLG and its affiliates of each company employee as service rendered to Oshkosh or its subsidiaries, as the case may be, for purposes of eligibility to participate in and vesting thereunder (but not for any other purpose, including benefit accrual or determination of level of benefits). Company employees will also be given credit for any deductible or co-payment amounts paid in respect of the plan year in which the closing occurs, to the extent that, following the closing, they participate in any other plan for which deductibles or co-payments are required. Oshkosh will also waive any preexisting condition or waiting period limitation to the extent such condition or limitation was waived or satisfied, as the case may be, immediately prior to the closing, and recognize any accrued but unused vacation time.

Indemnification of Directors and Officers

In the Merger Agreement, Oshkosh and Merger Sub agree that all rights to indemnification now existing in favor of each person who is now, or has been at any time prior to the date hereof or who becomes prior to the effective time an officer or director of JLG or any subsidiary or an employee of JLG or any subsidiary or who acts as a fiduciary under any of the benefit plans as provided in JLG’s or the applicable subsidiary’s articles of incorporation or bylaws, from and after the effective time, Oshkosh and the surviving corporation will be jointly and severally liable to pay and perform in a timely manner such indemnification obligations. For six years after the effective time, Oshkosh and the surviving corporation will indemnify each indemnified party against all losses arising out of actions or omissions (other than actions or omissions deemed to constitute self-dealing, willful misconduct or recklessness) occurring at or prior to the effective time, and will reimburse each indemnified party for any legal or other expenses reasonably incurred in good faith in connection with investigating or defending any such losses as such expenses are incurred.

Oshkosh and the surviving corporation will use their reasonable best efforts to maintain JLG’s existing officers’ and directors’ liability insurance or substantially equivalent coverage for a period of not less than six years after the effective time of the Merger; provided that neither Oshkosh or the surviving corporation will be required to pay annual premiums for insurance in excess of 200% of the current annual premiums paid by JLG.

Amendment

The Merger Agreement may be amended by the parties at any time before or after the approval of the Merger Agreement by JLG shareholders. After such approval, however, the parties may not make any amendment that by law requires further approval of the shareholders without the approval of such shareholders.

THE COMPANIES

JLG Industries, Inc.

JLG is the world’s leading producer of access equipment (aerial work platforms and telehandlers). JLG’s diverse product portfolio encompasses leading brands such as JLG® aerial work platforms; JLG, SkyTrak®, Lull® and Gradall® telehandlers; and an array of complementary accessories that increase the versatility and efficiency of these products for end users. JLG markets its products and services through a multi-channel approach that includes a highly trained sales force and utilizes a broad range of marketing techniques, integrated supply programs and a network of distributors in the industrial, commercial, institutional and construction markets. In addition, JLG offers world-class after-sales service and support for its customers. JLG’s manufacturing facilities are located in the United States, Belgium, and France, with sales and service operations on six continents.

JLG’s headquarters are located at 1 JLG Drive, McConnellsburg, PA 17233, and its telephone number is (717) 485-5161. JLG’s Internet address is (www.jlg.com). Information on the Internet site is not incorporated by reference into this proxy statement.

Oshkosh Truck Corporation

Oshkosh is a leading manufacturer and marketer of specialty trucks and truck bodies with three operating segments: defense, commercial, and fire and emergency. In fiscal 2005, Oshkosh reached $2.96 billion in sales and delivered a ninth consecutive year of improving financial results. Oshkosh common stock is traded on New York Stock Exchange under the ticker symbol “OSK.” Founded in 1917, Oshkosh has manufacturing operations in 10 U.S. states, Canada, The Netherlands, Sweden, Italy, the U.K., Mexico, and Romania.

Oshkosh’s principal executive offices are located at 2307 Oregon St., Oshkosh, WI 54902, and its telephone number is (920) 235-9150.

Steel Acquisition Corp.

Steel Acquisition Corp. is a newly formed Pennsylvania corporation and a wholly-owned subsidiary of Oshkosh. Steel Acquisition Corp. was formed for the sole purpose of effecting the Merger.

MARKET PRICES OF COMMON STOCK

The principal market on which shares of JLG common stock are traded is the New York Stock Exchange, under the ticker symbol “JLG.” On [     ], 2006, the last practicable trading day before the printing of this proxy statement, the high and low sales prices of shares of JLG common stock were $[     ] and $[     ], respectively. On October 13, 2006, the last trading day before the public announcement of the Merger Agreement, the high and low sales prices of shares of JLG common stock were $20.95 and $20.51, respectively.

You are urged to obtain a current market quotation for shares of JLG common stock.

The table below sets forth the high and low closing prices and average shares traded daily during the quarter for the past two fiscal years for JLG common stock. The share prices listed below have been adjusted to reflect stock dividends and stock splits.

					Average Shares
	Price per Share				Traded Daily
	2006		2005		2006	2005
Quarter Ended	High	Low	High	Low

October 30 and October 31	$19.13	$15.01	$8.76	$6.34	995,163	624,172
January 29 and January 30	$26.95	$18.45	$10.04	$8.47	1,192,220	759,396
April 30 and May 1	$32.16	$26.22	$11.97	$8.35	1,440,581	1,028,674
July 31	$29.54	$16.74	$15.67	$10.15	1,976,306	879,308
Annual	$32.16	$15.01	$15.67	$6.34	1,403,397	822,531

Our quarterly cash dividend rate is currently $.005 per share, or $.02 on an annual basis. The Board considers the payment of cash dividends on a quarterly basis.

As of September 15, 2006, there were 1,467 shareholders of record of our capital stock and approximately 18,500 shareholders in street name.

SECURITY OWNERSHIP OF DIRECTORS, OFFICERS AND CERTAIN BENEFICIAL OWNERS

The following table shows the number of shares of JLG’s common stock beneficially owned on October 18, 2006 by each director, named executive officer, and all current directors and executive officers as a group. All ownership information is based upon filings made by such persons with the Securities and Exchange Commission or upon information provided to JLG.

	Amount and Nature
	of Beneficial Ownership(1)
		Acquirable
	Currently	Within	Percent of
Name of Person or Group (2)	Owned(3)	60 Days	Class(4)

William M. Lasky	820,974	607,600	1.3%
James H. Woodward, Jr.	299,040	110,482	—
Craig E. Paylor	142,294	38,934	—
Peter L. Bonafede, Jr.	118,553	20,334	—
Thomas D. Singer	94,532	23,798	—
Stephen Rabinowitz	44,956	76,022	—
Thomas C. Wajnert	28,994	854	—
James A. Mezera	20,000	36,022	—
Raymond C. Stark	12,956	4,022	—
David L. Pugh	8,986	3,306	—
Roy V. Armes	8,956	854	—
William K. Foster	6,052	2,258	—
Thomas P. Capo	4,600	2,258	—
All directors and executive officers as a group (16 persons)	1,929,025	1,085,676	2.8%

(1)	All share amounts reflect the two-for-one stock split effective March 27, 2006.

(2)	The address of each of the named persons is in care of JLG Industries, Inc., 1 JLG Drive, McConnellsburg, PA 17233.

(3)	Each person listed has advised JLG that, except as otherwise indicated, such person has sole voting and sole investment power with respect to the shares indicated, except for, as follows, certain shares where each person has voting but not investment power: Mr. Lasky, 376,600; Mr. Woodward, 144,300; Mr. Paylor, 81,500; Mr. Bonafede, 55,400; Mr. Singer, 80,000; Mr. Rabinowitz, 2,200; Mr. Wajnert, 2,200; Mr. Stark, 2,200; Mr. Pugh, 2,200; Mr. Armes, 2,200; Mr. Foster 2,200; Mr. Capo, 2,200; and all directors and executive officers as a group, 891,041.

(4)	Percentages are not shown where less than 1.0%.

The following table sets forth the name and address of each shareholder known to JLG to be beneficial owner of more than five percent of the outstanding shares of JLG’s common stock.

	Amount and	Percent
	Nature of	of
Name and Address	Beneficial Ownership	Class

T. Rowe Price Associates, Inc.	6,440,976 (1)	6.0%
100 East Pratt Street
Baltimore, MD 21202-1009
Fidelity Management & Research	5,641,010 (2)	5.3%
One Federal Street
Boston, MA 02110

(1)	Based upon information reported on its Schedule 13F filed with the Securities and Exchange Commission on August 14, 2006.

(2)	Based upon information reported on its Schedule 13F filed with the Securities and Exchange Commission on August 22, 2006.

ADJOURNMENT OF THE SPECIAL MEETING
(PROPOSAL NO. 2)

JLG may ask shareholders to vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the Merger Agreement. We currently do not intend to propose adjournment at our special meeting if there are sufficient votes to adopt the Merger Agreement. If the proposal to adjourn our special meeting for the purpose of soliciting additional proxies is submitted to our shareholders for approval, such approval requires the affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy and entitled to vote on the matter.

The Board recommends that you vote “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies.

SHAREHOLDER PROPOSALS

If the Merger is completed, there will be no public participation in any future meetings of shareholders of JLG. If the Merger is not completed, however, our shareholders will continue to be entitled to attend and participate in meetings of our shareholders. If the Merger is not completed, we will inform our shareholders, by press release or other means that we determine to be reasonable, of the date by which shareholder proposals must be received by JLG for inclusion in the proxy materials relating to the annual meeting, which proposals must comply with the rules and regulations of the SEC then in effect.

WHERE YOU CAN FIND MORE INFORMATION

JLG and Oshkosh file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that JLG or Oshkosh files at the public reference facilities of the Securities and Exchange Commission at its principal office at SEC Headquarters, 100 F Street, NE, Washington D.C. 20549. You also may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. JLG’s and Oshkosh’s Securities and Exchange Commission filings also are available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at www.sec.gov.

You should rely only on the information contained or incorporated by reference in this proxy statement to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [     ], 2006. You should not assume that the information contained in the proxy statement is accurate as of any date other than such date, and the mailing of this proxy statement to you will not create any implication to the contrary.

MISCELLANEOUS

You should not send in your JLG certificates until you receive the transmittal materials from the paying agent. If you have further questions about your share certificates or the exchange of your common stock, you should contact the paying agent.

Your vote is important. To vote your shares, please complete, date, sign and return the enclosed proxy card (if you are a holder of record) or instruction card (if you were forwarded these materials by your broker or nominee) as soon as possible in the enclosed envelope.

Appendix A

Merger Agreement, dated as of October 15, 2006, by and between JLG Industries, Inc., Oshkosh Truck
Corporation and Steel Acquisition Corp.

The Merger Agreement has been included to provide you with information regarding its terms. It is not intended to provide you with any other factual information about JLG. Information about JLG can be found elsewhere in this proxy statement and in the other public filings we make with the SEC, which are available without charge from JLG upon request or at www.sec.gov.

The Merger Agreement contains representations and warranties made by us to Oshkosh and Merger Sub and representations and warranties made by Oshkosh and Merger Sub to us. These representations and warranties were made only for the purposes of the Merger Agreement and solely for the benefit of the parties to such agreement as of specific dates, may be subject to important limitations and qualifications agreed to by the parties to the Merger Agreement, and may not be complete. Some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality different from that generally applicable to public disclosures to shareholders. As a shareholder, you are not a third party beneficiary of the Merger Agreement and therefore you may not directly enforce any of its terms and conditions. You also should be aware that none of the representations or warranties has any legal effect among the parties to the Merger Agreement after the effective time of the Merger, nor will the parties to the Merger Agreement be able to assert the inaccuracy of the representations and warranties as a basis for refusing to close the transaction unless (i) our representations regarding capitalization, authorization and validity of the Merger Agreement, board approvals and required shareholder vote are incorrect in any material respect, or (ii) all such inaccuracies as a whole would reasonably be expected to have, or result in, individually or in the aggregate, a material adverse effect on JLG. Accordingly, you should not rely upon the representations and warranties contained in the Merger Agreement as statements of factual information.

AGREEMENT AND PLAN OF MERGER
by and among
OSHKOSH TRUCK CORPORATION,
STEEL ACQUISITION CORP.
and
JLG INDUSTRIES, INC.
Dated
October 15, 2006

A-i

A-ii

A-iii

Index of Defined Terms

Defined Term	Page

2003 Indenture	40
2008 Notes	39
2012 Notes	39
Acquisition Agreement	33
Acquisition Proposal	47
Adverse Recommendation Change	32
Agreement	1
Benefit Plans	14
Business Day	47
CERCLIS	24
Certificates	4
Cleanup	24
Closing	2
Closing Date	2
COBRA	15
Code	47
Company	1
Company Board of Directors	1
Company Board Recommendation	10
Company Disclosure Schedule	6
Company Employees	41
Company Financial Advisor	26
Company Material Adverse Change	7
Company Material Adverse Effect	7
Company SEC Documents	11
Company Shareholder Approval	9
Company Shareholder Meeting	34
Company Subsidiary	7
Confidentiality Agreement	33
Consent Condition	39
Contract	10
D&O Insurance	37
Debt Offer Documents	39
Debt Offers	39
Effective Time	2
Encumbrances	7
End Date	45
Environmental Claim	25
Environmental Laws	25
ERISA	13
ERISA Affiliate	14
Exchange Act	47
Financial Statements	11

A-iv

Defined Term	Page

Financing	28
GAAP	11
Governmental Entity	10
Hazardous Substances	25
HSR Act	10
Indemnified Party	36
Indemnifying Parties	37
Indentures	40
Intellectual Property	48
International Benefit Plans	16
knowledge	48
Law	48
Leased Real Property	20
Material Contracts	19
Material Licenses	21
Maximum Amount	37
Merger	1
Merger Consideration	3
Merger Sub	1
Merger Sub Common Stock	3
Multiemployer Pension Plans	13
Notes	39
NPL	24
Option	5
Option Plans	5
Owned Real Property	20
Parent	1
Parent Benefit Plan	42
Parent Material Adverse Effect	28
Paying Agent	3
PBCL	1
Pension Plans	13
Permitted Encumbrances	48
Person	7
Proxy Statement	35
Real Property Lease	20
Representatives	32
Restricted Stock	5
Rights	3
Rights Agreement	3
SEC	48
Shares	1
Subsidiary	7
Superior Proposal	33

A-v

Defined Term	Page

Surviving Corporation	1
Tax	48
Tax Return	49
Taxing Authority	48
Termination Fee	46
Voting Debt	8

A-vi

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this ”Agreement”), dated October 15, 2006, by and among Oshkosh Truck Corporation, a Wisconsin corporation (“Parent”), Steel Acquisition Corp., a Pennsylvania corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and JLG Industries, Inc., a Pennsylvania corporation (the “Company”).

WHEREAS, the Board of Directors of each of Parent, Merger Sub and the Company has approved the acquisition of the Company by Parent by means of the merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth herein;

WHEREAS, also in furtherance of such acquisition, the Board of Directors of Merger Sub and the Company have approved this Agreement and the Merger (as defined in Section 1.1) in accordance with the Pennsylvania Business Corporation Law (the “PBCL”) and upon the terms and subject to the conditions set forth herein; and

WHEREAS, the Board of Directors of the Company (the “Company Board of Directors”) has unanimously determined that the Merger Consideration (as defined in Section 2.1(c)) to be received by holders of shares of common stock, par value $0.20 per share, of the Company (together with the associated Rights (as hereinafter defined)) (the “Shares”) is fair to the holders of such Shares from a financial point of view and has resolved to recommend that the holders of Shares adopt this Agreement and the Merger, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1  The Merger.   (a) Subject to the terms and conditions of this Agreement, at the Effective Time, the Company and Merger Sub shall consummate a merger (the ”Merger”) pursuant to which (i) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (ii) the Company shall be the successor or surviving corporation in the Merger and shall continue to be governed by the Laws of the Commonwealth of Pennsylvania, and (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the “Surviving Corporation.” The Merger shall have the effects set forth in the PBCL.

(b) The Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, until thereafter amended as provided by Law and such Articles of Incorporation.

(c) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, except as to the name of the Surviving Corporation, which shall be JLG Industries, Inc., until thereafter amended as provided by Law, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

Section 1.2   Effective Time.   Subject to the provisions of this Agreement, as soon as practicable on the Closing Date (as defined in Section 1.3), the parties shall (i) file the appropriate Articles of Merger in such form as is required by and executed in accordance with the relevant provisions of the PBCL and (ii) make all other filings or recordings required under the PBCL. The Merger will become effective at such time as the Articles of Merger are duly filed with the Department of State of the Commonwealth of Pennsylvania, or at such subsequent date or time as the Company and Merger Sub agree and specify in the Articles of Merger (such time hereinafter referred to as the “Effective Time”).

Section 1.3  Closing.   The closing of the Merger (the “Closing”) will take place at 10:00 a.m., Chicago time, on the second Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of all of the conditions set forth in Article VII (other than any such conditions which by their nature cannot be satisfied until the date of the Closing, which conditions shall be required to be so satisfied or (to the extent permitted by applicable Law) waived on the date of the Closing), provided that if pursuant to the immediately preceding clause the Closing would occur prior to December 6, 2006, Parent shall be entitled to elect to defer the Closing until December 6, 2006 (in any case, the “Closing Date”), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 333 West Wacker Drive, Chicago, Illinois 60606, unless another date or place is agreed to in writing by the parties hereto.

Section 1.4  Directors and Officers of the Surviving Corporation.  The directors of the Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, in each case until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Articles of Incorporation and Bylaws.

Section 1.5  Subsequent Actions.  If at any time after the Effective Time the Surviving Corporation shall determine, in its sole discretion, that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE II

CONVERSION OF SECURITIES

Section 2.1  Conversion of Capital Stock.   As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any Shares or the holders of the common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”):

(a) Each outstanding share of Merger Sub Common Stock shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

(b) All Shares that are owned by the Company as treasury stock and any Shares owned by Parent, Merger Sub or any other wholly-owned Subsidiary of Parent shall be cancelled and retired, and no consideration shall be delivered in exchange therefor.

(c) Each outstanding Share, including the associated rights (the ”Rights”), issued pursuant to the Rights Agreement, dated as of May 24, 2000, by and between the Company and American Stock Transfer and Trust Company (the “Rights Agreement”) (other than Shares to be cancelled in accordance with Section 2.1(b)) shall be converted into the right to receive $28.00, payable to the holder thereof in cash, without interest (the ”Merger Consideration”), subject to any required withholding of Taxes. Any amounts withheld in respect of Taxes and paid to the appropriate Taxing Authorities shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such withholding was made. From and after the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and retired, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest thereon.

Section 2.2  Paying Agent.  (a) Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company as an agent (the “Paying Agent”) for the holders of Shares in connection with the Merger and to receive the funds to which holders of Shares shall become entitled pursuant to Section 2.1(c). Prior to the Effective Time, Parent or Merger Sub shall deposit with the Paying Agent the aggregate Merger Consideration. Such funds shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation, in its sole discretion, pending payment thereof by the Paying Agent to the holders of Shares. Earnings from such investments shall be the sole and exclusive property of Parent and the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of Shares.

(b) Promptly after the Effective Time, and in any event within five Business Days thereafter, the Paying Agent shall mail to each person who was, at the Effective Time, a holder of record of Shares whose Shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documentation as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, (x) it shall be a condition precedent of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and (y) the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not required to be paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed after the Effective Time to represent only the right to receive the Merger Consideration, without interest thereon.

(c) At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d) At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent and not disbursed to holders of Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Share for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or other similar Law.

(e) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto pursuant to this Agreement.

Section 2.3  Company Equity Plans.

(a) Effective as of the Effective Time, the Company shall (i) terminate the Company’s 2005 Long Term Incentive Plan, 2003 Long Term Incentive Plan, Amended and Restated Stock Incentive Plan and Director’s Stock Incentive Plan and any predecessor plans thereto, each as amended through the date of this Agreement (collectively, the “Option Plans”), and (ii) cancel, at the Effective Time, each outstanding option to purchase shares of common stock of the Company granted under the Option Plans or otherwise (each, an “Option”) that is outstanding and unexercised as of such date. Each holder of an Option that is outstanding and unexercised at the Effective Time whether or not vested pursuant to the terms of the applicable Option Plan shall be entitled to receive from the Surviving Corporation immediately after the Effective Time, in exchange for the cancellation of such Option, an amount in cash equal to the excess, if any, of (x) the Merger Consideration over (y) the per share exercise price of such Option, multiplied by the number of Shares subject to such Option as of the Effective Time. Any such payments shall be subject to all applicable Tax withholding requirements.

(b) The Surviving Corporation shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to Section 2.3(a) to any holder of Options such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax Law. To the extent that amounts are so deducted and withheld by the Surviving Corporation and paid to the appropriate Taxing Authorities, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Options in respect of which such deduction and withholding was made by Merger Sub.

(c) As soon as practicable following the date of this Agreement, the Company Board of Directors (or, if appropriate, any committee or subcommittee thereof administering the Option Plans) shall adopt such resolutions or take such other actions as may be required to provide for the lapse as of the Effective Time of all forfeiture provisions applicable to any shares of Restricted Stock. Each holder of Restricted Stock shall be treated as a holder of the corresponding number of Shares as of the Effective Time in accordance with the terms of Section 2.2 in the same manner as other Shares issued and outstanding as of immediately prior to the Effective Time; provided, that in the event that the terms of any Option Plan prohibit the payment of the Merger Consideration immediately after the Effective Time, such payment shall be made as soon as permitted pursuant to the terms of such Option Plan. As used in this Agreement, “Restricted Stock” means any outstanding award of restricted Company common stock with respect to which the restrictions have not lapsed, and which award shall not have previously expired or terminated, to a current or former employee, director or independent contractor of the Company or any of the Company Subsidiaries or any predecessor thereof pursuant to any applicable Option Plan or any other contract or agreement entered into by the Company or any of the Company Subsidiaries.

(d) As soon as practicable following the date of this Agreement, the Company Board of Directors (or, if appropriate, any committee or subcommittee thereof administering the Option Plans) shall adopt such resolutions or take such other actions as may be required to provide for (i) the lapse as of the Effective Time of all forfeiture provisions applicable to any Performance Shares or Performance Units and (ii) the performance target(s) under the Performance Units or Performance Shares to be deemed satisfied in full. Each Performance Share or Performance Unit shall terminate and be canceled at the Effective Time. Each holder of a Performance Share or Performance Unit award who has remained continuously employed with the Company through the Effective Time shall be entitled to receive from the Company, as soon as practicable following the Effective Time, in settlement of such award, Merger Consideration for each Share that the holder of each award would have received under the award as of the Effective Time in accordance with this Section 2.3(d); provided, that in the event that the terms of any Option Plan prohibit the payment of the Merger Consideration immediately after the Effective Time, such payment shall be made as soon as permitted pursuant to the terms of such Option Plan.

(e) As of the Effective Time, except as provided in this Section 2.3, all rights under any Option and any provision of the Option Plans providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall be canceled.

(f) Prior to the Effective Time, the Company shall take all necessary action (i) (in accordance with that certain SEC no-action letter, dated January 12, 1999, to Skadden, Arps, Slate, Meagher & Flom LLP) to provide that the treatment of Options pursuant to Section 2.3(a) will qualify for exemption under Rule 16b-3(d) or (e), as applicable, under the Exchange Act, and (ii) to effect the treatment of the Option Plans and Options set forth in this Section 2.3, including obtaining any and all necessary consents.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in a schedule delivered to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as set forth below. Each exception set forth in the Company Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section or subsection of this Agreement and relates only to such section or subsection, provided, however, that the inclusion of any item referenced in one section of the Company Disclosure Schedule shall be deemed to refer to any other section of the Company Disclosure Schedule (and accordingly to the applicable sections of this Agreement which contain references to the Company Disclosure Schedule), whether or not an explicit cross-reference appears, if the applicability of such item to the other section is readily apparent.

Section 3.1   Organization.  (a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Pennsylvania and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

(b) The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification or licensing is necessary, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As used in this Agreement, “Company Material Adverse Change” or ”Company Material Adverse Effect” means any change, event, violation, inaccuracy, circumstance, effect or development that (i) is materially adverse in relation to the financial condition, properties, assets, liabilities, business, operations or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (ii) materially impedes or delays the consummation of the transactions contemplated by this Agreement; provided, however, that any adverse change, event, violation, inaccuracy, circumstance or effect arising from or related to: (A) conditions affecting the industries in which the Company and the Company Subsidiaries do business (provided, in each such case, that such conditions do not affect the Company and the Company Subsidiaries, taken as a whole, disproportionately, taking into account the position in their industries of the Company and the Company Subsidiaries, as compared to the Company’s and the Company Subsidiaries’ competitors); (B) national or international political, economic or social conditions, including the engagement by the United States in hostilities or resulting from acts of terrorism or war; or (C) the public announcement of the transactions contemplated by this Agreement or the identity of Parent, shall not be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur. The Company has heretofore delivered or made available to Parent complete and correct copies of the Articles of Incorporation and Bylaws (or similar organizational documents) of the Company and each Company Subsidiary as presently in effect.

Section 3.2  Subsidiaries and Affiliates.  (a) Section 3.2(a)(i) of the Company Disclosure Schedule sets forth the name, jurisdiction of incorporation or organization and authorized and outstanding capital of each Company Subsidiary. Other than with respect to the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other equity securities of any Person or have any direct or indirect equity or other similar ownership interest in any Person. No Shares are held by a Company Subsidiary. Except as set forth in Section 3.2(a)(ii) of the Company Disclosure Schedule, all of the outstanding capital stock (or similar equity interests) of each Company Subsidiary is (or are) owned by the Company or a Company Subsidiary free and clear of all liens, charges, security interests, options, claims, mortgages, pledges, or other encumbrances of any nature whatsoever (“Encumbrances”), and is (or are) validly issued, fully paid and nonassessable. As used in this Agreement: the term “Company Subsidiary” means each Person which is a Subsidiary of the Company; the term “Subsidiary” means with respect to any party, any corporation, partnership, limited liability company or other organization or entity, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or other governing body performing similar functions with respect to such organization is directly or indirectly owned or controlled by such party and/or by any one or more of its Subsidiaries or (ii) in the case of a partnership only, such party or any other Subsidiary of such party is a general partner (excluding any such partnership where such party or any Subsidiary of such party does not have a majority of the voting interest in such partnership); and the term ”Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

(b) Each Company Subsidiary is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization and has full power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each Company Subsidiary is duly qualified or licensed to do business as a foreign corporation or limited liability company, as the case may be, and is in good standing in each jurisdiction where such qualification or licensing is necessary, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.3  Capitalization.  (a) The authorized capital stock of the Company consists of 200,000,000 shares of common stock, par value $0.20 per share. As of the date hereof, (i) 106,757,046 Shares are issued and outstanding, (ii) no Shares are issued and held in the treasury of the Company, (iii) a total of 3,245,888 Shares are reserved for issuance upon the exercise of outstanding Options, of which a total of 2,205,135 Shares are subject to Options that are vested and exercisable as of the date hereof and (iv) a total of 4,683,110 Shares are available for future grant under the Option Plans. All of the issued and outstanding shares of the Company’s common stock are, and all shares that may be issued pursuant to the exercise of outstanding Options will be, duly authorized, validly issued, fully paid and non-assessable. There is no indebtedness having general voting rights on matters on which shareholders of the Company may vote (or convertible into securities having such rights) (“Voting Debt”) of the Company or any Company Subsidiary issued and outstanding. Except as disclosed in this Section 3.3 or as set forth in Section 3.3(a) of the Company Disclosure Schedule, and except for the Rights, (i) there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, restricted stock awards, agreements, arrangements, understandings or commitments of any kind relating to the issued or unissued capital stock of, or other equity interests in, the Company or any Company Subsidiary obligating the Company or any Company Subsidiary to issue, transfer, register or sell or cause to be issued, transferred, registered or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests or other securities, or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, restricted stock award, agreement, arrangement, understanding or commitment, and (ii) there are no outstanding agreements, arrangements, understandings or commitments of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Shares or the capital stock of the Company or any capital stock or other equity interests in any Company Subsidiary or any Person or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary or any Person, except for loans to wholly-owned Company Subsidiaries in the ordinary course of business. Except as set forth on Section 3.3(a) of the Company Disclosure Schedule, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company or any Company Subsidiary. The Company has made available to Parent a complete and correct copy of the Rights Agreement, as amended to the date of this Agreement.

(b) Section 3.3(b) of the Company Disclosure Schedule sets forth, with respect to each Option outstanding as of October 6, 2006, (i) the number of Shares issuable therefor, (ii) the exercise price payable therefor upon the exercise of each such Option, (iii) the date on which such Option was granted, (iv) the Option Plan under which such Option was granted and whether such Option is an “incentive stock option” (as defined in Section 422 of the Code) or a nonqualified stock option, (v) for each Option, whether such Option is held by a Person who is not an employee of the Company or any Company Subsidiary, (vi) the extent to which such Option is vested and exercisable as of the date hereof and the extent of acceleration as a result, either alone, or together with another event or occurrence, of the transactions contemplated by this Agreement and (vii) the date on which such Option expires. As of the close of business on July 20, 2006, the weighted average exercise price of all outstanding Options was $8.53 per share of Company common stock. Since July 20, 2006, the Company has not granted or issued any Options. All of the Options have been granted solely to employees, consultants (who are individuals) or directors of the Company in the ordinary course of business consistent with past practice. The per Share exercise price of each Option was not (and is not deemed for purposes of Section 409A of the Code to be) less than the fair market value of a Share as of the date of grant of such Option. All grants of Options were validly issued and properly approved by the Company Board of Directors (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Laws and recorded on the Financial Statements in accordance with GAAP.

(c) There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party relating to the voting or disposition of any shares of the capital stock of the Company or any of the Company Subsidiaries or granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to the board of directors of the Company or any Company Subsidiary.

(d) All dividends or distributions on equity securities of the Company and any Company Subsidiary that is not wholly owned directly or indirectly by the Company that have been declared or authorized have been paid in full, other than the Company’s regular quarterly cash dividend permitted to be paid pursuant to Section 5.1(b).

Section 3.4   Authorization; Validity of Agreement; Company Action.  The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions provided for or contemplated by this Agreement, including, but not limited to, the Merger. The execution, delivery and performance by the Company of this Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by the Company Board of Directors, and, other than the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding Shares (the “Company Shareholder Approval”), no other corporate proceeding on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company, and, assuming due and valid authorization, execution and delivery hereof by Parent and Merger Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights generally and to general principles of equity.

Section 3.5  Board Approvals.  As of the date hereof, the Company Board of Directors, at a meeting duly called and held, has unanimously determined that the transactions contemplated by this Agreement are in the best interests of the Company and its shareholders and resolved to recommend that the shareholders of the Company adopt this Agreement (collectively, the “Company Board Recommendation”), and none of the aforesaid actions by the Company Board of Directors has been amended, rescinded or modified as of the date hereof.

Section 3.6  Required Vote.  The Company Shareholder Approval is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement.

Section 3.7  Consents and Approvals; No Violations.  None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions of this Agreement will (i) conflict with or result in any breach of any provision of the Articles of Incorporation, the Bylaws or similar organizational documents of the Company or any Company Subsidiary, (ii) require any filing by the Company with, or permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, foreign or domestic (a “Governmental Entity”), except for (A) compliance with any applicable requirements of the Exchange Act or of the New York Stock Exchange, (B) any filings as may be required under the PBCL in connection with the Merger, (C) the filing with the SEC and the New York Stock Exchange of the Proxy Statement and (D) any filings in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or under the antitrust or competition Laws of applicable European Union or other foreign jurisdictions, (iii) except as set forth in Section 3.7 of the Company Disclosure Schedule, result in a violation or breach of or the loss of any benefit under, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any Encumbrance on the assets and properties of the Company or any Company Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, lien, indenture, lease, license, contract, agreement, arrangement or understanding or other instrument or obligation (each, a ”Contract”) to which the Company or any Company Subsidiary is a party or by which any of them or any of their respective properties or assets may be bound or (iv) assuming that all consents, approvals, authorizations and other actions described in subsection (ii) have been obtained and all filings and obligations in subsection (ii) have been made or complied with, conflict with or violate any Law applicable to the Company, any Company Subsidiary or any of their respective properties or assets, except in the case of clauses (ii) or (iii) where (x) any failure to obtain such permits, authorizations, consents or approvals, (y) any failure to make such filings or (z) any such conflicts, violations, breaches, losses, defaults or Encumbrances would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.8   Company SEC Documents and Financial Statements.

(a) Since August 1, 2003, the Company has timely filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements, exhibits, and other documents required by it to be filed under the Exchange Act or the Securities Act (collectively, the “Company SEC Documents”). As of its filing date or, if amended or supplemented prior to the date of this Agreement, as of the date of the last such amendment or supplement, each Company SEC Document fully complied with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder applicable to such Company SEC Document. As of its filing date or, if amended or supplemented prior to the date of this Agreement, as of the date of the last such amendment or supplement, each Company SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment or supplement became effective, did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to the Exchange Act. All of the consolidated balance sheets and the related consolidated statements of income, consolidated statements of comprehensive income and shareholders’ equity and consolidated statements of cash flows (including, in each case, any related notes and schedules thereto) of the Company included in the Company SEC Documents (collectively, the “Financial Statements”) (i) comply as to form in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim statements, as may be permitted under Form 10-Q of the Exchange Act) and (iii) fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows (subject, in the case of unaudited interim financial statements, to normal and recurring year-end adjustments) of the Company and its consolidated Subsidiaries as of the times and for the periods referred to therein.

(b) The Company has heretofore furnished to Parent complete and correct copies of all comment letters from the SEC since August 1, 2003 through the date of this Agreement with respect to any of the Company SEC Documents and all correspondence since August 1, 2003 through the date of this Agreement from or with the SEC or the Department of Justice relating to accounting, sales and other business practices of the Company or any Company Subsidiary. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any of the Company SEC Documents.

(c) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and governance rules and regulations of the New York Stock Exchange.

(d) The Company maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that the Company maintains records that in reasonable detail accurately and fairly reflect their respective transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (iii) that receipts and expenditures are executed only in accordance with authorizations of management and the Company Board of Directors and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s consolidated financial statements. The Company has evaluated the effectiveness of the Company’s internal control over financial reporting and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Based on the most recent evaluation by the Company of its internal control over financial reporting, to the Company’s knowledge and except as set forth in Section 3.8(d) of the Company Disclosure Schedule, the Company had no (A) significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information or (B) fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Except as disclosed in the Company SEC Documents, the Company has not identified any material weaknesses in the design or operation of the Company’s internal control over financial reporting.

(e) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure as required under the Exchange Act.

(f) To the knowledge of the Company, as of the date of this Agreement, except as described in the Company SEC Documents or in Section 3.8(f) of the Company Disclosure Schedule, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened in each case regarding any accounting practices of the Company or any malfeasance by any director or executive officer of the Company. Except as set forth in Company compliance reports made available to Parent or in Section 3.8(f) of the Company Disclosure Schedule, since August 1, 2003 through the date of this Agreement, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel or similar legal officer, the Board or any committee thereof.

Section 3.9  Absence of Certain Changes.   Except as specifically permitted or required by this Agreement, since July 31, 2006, (a) each of the Company and each Company Subsidiary has conducted its respective business only in the ordinary course of business consistent with past practice, (b) neither the Company nor any Company Subsidiary has suffered any Company Material Adverse Change and (c) except as set forth in Section 3.9 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has taken any action that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of any of the covenants set forth in Section 5.1.

Section 3.10  No Undisclosed Liabilities.   Except (a) as disclosed in the Company SEC Documents filed prior to the date hereof or in Section 3.10 of the Company Disclosure Schedule and (b) for liabilities and obligations (i) incurred in the ordinary course of business consistent with past practice since July 31, 2006 or (ii) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has incurred any liabilities or obligations of any nature, whether or not accrued, contingent, absolute or otherwise and whether or not required to be reflected in the Financial Statements in accordance with GAAP.

Section 3.11  Litigation; Orders.   Except as set forth in Section 3.11 of the Company Disclosure Schedule, there is no suit, charge, claim, action, proceeding, including, without limitation, arbitration proceeding or alternative dispute resolution proceeding, or investigation pending or, to the knowledge of the Company, threatened against, affecting or naming as a party thereto the Company or any Company Subsidiary that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No judgment, decree, injunction, rule or order of any Governmental Entity is outstanding against the Company or any Company Subsidiary or any of their respective properties or assets that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.12  Employee Benefit Plans; ERISA.

(a) Except as disclosed in the Company SEC Documents filed with the SEC prior to the date of this Agreement or as set forth in Section 3.12(a) of the Company Disclosure Schedule or as expressly contemplated by this Agreement, there exists no employment, consulting, retention, change in control, severance or termination agreement, arrangement or understanding between the Company or any of the Company Subsidiaries and any individual current or former employee, officer or director of the Company or any of the Company Subsidiaries with respect to which the annual cash, noncontingent payments thereunder exceed $1,000,000.

(b) Section 3.12(b) of the Company Disclosure Schedule contains a correct and complete list of all (i) “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (sometimes referred to herein as “Pension Plans”), including any such Pension Plans that are “multiemployer plans” (as such term is defined in Section 4001(a)(3) of ERISA) (collectively, the “Multiemployer Pension Plans”), (ii) “employee welfare benefit plans” (as defined in Section 3(1) of ERISA), and (iii) all severance, retention, change in control, employment, stock purchase and stock option plans, agreements or arrangements, and (iv) all other material benefit plans, agreements or arrangements, including but not limited to, any bonus, deferred compensation, consulting, pension, profit-sharing, retirement, insurance, incentive or equity compensation or other fringe benefit plan, agreement, arrangement or practice maintained, contributed to or required to be contributed to, by the Company or any of the Company Subsidiaries or any trade or business, whether or not incorporated, that, together with the Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414 of the Code (each, an “ERISA Affiliate”), for the benefit of any current or former employees, officers, consultants or directors of the Company or any of the Company Subsidiaries (including individuals who perform or performed services outside of the United States, or with respect to which the Company or any of the Company Subsidiaries could reasonably have any liability (collectively, the “Benefit Plans”). The Company has delivered or made available to Parent and Merger Sub correct and complete copies of the three most recent annual reports on Form 5500 and all schedules thereto filed with respect to each Benefit Plan, to the extent applicable.

(c) Each Benefit Plan is and has at all times been operated and administered in accordance with its terms and in compliance in all material respects with applicable Law, including but not limited to ERISA and the Code. Each Benefit Plan has been administered in good faith compliance with Section 409A of the Code to the extent applicable.

(d) Each Pension Plan intended to be “qualified” within the meaning of section 401(a) of the Code has received a currently effective determination letter from the Internal Revenue Service that such Pension Plan is so qualified and exempt from taxation under section 401(a) and 501(a) of the Code, and, to the knowledge of the Company, no condition exists that would be expected to materially adversely affect such qualification.

(e) Except as set forth in Section 3.12(e) of the Company Disclosure Schedule, none of the Benefit Plans is, and none of the Company or any of the Company Subsidiaries has, during the past six years, ever maintained or had an obligation to contribute to (i) a “single employer plan” (as such term is defined in Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (ii) a “multiple employer plan” or “multiple employer welfare arrangement” (as such terms are defined in ERISA) or (iii) a funded welfare benefit plan (as such term is defined in Section 419 of the Code). There are no unpaid contributions due prior to the date hereof with respect to any Benefit Plan that are required to have been made under the terms of such Benefit Plan, any related insurance contract or any applicable Law and all contributions due have been timely made.

(f) None of the Company or any of the Company Subsidiaries has incurred any liability or taken any action, and neither the Company nor any Company Subsidiary has any knowledge of any action or event, that could reasonably be expected to cause any one of them to incur any liability (i) under Section 412 of the Code or Title IV of ERISA with respect to any “single-employer plan” (as such term is defined in Section 4001(a)(15) of ERISA), (ii) under Title IV of ERISA, including on account of a partial or complete withdrawal (as such term is defined in Sections 4203 and 4205 of ERISA, respectively) with respect to any Multiemployer Pension Plan, (iii) on account of unpaid contributions to any Multiemployer Pension Plan, (iv) on account of the reorganization of any Multiemployer Pension Plan or increased contributions to avoid a reduction in benefits or an excise tax or (v) by reason of Section 4069, 4204 or 4212 of ERISA. With respect to each of the Benefit Plans that is subject to Title IV of ERISA, the present value of projected benefit obligations under such plan, as determined by the Company Plan’s actuary based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan’s actuary with respect to such plan, did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such projected benefit obligations. With respect to Benefit Plans that are Multiemployer Pension Plans and are subject to Title IV of ERISA, to the best of the Company’s knowledge, the aggregate withdrawal liability of the Company and any of its Subsidiaries and ERISA Affiliates, computed as if a complete withdrawal by the foregoing had occurred under all such Benefit Plans on the date hereof, would not exceed $100,000.

(g) None of the Company, any of the Company Subsidiaries or any ERISA Affiliate has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or any other breach of fiduciary responsibility with respect to any Benefit Plan that, in either case, reasonably could be expected to subject the Company or any of the Company Subsidiaries to any material tax or penalty.

(h) Except as set forth in Section 3.12(h) of the Company Disclosure Schedule, with respect to any Benefit Plan: (i) no filing, application or other matter is pending with the Internal Revenue Service, the Pension Benefit Guaranty Corporation, the United States Department of Labor or any other governmental body, and (ii) there is no action, suit, audit, investigation or claim pending, or to the Company’s knowledge, threatened or anticipated, other than routine claims for benefits.

(i) Except as set forth in Section 3.12(i) of the Company Disclosure Schedule, none of the Company or any of the Company Subsidiaries has any obligation to provide any health benefits or other non-pension benefits (whether or not insured) to retired or other former employees, directors or consultants, except as specifically required by Part 6 of Title I of ERISA (“COBRA”).

(j) Except as set forth in Section 3.12(j) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, or any termination of employment or service (or other event or occurrence) in connection therewith will (i) entitle any current or former employee, director or consultant of the Company or any of the Company Subsidiaries to any payment or benefit (or result in the funding of any such payment or benefit) or result in any forgiveness of indebtedness with respect to any such persons, (ii) increase the amount of any compensation, equity award or other benefits otherwise payable by the Company or any Company Subsidiary or (iii) result in the acceleration of the time of payment, funding or vesting of any compensation, equity award or other benefits except as required under Section 411(d)(3) of the Code.

(k) To the knowledge of the Company, except as set forth in Section 3.12(k) of the Company Disclosure Schedule, no Benefit Plan is a “nonqualified deferred compensation plan” subject to Section 409A of the Code. No amounts payable (individually or collectively and whether in cash, capital stock of the Company or other property) under any of the Benefit Plans or any other contract, agreement or arrangement with respect to which the Company or any Company Subsidiary may have any liability could fail to be deductible for federal income tax purposes by virtue of Section 404, 162(m) or Section 280G of the Code.

(l) To the knowledge of the Company, neither the Company nor any of its ERISA Affiliates has used the services or workers provided by third party contract labor suppliers, temporary employees, “leased employees” (as that term is defined in Section 414(n) of the Code), or individuals who have provided services as independent contractors to an extent that would reasonably be expected to result in the disqualification of any of the Benefit Plans or the imposition of penalties or excise taxes with respect to the Plans by the Internal Revenue Service, the Department of Labor, or the Pension Benefit Guaranty Corporation.

(m) Except as set forth in Section 3.12(m) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has made any contributions to any Benefit Plan in the form of Shares.

(n) The foregoing representations contained in Sections 3.12(b) through 3.12(m) are accurate with respect to Benefit Plans covering individuals located outside the United States (the “International Benefit Plans”), to the extent applicable. Each International Benefit Plan has been established, maintained and administered in compliance in all material respects with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such plan. Except as set forth in Section 3.12(n) of the Company Disclosure Schedule, no International Benefit Plan has unfunded liabilities that, as of the Effective Time, will not be offset by insurance or is not fully accrued. Except as required by law or in relation to benefits previously vested, earned or accrued, no condition exists that would prevent the Company or Parent from terminating or amending any International Benefit Plan at any time for any reason.

Section 3.13  Taxes.  Except as set forth in Section 3.13 of the Company Disclosure Schedule:

(a) (i) the Company and each of the Company Subsidiaries has duly and timely filed, or will duly and timely file, all Tax Returns required to be filed by it on or before the Closing Date, and each such Tax Return has been, or will be, prepared in compliance with all applicable Laws and is true, correct and complete in all respects; (ii) the Company and each of the Company Subsidiaries has paid (or the Company has paid on the Company Subsidiaries’ behalf) or will pay all Taxes shown as due on such returns and all other Taxes due and payable prior to the Closing Date (whether or not shown as due on any Tax Return) except such Taxes as are currently being contested in good faith and for which adequate reserves, as applicable, have been established in the Company’s Financial Statements in accordance with GAAP; (iii) the Financial Statements reflect, in accordance with GAAP, an adequate reserve for all Taxes payable by the Company and the Company Subsidiaries for all taxable periods and portions thereof through the date of such Financial Statements; and (iv) neither the Company nor any Company Subsidiary has incurred any liability for Taxes subsequent to the date of such most recent Financial Statements other than in the ordinary course of such Company’s or Company Subsidiary’s business.

(b) Except as set forth in Section 3.13(b) of the Company Disclosure Schedule, (i) no Tax Return of the Company or any of the Company Subsidiaries is under audit or examination by any taxing authority, no notice of such an audit or examination or any other audit or examination with respect to Taxes has been received by the Company or any of the Company Subsidiaries, and no deficiencies for Taxes have been claimed, proposed, assessed or threatened against the Company or any Company Subsidiary by any taxing authority; (ii) each deficiency resulting from any audit or examination relating to Taxes by any taxing authority has been paid, except for deficiencies currently being contested in good faith and for which adequate reserves, as applicable, have been established in the Company’s Financial Statements in accordance with GAAP; (iii) there are no liens for Taxes upon the assets of the Company or any Company Subsidiary except liens relating to current Taxes not yet due and payable; (iv) all Taxes which the Company or any Company Subsidiary are required by Law to withhold or to collect for payment have been duly withheld and collected and any such amounts that are required to be remitted to any taxing authority have been duly and timely remitted; (v) none of the Company or the Company Subsidiaries has consented to extend the time in which any Tax may be assessed or collected by any taxing authority; (vi) no claim has been made against the Company or any Company Subsidiary by any taxing authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file Tax Returns that the Company or Company Subsidiary is or may be subject to taxation in that jurisdiction, and the Company is not aware of any Tax Return filing requirement that is not being complied with; and (vii) no power of attorney that would be in force after the Closing Date has been granted by the Company or any Company Subsidiaries with respect to Taxes.

(c) Except as set forth in Section 3.13(c) of the Company Disclosure Schedule, there is no contract or arrangement, plan or agreement by or with the Company or any Company Subsidiary covering any person that, individually or collectively, could give rise to the payment of any amount by the Company or a Company Subsidiary that would not be deductible by the Company or such Company Subsidiary by reason of Section 280G or Section 162(m) of the Code.

(d) Each of the Company and the Company Subsidiaries has made available to Parent and Merger Sub true, correct and complete copies of all federal income Tax Returns, and all other material Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by any of the Company or the Company Subsidiaries that have been filed by any of the Company or the Company Subsidiaries for the taxable years ending July 31, 2002, 2003, 2004 and 2005.

(e) The consolidated federal income Tax Returns of the Company and the Company Subsidiaries have been examined, and the statute of limitations closed, with respect to all taxable years through and including July 31, 2000. The Commonwealth of Pennsylvania income Tax Returns of the Company have been settled with respect to all taxable years through and including July 31, 2003.

(f) None of the Company or the Company Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (ii) is a party to or bound by any Tax allocation, sharing or indemnification agreement or other similar arrangement with any person other than the Company and the Company Subsidiaries or (iii) has any liability for the Taxes of any person (other than any of the Company or the Company Subsidiaries) under Treas. Reg. §1.1502-6 (or any similar provision of Law), as a transferee or successor, by contract, or otherwise.

(g) Neither the Company nor any Company Subsidiary has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock purported to or intended to be governed by Section 355 or Section 361 of the Code.

(h) Neither the Company nor any Company Subsidiary has participated in, or is currently participating in, a “reportable transaction” within the meaning of Treas. Reg. § 1.6011-4(b) or any transaction requiring disclosure under a corresponding or similar provision of state, local or foreign Law.

(i) The Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code and has not been (and will not be) such a United States real property holding corporation during the five year period ending on the Closing Date.

(j) There are no Tax rulings, requests for rulings, applications for change in accounting methods or closing agreements that would reasonably be expected to affect liabilities for Taxes for the current Tax period or for any period after the Effective Time, unless any such ruling, change in accounting method or closing agreement had a similar effect on Tax liabilities for any prior Tax period.

(k) Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time because of: (i) any intercompany transactions or excess loss account described in Treasury regulation under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) that occurred or existed on or prior to the Effective Time; (ii) any installment sale or open transaction disposition made on or prior to the date hereof; (iii) any prepaid amount received on or prior to the Effective Time or (iv) Section 481(a) of the Code (or an analogous provision of state, local, or foreign Law), by reason of a change in accounting method made prior to the Effective Time.

Section 3.14  Material Contracts.

(a) Except as disclosed in Section 3.14(a) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is, nor, to the Company’s knowledge, is any other party, in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Material Contract to which it is a party, except for such defaults which would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect; and, to the knowledge of the Company, there has not occurred any event that, with the lapse of time or giving of notice or both, could constitute such a default other than such events which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each of the Material Contracts is in full force and effect and is enforceable in accordance with its terms.

(b) Except as otherwise set forth as an exhibit to a Company SEC Document filed prior to the date of this Agreement, Section 3.14(b) of the Company Disclosure Schedule sets forth a list as of the date of this Agreement of (i) since January 1, 2003, all agreements, contracts or letters of intent regarding the acquisition of a material person or business, whether in the form of an asset purchase, merger, consolidation or otherwise (including any such agreement, contract or letter of intent that has closed but under which one or more of the parties has executory indemnification, earn-out or other liabilities) to which the Company or any Company Subsidiary is a party, (ii) all credit agreements, indentures, and other agreements related to any indebtedness for borrowed money of the Company or any Company Subsidiary, (iii) all material joint venture or other similar material agreements to which the Company or any Company Subsidiary is a party, (iv) all material lease agreements to which the Company or any Company Subsidiary is a party other than leases with respect to the Leased Real Property, (v) contracts or groups of related contracts with the same party or group of parties the performance of which involves annual consideration in excess of $10,000,000 which are not cancelable by the Company on thirty (30) days’ or less notice without premium or penalty, (vi) agreements under which the Company has granted any person registration rights (including demand and piggy-back registration rights) that have not been fulfilled, (vii) all contracts or agreements purporting to restrict or prohibit the Company or any Company Subsidiary from engaging or competing in any business or engaging or competing in any business in any geographic area, (viii) all labor agreements, collective bargaining agreements or other labor related contracts (including work rules and practices) to which the Company or any Company Subsidiary is a party to or otherwise bound by with respect to any labor union, labor organization, trade union, works council or similar organization or association of employees and (ix) each customer or supply agreement or contract to which the Company or any Company Subsidiary is a party with any Governmental Entity (whether the Company or any Company Subsidiary is a prime contractor or subcontractor under the contract) under which the Company or any Company Subsidiary would receive or pay more than $5,000,000 and any pending bid or proposal under any proposed prime contract or subcontract not relating to existing products under which the Company or any Company Subsidiary would receive or pay more than $5,000,000 and pursuant to which the Company would have a binding obligation to perform if such pending bid or proposal was accepted. All of the items set forth in clauses (i) through (ix) above together with (v) each “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K promulgated by the SEC) set forth as an exhibit to a Company SEC Document filed prior to the date of this Agreement, (w) each exclusive sales representative or exclusive distribution contract to which the Company or any Company Subsidiary is a party, (x) Material Licenses, (y) material guarantees of any obligations (other than a guarantee by the Company of a Company Subsidiary’s debts or a guarantee by a Company Subsidiary of the Company’s debts or another Company Subsidiary’s debts) and (z) each Real Property Lease (as defined herein) are collectively referred to as the “Material Contracts”) and is each a “Material Contract.” The Company has made available to Parent a correct and complete copy of each agreement listed in Section 3.14(b) of the Company Disclosure Schedule.

(c) Except as set forth in Section 3.14(c) of the Company Disclosure Schedule, no Material Contract terminates or provides for acceleration of payments or any other rights as a result of the transactions contemplated hereby or requires any consent from any party thereto in order to remain in full force and effect immediately after the Effective Time, except for any Material Contract which, if terminated, would not reasonably be expected to have a Company Material Adverse Effect.

(d) Section 3.14(d) of the Company Disclosure Schedule sets forth a list, as of the date of this Agreement, of all agreements of the Company or any Company Subsidiary with any executive officer or director of the Company or any other Company Subsidiary. Except as set forth in Section 3.14(d) of the Company Disclosure Schedule or as disclosed in a Company SEC Document filed prior to the date of this Agreement, no officer or director of the Company, or any “associate” (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any interest in any contract or property (real or personal, tangible or intangible), used in, or pertaining to the business of the Company or any of the Company Subsidiaries which interest would be required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated by the SEC.

Section 3.15  Real and Personal Property.

(a) Except as set forth in Section 3.15(a) of the Company Disclosure Schedule and except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company and the Company Subsidiaries has good and marketable title to, or valid leasehold interests in, all of its properties and assets, free and clear of all Encumbrances other than Permitted Encumbrances. Each of the Company and the Company Subsidiaries enjoys peaceful and undisturbed possession under all Real Property Leases (as defined below) to which it is a party, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Section 3.15(b) of the Company Disclosure Schedule sets forth a true and complete list of all real property owned by the Company or any Company Subsidiary (collectively, the “Owned Real Property”). Neither the Company nor any Company Subsidiary is obligated under, or a party to, any option, right of first refusal or other contractual right to sell, assign or dispose of any Owned Real Property or any portion thereof.

(c) Section 3.15(c) of the Company Disclosure Schedule sets forth a true and complete list of all real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any Company Subsidiary (collectively, including the improvements thereon, the “Leased Real Property”). Each material agreement under which the Company or any Subsidiary is the landlord, sublandlord, tenant, subtenant, or occupant (each a “Real Property Lease”) that has not been terminated or expired as of the date hereof is a valid and binding obligation of the Company or a Company Subsidiary and is in full force and effect. There is no default under any Real Property Lease either by the Company or the Company Subsidiaries party thereto or, to the Company’s knowledge, by any other party thereto, and to the Company’s knowledge, no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default by the Company or any Company Subsidiary thereunder, except for such defaults as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.16  Intellectual Property.

(a) Section 3.16 of the Company Disclosure Schedule sets forth a complete list, as of the date of this Agreement, of all:

(i) patented and registered Intellectual Property, and pending patent applications or applications for registration of Intellectual Property, owned or filed by the Company or any Company Subsidiary;

(ii) trade names and trademarks, service marks and copyrights owned or used by the Company or any Company Subsidiary; and

(iii) material licenses of Intellectual Property to which the Company or any of the Company Subsidiaries is a party (the “Material Licenses”).

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(i) the Company and the Company Subsidiaries own, or are licensed to use, all Intellectual Property used in and necessary for the conduct of their business as it is currently conducted and as presently contemplated to be conducted;

(ii) (x) the Intellectual Property owned by the Company or any Company Subsidiary is valid, subsisting, and in full force and effect, (y) record ownership of the Intellectual Property owned by the Company or any Company Subsidiary is up to date and (z) registrations and applications for Intellectual Property owned by the Company or any Company Subsidiary and for which registration or applications have been obtained or made have been duly maintained, are subsisting, in full force and effect, and have not been cancelled, expired, or abandoned;

(iii) the Company and each Company Subsidiary has taken reasonable steps to preserve the confidentiality of its trade secrets, its confidential, proprietary manufacturing processes, formulas, recipes and other confidential, proprietary information;

(iv) to the knowledge of the Company, the use of Intellectual Property by the Company and the Company Subsidiaries does not infringe on or otherwise violate the rights of any third party, and, to the extent such Intellectual Property is licensed, the license fees that are currently due have been paid in full and its use is in accordance with the applicable license pursuant to which the Company acquired the right to use such Intellectual Property;

(v) to the knowledge of the Company, no third party is challenging, infringing on or otherwise violating any right of the Company in the Intellectual Property;

(vi) neither the Company nor any of the Company Subsidiaries has received notice of any pending, or, to the knowledge of the Company, threatened claim, order or proceeding with respect to any Intellectual Property used in and necessary for the conduct of the Company’s and the Company Subsidiaries’ business as it is currently conducted and as presently contemplated to be conducted; and

(vii) to the knowledge of the Company, no Intellectual Property is being used or enforced by the Company or the Company Subsidiaries in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of any Intellectual Property used in and necessary for the conduct of the Company’s and the Company Subsidiaries’ business as it is currently conducted.

Section 3.17  Labor Matters.

(a) Except as set forth in Section 3.17(a) of the Company Disclosure Schedule, as of the date of this Agreement (i) there is no labor strike, dispute, slowdown, stoppage or lockout pending, or to the knowledge of the Company, threatened against or affecting the Company or any of the Company Subsidiaries, nor has there been any such action or event during the three years prior to the date of this Agreement, (ii) neither the Company nor any of the Company Subsidiaries is a party to, bound by or in the process of negotiating any collective bargaining or similar agreement with any labor union, labor organization, trade union, works council or similar organization or employee association, or work rules or practices agreed to with any labor union, labor organization, trade union, works council or similar organization or employee association, in each case applicable to employees of the Company or any of the Company Subsidiaries and (iii) none of the employees of the Company or any of the Company Subsidiaries is represented by any labor union, labor organization, trade union, works council or similar organization or employee association with respect to their employment with the Company or any of the Company Subsidiaries and, to the knowledge of the Company, there are not any union organizing activities, either by or on behalf of any employee or union or similar labor organization or association with respect to employees of the Company or the Company Subsidiaries.

(b) To the knowledge of the Company, no executive officer or other key employee of the Company or any Company Subsidiary is subject to any noncompete, nonsolicitation, nondisclosure, confidentiality, employment, consulting or similar agreement relating to, affecting or in conflict with the present and proposed business activities of the Company and the Company Subsidiaries, except agreements between the Company or a Company Subsidiary and its present and former officers or employees.

(c) No employee of the Company or any of the Company Subsidiaries has, as a result of any action or inaction on the part of the Company or the Company Subsidiaries, experienced an employment loss, as defined by the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar applicable state or local law, requiring notice to employees in the event of a closing or layoff, within ninety days prior to the date of this Agreement.

Section 3.18  Compliance with Laws. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and except as set forth in Section 3.18 of the Company Disclosure Schedule, (a) the Company and the Company Subsidiaries have complied in a timely manner with all Laws which affect the business, properties or assets of the Company or the Company Subsidiaries, (b) no notice, charge, claim, action or assertion has been received by the Company or any Company Subsidiary or has been filed, commenced or, to the Company’s knowledge, threatened against the Company or any Company Subsidiary alleging any violation of any of the foregoing, (c) the Company and the Company Subsidiaries possess all licenses, permits and approvals required under such Laws and such licenses, permits and approvals are in full force and effect and (d) there is no action, proceeding or investigation pending or, to the knowledge of the Company, threatened regarding the suspension, revocation or cancellation of any such licenses, permits and approvals. Notwithstanding the foregoing, no representation or warranty in this Section 3.18 is made with respect to permits issued under or matters relating to Environmental Laws, which are covered exclusively by the provisions set forth in Section 3.21.

Section 3.19  Condition of Assets. The material property, plant and equipment of the Company and the Company Subsidiaries has been maintained in all material respects in reasonable operating condition and repair, ordinary wear and tear excepted, and is in all material respects sufficient to permit the Company and each Company Subsidiary to conduct their operations in the ordinary course of business in a manner consistent with their past practices.

Section 3.20  Customers and Suppliers.  Section 3.20 of the Company Disclosure Schedule sets forth a true, correct and complete list of the 10 largest suppliers to and customers of the Company for the fiscal year ended July 31, 2006 (determined on the basis of the total dollar amount of purchases or sales, as the case may be). Since August 1, 2006 through the date of this Agreement, there has been no termination or cancellation of the business relationship of the Company or any Company Subsidiary with any such customer or supplier nor, to the knowledge of the Company, has any such customer or supplier indicated an intent to so terminate, cancel or materially curtail its business relationship with the Company or any Company Subsidiary.

Section 3.21  Environmental Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and except as disclosed in Section 3.21(a) of the Company Disclosure Schedule:

(i) the Company and each Company Subsidiary has been and is in compliance with all applicable Environmental Laws, including, but not limited to, possessing all permits, authorizations, licenses, exemptions and other governmental authorizations required for its operations under applicable Environmental Laws;

(ii) there is no pending or, to the knowledge of the Company, threatened Environmental Claim against the Company, any Company Subsidiary or, to the knowledge of the Company, any Person whose liability for Environmental Claims the Company or any Company Subsidiary has assumed or retained by contract or operation of law;

(iii) with respect to the Owned Real Property and, to the knowledge of the Company, the Leased Real Property, there have been no spills, discharges, releases or threatened releases (as such term is defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42, U.S.C. 9601, et seq.) of Hazardous Substances on or underneath any of such real property that requires or is likely to require Cleanup under applicable Environmental Laws;

(iv) with respect to real property that was formerly owned, leased or operated by the Company or any Company Subsidiary or any of their predecessors in interest, there were no spills, discharges or releases (as such term is defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42, U.S.C. 9601, et seq.) of Hazardous Substances on or underneath any of such real property during or, to the knowledge of the Company, prior to the Company’s or any Company

Subsidiary’s ownership or operation of such real property that requires or is likely to require Cleanup under applicable Environmental Laws; and

(v) neither the Company nor any Company Subsidiary has disposed or arranged for the disposal of Hazardous Substances at any location that is: (x) listed on the Federal National Priorities List (“NPL”) or identified on the Comprehensive Environmental Response, Compensation, and Liability Information System (“CERCLIS”), each established pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42, U.S.C. 9601, et seq.; (y) listed on any state or foreign list of hazardous waste sites that is analogous to the NPL or CERCLIS; or (z) to the knowledge of the Company, currently undergoing Cleanup actions.

(b) Except as disclosed in Section 3.21(b) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has entered into any written agreement or incurred any legal or monetary obligation that may require them to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any Person from or against any liabilities or costs arising out of or related to the generation, manufacture, use, transportation or disposal of Hazardous Substances, or otherwise arising in connection with or under Environmental Laws.

(c) The following terms shall have the following meanings for the purposes of this Agreement:

(i) “Cleanup” means all actions required by Environmental Laws to: (1) remove, treat or remediate Hazardous Substances in the indoor or outdoor environment; (2) prevent the release of Hazardous Substances so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (3) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (4) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Substances in the indoor or outdoor environment.

(ii) “Environmental Laws” means all federal, state, local and foreign Laws (including common law) relating to pollution or protection of human health or the environment, including without limitation, laws relating to the exposure to, or releases or threatened releases of, Hazardous Substances or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Substances and such Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances.

(iii) “Environmental Claim” shall mean any claim, action, cause of action, administrative proceeding, investigation or notice in writing by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resource damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of a Hazardous Substance at any location, whether or not owned or operated by the Company or any Company Subsidiary or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

(iv) “Hazardous Substances” shall mean (a) any petrochemical or petroleum products, radioactive materials, asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined by any Environmental Law as, or included in the definition of, “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect; or (c) any other chemical, material or substance, exposure to which is prohibited, limited, or regulated by any applicable Environmental Law.

Section 3.22  Insurance.  Section 3.22 of the Company Disclosure Schedule (i) lists all material insurance policies maintained by or on behalf of the Company and the Company Subsidiaries as of the date hereof and (ii) includes a summary description of any self-insurance arrangements in effect as of the date hereof with respect to the Company and the Company Subsidiaries. The Company has heretofore made available to Parent summaries of all such insurance policies. The Company and the Company Subsidiaries have policies of insurance of the type and in amounts customarily carried by Persons conducting businesses or owning assets similar to those of the Company and the Company Subsidiaries. All such policies are in full force and effect and will not terminate by virtue of the transactions contemplated hereby, all premiums due thereon have been paid by the Company or the Company Subsidiaries, and the Company and the Company Subsidiaries are otherwise in compliance in all material respects with the terms and provisions of such policies. Furthermore, as of the date of this Agreement, (a) neither the Company nor any Company Subsidiary has received any notice of cancellation or non-renewal of any such policy or arrangement nor to the knowledge of the Company is the termination of any such policies or arrangements threatened in writing, (b) to the knowledge of the Company, there is no material claim pending under any of such policies or arrangements as to which coverage has been questioned, denied or disputed by the underwriters of such policies or arrangements and (c) neither the Company nor any Company Subsidiary has received any notice from any of its insurance carriers that any insurance coverage presently provided for will not be available to the Company or any Company Subsidiary in the future on substantially the same terms as now in effect.

Section 3.23  Certain Business Practices.  Neither the Company nor any Company Subsidiary, and to the knowledge of the Company no director, officer, agent or employee of the Company or any Company Subsidiary, has made any unlawful payment to foreign or domestic government officials or employees or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other federal, foreign or state anti-corruption or anti-bribery Law or requirement applicable to the Company or the Company Subsidiaries.

Section 3.24  Proxy Statement; Information Provided.  The Proxy Statement will not, at the time that the Proxy Statement or any amendment or supplement thereto is first mailed to the shareholders of the Company and at the time of the Company Shareholder Meeting to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made in the Proxy Statement, if any, based on information furnished in writing by Parent or Merger Sub for inclusion therein. The Proxy Statement will comply in all material respects with the provisions of the Exchange Act.

Section 3.25  Opinion of Financial Advisor.  The Company has received the written opinion of UBS Securities LLC (the ”Company Financial Advisor”) to the effect that as of the date of such opinion and based upon and subject to the assumptions made, matters considered and qualifications and limitations set forth in such opinion, the Merger Consideration is fair, from a financial point of view, to the Company’s shareholders, and a copy of such opinion will, promptly following the date hereof, be delivered to Parent and Merger Sub solely for informational purposes after receipt thereof by the Company.

Section 3.26  Brokers.  No broker, investment banker, financial advisor or other person, other than the Company Financial Advisor, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company or any Company Subsidiary. The Company has heretofore disclosed to Parent the aggregate amount of fees and expenses payable to the Company Financial Advisor by the Company as a result of the transactions contemplated by this Agreement.

Section 3.27  State Takeover Statutes.  The Company Board of Directors has approved the Merger, this Agreement and the transactions contemplated hereby within the meaning of Sections 2538(b)(1) and 2555(1) of the PBCL, and Section 2538(a) of the PBCL is inapplicable to this Agreement and the Merger. Except for the applicable provisions of the PBCL, no other “fair price,” “moratorium,” “control share acquisition,” “business combination,” or other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement or any of the other transactions contemplated hereby based upon the Company’s operations. As a result of the foregoing actions, the only additional corporate action required to authorize the Merger and the other transactions contemplated hereby on behalf of the Company is the Company Shareholder Approval.

Section 3.28  Rights Agreement.  The Company has taken, or as soon as practicable after the date hereof (but in no event later than three Business Days after the date hereof) shall take, all actions necessary to make the Rights inapplicable to the Merger, this Agreement and the transactions contemplated hereby. The Company’s Board of Directors has taken, or as soon as practicable after the date hereof (but in no event later than three Business Days after the date hereof) shall take, all actions necessary or appropriate to amend the Rights Agreement so that neither the execution, delivery or performance of this Agreement nor the consummation of the Merger will (a) cause the Rights to become exercisable, (b) cause Parent or any of its Affiliates or Associates (as each such term is defined in the Rights Agreement) to become an Acquiring Person (as such term is defined in the Rights Agreement) or (c) give rise to a Shares Acquisition Date or a Distribution Date (as each such term is defined in the Rights Agreement). After giving effect to the amendment in the preceding sentence, the Rights will expire immediately prior to the Effective Time without any payment being made in respect thereof. The Company has delivered to Parent a true and complete copy of such amendment.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1  Organization.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its respective incorporation and has all full corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted.

Section 4.2  Authorization; Validity of Agreement; Necessary Action.  Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the boards of directors of each of Parent and Merger Sub, and by Parent as the sole shareholder of Merger Sub, and no other corporate authority or approval on the part of Parent or Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and Merger Sub enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and to general principles of equity.

Section 4.3  Consents and Approvals; No Violations.  None of the execution, delivery or performance of this Agreement by Parent or Merger Sub, the consummation by Parent or Merger Sub of the transactions contemplated hereby or compliance by Parent or Merger Sub with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the organizational documents of Parent or the Articles of Incorporation or Bylaws of Merger Sub, (b) violate, conflict with or result in a breach of any provisions under any of the terms, conditions or provisions of any material Contract to which Parent is a party (c) require any material filing by Parent or Merger Sub with, or permit, authorization, consent or approval of, any Governmental Entity (except for (i) compliance with any applicable requirements of the Exchange Act and Securities Act, (ii) any filings as may be required under the PBCL in connection with the Merger, (iii) the filing with the SEC and the New York Stock Exchange of (A) the Proxy Statement and (B) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iv) such filings and approvals as may be required by any applicable state securities, blue sky or takeover Laws or (v) any filings in connection with the applicable requirements of the HSR Act or under the antitrust or competition Laws of applicable European Union jurisdictions), or (d) conflict with or violate any Law applicable to Parent, any of its Subsidiaries, or any of their properties or assets, except in the case of clause (b) or (c) such violations, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of either Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated hereby (a “Parent Material Adverse Effect”), or prevent or materially delay the consummation of any the transactions contemplated hereby.

Section 4.4  Information in the Proxy Statement.  None of the information supplied by Parent or Merger Sub in writing expressly for inclusion in the Proxy Statement will, at the time the Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time of the meeting of shareholders Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

Section 4.5  Brokers.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub which will not be for the sole account of Parent and/or any Subsidiary of Parent.

Section 4.6  Financing.  The financing required to consummate the Merger and the transactions contemplated hereby and to pay related fees and expenses is collectively referred to in this Agreement as the “Financing”. Parent has provided the Company with a true and correct copy of the commitment letter from the financial institutions named therein relating to the Financing. At the Effective Time, Parent and Merger Sub will have available all of the funds necessary for the acquisition of all Shares pursuant to the Merger, and to perform their respective obligations under this Agreement. Notwithstanding anything to the contrary set forth herein, Parent’s and Merger Sub’s obligations to consummate the Merger are not subject to or conditioned on the consummation of the Financing, or any alternative financing.

Section 4.7  No Share Ownership.  Neither Parent nor any Subsidiary of Parent directly or indirectly controls or owns, beneficially or of record, any Shares.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1  Interim Operations of the Company.  The Company covenants and agrees that, except as expressly required or permitted by this Agreement, and except as set forth in Section 5.1 of the Company Disclosure Schedule, after the date hereof, and prior to the earlier of (x) the termination of this Agreement in accordance with Article VIII and (y) the Effective Time (unless Parent shall otherwise consent in writing):

(a) the business of the Company and the Company Subsidiaries shall be conducted only in the ordinary course of business consistent with past practice, and each of the Company and the Company Subsidiaries shall use its reasonable best efforts to preserve its present business organization intact, to keep available the services of its current key officers, employees and consultants, and to maintain good relations with customers, suppliers, employees, contractors, distributors and others having business dealings with it;

(b) neither the Company nor any Company Subsidiary shall, (i) directly or indirectly, except with respect to the Company, for the issuance of Shares upon the exercise of the Options outstanding on the date hereof pursuant to the terms of such Options, issue, sell, modify, transfer, dispose of, encumber or pledge any shares of capital stock of the Company or any capital stock or other equity interests of any Company Subsidiary, securities convertible into or exchangeable for, or options, warrants or rights of any kind to acquire any shares of such capital stock or other equity interests or any other ownership interest; (ii) amend or otherwise change its Articles of Incorporation or Bylaws or similar organizational documents; (iii) split, combine, reclassify, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or other equity interests; or (iv) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock, other than the payment of the Company’s regular quarterly dividend on October 16, 2006 and the declaration and payment of the Company’s next regular quarterly cash dividend in an amount not to exceed $0.005 per Share and at a time consistent with past practice;

(c) neither the Company nor any Company Subsidiary will (i) other than borrowings under the Company’s revolving credit facilities and the incurrence of trade credit in the ordinary course of business consistent with past practice, incur or assume indebtedness or issue any debt securities; (ii) other than in the ordinary course of business consistent with past practice, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (iii) make any loans, advances (other than advances of credit in the ordinary course of business consistent with past practice related to the sale or financing of new or used equipment) or capital contributions to, or investments in, any other Person other than to or for the benefit of a Company Subsidiary; (iv) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any equity interest therein; or (v) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any of its assets or properties, other than in the ordinary course of business consistent with past practice;

(d) except to the extent required in a written contract or agreement in existence on the date hereof and included in a Company SEC Document filed prior to the date hereof or as set forth in Section 5.1(d) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary shall (i) change the compensation or benefits payable or to become payable to any of its officers or directors, or except in the ordinary course of business consistent with past practice, its employees, agents or consultants; (ii) enter into, extend or amend any employment, collective bargaining, severance, consulting, termination or other agreement or employee benefit plan; or (iii) make any loans or advances to any of its officers, directors, employees, agents, consultants or affiliates or change its existing borrowing or lending arrangements for or on behalf of any of such persons pursuant to an employee benefit plan or otherwise;

(e) neither the Company nor any Company Subsidiary shall (i) pay or arrange for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or affiliate or pay or make any arrangement for payment to any officers, directors, employees or affiliates of the Company of any amount relating to unused vacation days, except payments and accruals made in the ordinary course of business consistent with past practice; (ii) except as may be required pursuant to the terms of a Benefit Plan as in effect as of the date of this Agreement or by applicable Law, and, except in the ordinary course of business consistent with past practice with respect to employees other than executive officers of the Company, adopt or pay, grant, issue or accelerate salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any director, officer or employee, whether past or present, or (iii) amend in any material respect any such existing plan, agreement or arrangement (except as required by applicable Law);

(f) except in the ordinary course of business consistent with past practice, neither the Company nor any Company Subsidiary will, (i) modify, extend, amend or terminate any Material Contract to which the Company or any Company Subsidiary is a party or by which any of them or any of their respective properties or assets may be bound; (ii) waive, release or assign any material rights or claims under any of such Contracts; or (iii) enter into any Material Contract;

(g) neither the Company nor any Company Subsidiary will (i) change any of the accounting methods used by it except for such changes required by GAAP or by applicable Law or (ii) make any Tax election or change any Tax election already made, adopt any Tax accounting method, change any Tax accounting method, enter into any closing agreement or settle any claim or assessment relating to Taxes or consent to any claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment;

(h) neither the Company nor any Company Subsidiary will pay, discharge or satisfy any material claims, liabilities or obligations (whether absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, in the ordinary course of business consistent with past practice, or of claims, liabilities or obligations reflected or reserved against in the Financial Statements of the Company for the period ended July 31, 2006 or incurred since July 31, 2006 in the ordinary course of business consistent with past practice;

(i) neither the Company nor any Company Subsidiary will (i) settle or commence any action, suit, claim, litigation or other proceeding involving an amount in excess of the amount reserved therefor in the Financial Statements or, to the extent not so reserved, in excess of $500,000 individually or, in the aggregate for all actions, suits, claims, litigation or other proceeding, an amount in excess of $5,000,000 or (ii) enter into any consent decree, injunction or other similar restraint or form of equitable relief in settlement of any action, suit, claim, litigation or other proceeding;

(j) neither the Company nor any Company Subsidiary will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than with respect to Company, the Merger);

(k) neither the Company nor any Company Subsidiary will take any action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied or that would reasonably be expected to materially delay the consummation of, or materially impair the ability of the Company to consummate, the transactions contemplated by this Agreement in accordance with the terms hereof;

(l) the Company shall not, and shall not permit any of the Company Subsidiaries to, enter into, amend, modify or supplement any agreement, transaction, commitment or arrangement with any officer, director or other affiliate (or any affiliate of any of the foregoing);

(m) except as may be reasonably required in order to conduct emergency operations, neither the Company nor any Company Subsidiary shall make any capital expenditure which is not in all material respects in accordance with the annual budget for the fiscal year 2007, a true and correct copy of which was previously provided to Parent; and

(n) neither the Company nor any Company Subsidiary will enter into any agreement, contract, commitment or arrangement to do any of the foregoing, or authorize any of the foregoing.

Section 5.2  No Solicitation.

(a) The Company agrees that it shall immediately cease and cause to be terminated all existing discussions, negotiations and communications, if any, with any Persons with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such Person (and its agents and advisors) in possession of confidential information about the Company and the Company Subsidiaries that was furnished by or on behalf of the Company to return or destroy all such information. Except as provided in Section 5.2(b), from the date of this Agreement until the earlier of termination of this Agreement or the Effective Time, the Company shall not and shall not authorize or permit its or any Company Subsidiary’s officers, directors, investment bankers, attorneys or other advisors or representatives (collectively, ”Representatives”) to directly or indirectly (i) initiate, solicit or encourage (including by way of furnishing information or assistance), or knowingly induce, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of the Company Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of the Company Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any efforts by any Person (other than Parent or any of its affiliates or representatives) that is seeking to make, or has made, an Acquisition Proposal, (iii) fail to make, or withdraw or modify in any manner adverse to Parent the Company Board Recommendation, recommend, adopt, or approve or publicly propose to recommend, adopt or approve an Acquisition Proposal (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”), (iv) grant (other than to Parent or any of its affiliates or representatives) any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of the Company Subsidiaries, (v) enter into any understanding, letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement or document contemplating or otherwise relating to any Acquisition Proposal or (vi) take any action to make the provisions of the Rights Agreement or any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including, without limitation, Sections 2538 through 2588, inclusive, of the PBCL) or any restrictive provision of any applicable anti-takeover provision in the Company’s Articles of Incorporation or Bylaws inapplicable to any transactions contemplated by an Acquisition Proposal. The Company shall promptly (and in any event within twenty four hours) notify Parent if any proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with the Company or its Representatives, in each case, in connection with an Acquisition Proposal or the possibility or consideration of making an Acquisition Proposal, which notice shall identify the name of the Person making such proposal or request or seeking such negotiations or discussions and include copies of all correspondence and written materials provided to the Company, any Company Subsidiary or any Company Representative that describe the terms and conditions of any proposal or request (and any subsequent changes to such terms and conditions) and summaries of any oral communications addressing such matters. The Company shall ensure that its officers, directors and key employees, and its investment bankers, attorneys and other Representatives are aware of the provisions of this Section 5.2.

(b) Notwithstanding the foregoing, prior to the adoption of this Agreement by the Company’s shareholders (and in no event after the adoption of this Agreement by the Company’s shareholders), the Company may, subject to compliance with this Section 5.2, furnish information concerning its business, properties or assets to any Person pursuant to a confidentiality and standstill agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement, dated August 29, 2006, entered into between Parent and the Company (the “Confidentiality Agreement”) (a copy of which shall be provided promptly after its execution to Parent) and may negotiate and participate in discussions and negotiations with such Person concerning an Acquisition Proposal if, but only if, (x) such Acquisition Proposal provides for a transaction as a result of which the Company’s shareholders cease to own at least 80% of the voting securities of the ultimate parent entity resulting from such transaction; and (y) such Person has on an unsolicited basis, and in the absence of any violation of this Section 5.2 by the Company or any of its Representatives, submitted a bona fide, fully financed, written proposal to the Company relating to any such transaction which the Board of Directors determines in good faith, after receiving advice from a nationally recognized investment banking firm, involves a transaction that is more favorable to the Company’s shareholders from a financial point of view than the Merger and otherwise represents a superior transaction to the Merger or, if applicable, any proposal by Parent to amend the terms of this Agreement taking into account all the terms and conditions of such proposal and this Agreement (including the expected timing and likelihood of consummation, taking into account any governmental, regulatory and other approval requirements) and which is not conditioned upon obtaining financing (an Acquisition Proposal which satisfies clauses (x) and (y) being referred to herein as a “Superior Proposal”). The Company shall promptly, and in any event within twenty-four hours following receipt of a Superior Proposal and prior to providing any such party with any material non-public information, notify Parent of the receipt of the same, which notice shall include the name of the Person making such Superior Proposal and copies of all correspondence and written materials provided to the Company, any Company Subsidiary or any Company Representative that describes any terms and conditions of any Superior Proposal (and any subsequent changes to such terms and conditions) and summaries of any oral communications addressing such matters. The Company shall promptly provide to Parent any material non-public information regarding the Company or any Company Subsidiary provided to any other party which was not previously provided to Parent, such additional information to be provided no later than the date of provision of such information to such other party.

(c) [Intentionally Left Blank].

(d) Except as set forth herein, neither the Company Board of Directors nor any committee thereof shall (i) make an Adverse Recommendation Change or (ii) enter into any agreement with respect to any Acquisition

Proposal. Notwithstanding the foregoing, prior to the adoption of this Agreement by the Company’s shareholders (and in no event after the adoption of this Agreement by the Company’s shareholders), the Company Board of Directors may (subject to the terms of this and the following sentence) make an Adverse Recommendation Change or enter into an agreement with respect to a Superior Proposal (an ”Acquisition Agreement”), (x) in the case of clause (i) above, at any time after the fourth Business Day following the Company’s delivery to Parent of written notice advising Parent that the Company Board of Directors has determined in good faith (after receiving the advice of its financial advisor and outside legal counsel) that it is required to make such Adverse Recommendation Change in order to comply with applicable Law, including its fiduciary duties and (y) in the case of clause (ii) above, at any time after the fourth Business Day following the Company’s delivery to Parent of written notice advising Parent that the Company Board of Directors has received a Superior Proposal and is otherwise in accordance with the notice requirements set forth in Section 5.2(b); provided, however, that the Company shall not enter into an Acquisition Agreement unless the Company complies with Section 5.2(e). Any such Adverse Recommendation Change or the entry by the Company into any Acquisition Agreement shall not change the approval of the Company Board of Directors for purposes of causing any state takeover statute or other state Law to be applicable to the Merger, this Agreement and the transactions contemplated hereby.

(e) The Company may terminate this Agreement and enter into an Acquisition Agreement, provided that, prior to any such termination, (i) the Company shall have provided Parent written notice that it intends to terminate this Agreement pursuant to this Section 5.2(e), identifying the Superior Proposal then determined to be more favorable and the parties thereto and delivering to Parent a copy of the Acquisition Agreement for such Superior Proposal in the form to be entered into, (ii) within a period of four full Business Days following the delivery of the notice referred to in clause (i) above, Parent shall not have proposed adjustments in the terms and conditions of this Agreement which, after having caused its financial and legal advisors to negotiate with Parent in good faith such proposed adjustments in the terms and conditions of this Agreement, the Company Board of Directors determines in its good faith judgment (after considering the advice of its financial advisor) to be as favorable to the Company’s shareholders as such Superior Proposal, and (iii) at least four full Business Days after the Company has provided the notice referred to in clause (i) above, the Company shall have delivered to Parent (A) a written notice of termination of this Agreement pursuant to this Section 5.2(e) and (B) a wire transfer of immediately available funds in the amount of the Termination Fee.

(f) Nothing contained in this Agreement shall prohibit the Company or the Company Board of Directors from (i) taking and disclosing to its shareholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or (ii) from making any disclosure to the Company’s shareholders if, in each case, the Company Board of Directors has determined in good faith (after receiving the advise of its financial advisor and outside legal counsel) that it is required to do so in order to comply with applicable Law, including its fiduciary duties.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1  Company Shareholder Meeting; Proxy Statement.  (a) The Company shall in accordance with applicable Law:

(i) duly call, give notice of, convene and hold a special meeting of its shareholders as soon as reasonably practicable following the mailing of the Proxy Statement to the Company’s shareholders, for the purpose of considering and taking action upon this Agreement (the “Company Shareholder Meeting”);

(ii) prepare and file with the SEC a preliminary proxy statement relating to the Merger and this Agreement and use its reasonable best efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement and respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and cause a definitive proxy statement (together with any amendments and supplements thereto, the “Proxy Statement”) to be mailed to its shareholders at the earliest practicable time following the execution of this Agreement; provided, however; that Parent,

Merger Sub and their counsel shall be given the reasonable opportunity to review and comment on such filings and responses before they are filed with the SEC;

(iii) include in the Proxy Statement (A) the opinion of the Company Financial Advisor referred to in Section 3.25 and (B) the recommendation of the Company Board of Directors that shareholders of the Company vote in favor of the adoption of this Agreement, unless, pursuant to Section 5.2(d), the Company Board of Directors (or the applicable committee thereof) has made an Adverse Recommendation Change; and

(iv) use its reasonable best efforts to solicit from holders of Shares proxies in favor of the Merger and take all actions reasonably necessary or, in the reasonable opinion of Merger Sub, advisable to secure the approval of shareholders required by the PBCL, the Company’s Articles of Incorporation and any other applicable Law to effect the Merger, unless, pursuant to Section 5.2(d), the Company Board of Directors (or the applicable committee thereof) has made an Adverse Recommendation Change.

(b) Subject to its right to terminate this Agreement in accordance with Section 8.1, the Company shall be required to take the actions specified in Sections 6.1(a)(i), 6.1(a)(ii) and 6.1(a)(iii)(A), and satisfy all its other obligations under this Agreement, whether or not the Company Board of Directors (or the applicable committee thereof) has made an Adverse Recommendation Change after the date hereof.

Section 6.2  Notification of Certain Matters.  The Company shall give prompt written notice to Parent of (i) any material claims, actions, proceedings or governmental investigations commenced or, to its knowledge, threatened, involving or affecting the Company or any Company Subsidiary or any of their property or assets and (ii) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by the Company or any of Company Subsidiary subsequent to the date of this Agreement and prior to the Effective Time, under any Material Contract or any Contract entered into after the date of this Agreement that if in effect on the date hereof would be a Material Contract, to which the Company or any Company Subsidiary is a party or is subject. The Company, on the one hand, and Parent, on the other hand, shall give prompt written notice to the other party of (a) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated hereby or (b) any Company Material Adverse Effect or any Parent Material Adverse Effect. The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of (i) the occurrence, or failure to occur, of any event that would be reasonably likely to cause any representation or warranty made by such party contained in this Agreement to be untrue or inaccurate in any material respect and (ii) any material failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. The Company will furnish to Parent complete and correct copies of all correspondence from and to the SEC and all correspondence relating to accounting, sales and the business practices of the Company or any Company Subsidiary from and to any Governmental Entity. Notwithstanding anything in this Agreement to the contrary, no such notification shall affect the representations, warranties or covenants of the parties or the conditions to the obligations of the parties hereunder.

Section 6.3  Access; Confidentiality.  From the date hereof until the Effective Time, subject to the terms of the Confidentiality Agreement, upon reasonable notice to the Company and without unreasonable disruption of the Company’s operations or properties, the Company shall (and shall cause each of the Company Subsidiaries to) afford to the officers, employees, accountants, counsel, financing sources and other representatives of Parent and Merger Sub, regular access, during normal business hours to all of its officers, employees, agents, properties, books, contracts and records and, during such period, the Company shall (and shall cause each of the Company Subsidiaries to) furnish promptly to Parent and Merger Sub (a) a copy of each report, schedule, registration statement and other document filed by it pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as Parent or Merger Sub may reasonably request. Parent and Merger Sub will hold any information obtained pursuant to this Section 6.3 in accordance with the terms of the Confidentiality Agreement. No investigation pursuant to this Section 6.3 shall affect any representation or warranty made by the parties hereunder.

Section 6.4  Publicity.  Each of Parent and the Company shall consult with the other regarding their initial press releases with respect to the execution of this Agreement. Thereafter, so long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective affiliates, shall issue any press release or other announcement with respect to this Agreement and the transactions contemplated hereby without the prior consent of the other party (such consent not to be unreasonably withheld), except as such press release or other announcement may be required by Law or the rules of a national securities exchange or trading market, in which case the party required to make the release or announcement shall use its reasonable best efforts to provide the other party with a reasonable opportunity to review and comment on such release or announcement in advance of its issuance.

Section 6.5  Insurance and Indemnification.  (a) Parent and Merger Sub agree that all rights to indemnification by the Company now existing in favor of each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any Company Subsidiary or an employee of the Company or any Company Subsidiary or who acts as a fiduciary under any of the Benefit Plans (each an “Indemnified Party”) as provided in the Company’s or the applicable Company Subsidiary’s articles of incorporation or bylaws, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, copies of which have been provided or made available to Parent, including provisions relating to the advancement of expenses incurred in the defense of any action or suit, shall survive the Merger and shall remain in full force and effect for a period of at least six years from the Effective Time. From and after the Effective Time, Parent and the Surviving Corporation shall be jointly and severally liable to pay and perform in a timely manner such indemnification obligations.

(b) For six years after the Effective Time, to the full extent permitted under applicable Law, Parent and the Surviving Corporation (the ”Indemnifying Parties”) shall jointly and severally indemnify, defend and hold harmless each Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in respect of this Agreement) other than actions or omissions deemed to constitute self-dealing, willful misconduct or recklessness, and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred in good faith by such Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred; provided that nothing herein shall impair any rights to indemnification of any Indemnified Party referred to in clause (a) above.

(c) Parent and the Surviving Corporation shall use their respective reasonable best efforts to maintain the Company’s existing officers’ and directors’ liability insurance (“D&O Insurance”) for a period of not less than six years after the Effective Time; provided, however, that Parent may substitute therefor policies of substantially equivalent coverage and amounts containing terms no less favorable to such former directors or officers; provided, further, that if the existing D&O Insurance expires or is terminated or cancelled during such period, then Parent or the Surviving Corporation shall use their respective reasonable best efforts to obtain substantially similar D&O Insurance; provided further, however, that in no event shall Parent or the Surviving Corporation be required to pay annual premiums for insurance under this Section 6.5(c) in excess of 200% of the current annual premiums paid by the Company for such insurance (the ”Maximum Amount”); provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Parent and the Surviving Corporation shall procure and maintain for such six-year period as much coverage as reasonably practicable for the Maximum Amount. Notwithstanding the foregoing, if permitted under the existing D&O Insurance, Parent shall cause coverage to be extended under the existing D&O Insurance by obtaining a six-year “tail” policy on terms and conditions no less advantageous than the existing D&O Insurance, and such “tail” policy shall satisfy the provisions of this Section 6.5(c).

(d) The obligations of Parent and the Surviving Corporation under this Section 6.5 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.5 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.5 applies shall be third party beneficiaries of this Section 6.5, each of whom may enforce the provisions of this Section 6.5).

(e) If Parent or the Surviving Corporation or any of their respective successors or assigns transfers all or substantially all of its properties and assets to any Person, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.5 if any remain.

Section 6.6  Third Party Standstill Agreements.  During the period from the date of this Agreement through the Effective Time, the Company shall enforce and shall not terminate, amend, modify or waive any standstill provision of any confidentiality or standstill agreement between the Company and other parties entered into prior to the date hereof other than the Confidentiality Agreement.

Section 6.7  Further Action; Standard of Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, Parent, Merger Sub and the Company agree to use their respective reasonable best efforts to (i) make promptly (and in any event within five (5) Business Days after execution of this Agreement) its respective filings, and thereafter make any other required submissions, under the HSR Act and the antitrust or competition Laws of applicable European Union jurisdictions with respect to the transactions contemplated by this Agreement and (ii) take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable including, but not limited to, using their respective reasonable best efforts to obtain any requisite approvals, consents, authorizations, orders, exemptions or waivers by any third Person or Governmental Entity in connection with the transactions contemplated by this Agreement and to fulfill the conditions to the Merger.

(b) In furtherance of, and not in limitation of the foregoing, the parties shall use their respective reasonable best efforts to respond promptly to any requests for additional information made by the Federal Trade Commission or the Department of Justice or any other Governmental Entity, and to cause the waiting periods under the HSR Act and the antitrust or competition Laws of applicable European Union or other jurisdictions to terminate or expire at the earliest possible date after the date of filing. Each of Parent and Merger Sub and the Company will (x) promptly notify the other party of any written communication to that party from any Governmental Entity and, subject to applicable Law, permit the other party to review in advance any proposed written communication to any such Governmental Entity and incorporate the other party’s reasonable comments, (y) not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement, the Merger or the other transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend, and (z) furnish the other party with copies of all correspondence, filings and written communications between them and their affiliates and their respective representatives on one hand, and any such Governmental Entity or its staff on the other hand, with respect to this Agreement, the Merger and the other transactions contemplated hereby.

Section 6.8  State Takeover Laws.  If any state takeover statute becomes or is deemed to become applicable to the Company or the transactions contemplated by this Agreement, then the Company Board of Directors shall take all reasonable actions necessary to render such statutes inapplicable to the foregoing.

Section 6.9  Shareholder Litigation.  The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and/or its directors or executive officers relating to the transactions contemplated by this Agreement, whether commenced prior to or after the execution and delivery of this Agreement. The Company agrees that it shall not settle any litigation commenced prior to or after the date hereof against the Company or any of its directors or executive officers by any shareholder of the Company relating to the Merger, this Agreement or any other transaction contemplated hereby or otherwise, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed); provided, that nothing in this Section 6.9 shall prevent the Company and its directors, as the case may be, from being represented in any such litigation by counsel of its or his choice.

Section 6.10  Company Notes.

(a) Provided that this Agreement shall not have been terminated in accordance with Section 8.1, at the sole election of Parent, either Parent or the Company shall commence promptly, but in any event no later than the fifth Business Day, following the date that the Proxy Statement is first mailed to the Company’s shareholders as contemplated by Section 6.1(a) hereof or on any other date determined by Parent and consented to by the Company (which consent shall not be unreasonably withheld or delayed), offers to purchase, and related consent solicitations to eliminate or modify certain covenants and provisions in the applicable Indenture (as defined below) relating to, all of the outstanding aggregate principal amount of the Company’s 8 3/8% Senior Subordinated Notes due 2012 (the “2012 Notes”) and 8 1/4% Senior Notes Due 2008 (the “2008 Notes”, and together with the 2012 Notes, the “Notes”) on the terms and conditions set forth in one or more offers to purchase, letters of transmittal and other related documents (collectively, the “Debt Offer Documents”), each in form and substance determined by Parent and reasonably satisfactory to the Company (the “Debt Offers”). The parties agree that, and the Debt Offer Documents shall reflect that, consummation of the Debt Offers shall be conditioned on (i) receipt of valid and unrevoked consents from holders of a majority in aggregate principal amount of each series of outstanding Notes (the “Consent Condition”), (ii) the execution and delivery of the supplemental indentures referred to in Section 6.10(b) by the applicable trustee, (iii) the consummation of the Merger and (iv) the satisfaction of other customary conditions to be set forth in the Debt Offer Documents. The Company (i) shall waive any of the conditions to the Debt Offers (other than that the Merger shall have been consummated) and make any change to the terms and conditions (other than that the Merger shall have been consummated) of the Debt Offers as may be reasonably requested by Parent and (ii) shall not, without the prior written consent of Parent, waive any condition to the Debt Offers or make any changes to the terms and conditions of the Debt Offers. Notwithstanding the immediately preceding sentence, and subject to the terms and conditions set forth in the Debt Offer Documents, the Company shall not be required to amend the terms and conditions of the Debt Offers pursuant to instructions from Parent if such amendment would decrease the price per applicable Note payable in the Debt Offers or increase the Consent Condition. Parent shall provide draft Debt Offer Documents to the Company promptly, but in any event no later than five Business Days, after the date the preliminary proxy statement contemplated by Section 6.1(a)(ii) is first filed with the SEC.

(b) The Company covenants and agrees that, promptly following the consent payment deadline described in the Debt Offer Documents, assuming the requisite consents are received, it shall and shall cause the Company Subsidiaries (as applicable) and shall use reasonable commercial efforts to cause the applicable trustee to execute (i) a supplemental indenture to the Indenture, dated as of May 5, 2003 (the “2003 Indenture”), among the Company, the Note Guarantors party thereto and The Bank Of New York, as trustee, relating to the 2008 Notes, and (ii) a supplemental indenture to the Indenture, dated as of June 17, 2002 (together with the 2003 Indenture, the “Indentures”), among the Company, the Note Guarantors party thereto and The Bank of New York, as trustee, relating to the 2012 Notes, which supplemental indentures shall implement the proposed amendments set forth in the Debt Offer Documents and shall become operative substantially concurrently with, but prior to, the Effective Time, subject to the terms and conditions of this Agreement (including the conditions to the Debt Offers). Subject to satisfaction or waiver of the conditions to the Debt Offers set forth in the Debt Offer Documents (including, without limitation, the Consent Condition), substantially concurrently with, but not until after, the Effective Time, Parent shall cause the Surviving Corporation to accept for payment and, as promptly as practicable thereafter, Parent shall provide the Company with all funds necessary to pay for the Notes that have been properly tendered and not withdrawn pursuant to the Debt Offers and in accordance with the Debt Offer Documents.

(c) All mailings to the holders of the Notes in connection with the Debt Offers shall be provided by Parent, subject to prior review and comment by the Company, and no Debt Offer Document shall be mailed or otherwise distributed to holders of the Notes without the written consent of Parent, such consent not to be unreasonably withheld or delayed. The Company agrees to fully cooperate and provide all information reasonably requested by Parent for inclusion in the Debt Offer Documents. If at any time prior to the completion of the Debt Offers any information in or concerning the Debt Offer Documents is discovered by the Company or Parent, which information should be included in an amendment or supplement to the Debt

Offer Documents to prevent the Debt Offer Documents from containing any untrue statement of a material fact or from omitting to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be disseminated to the holders of the Notes.

(d) The parties agree that customary tender offer premiums shall be offered in connection with the Debt Offers. In addition, whether or not the Debt Offers are completed, Parent agrees to be responsible for fees and expenses of any dealer manager, information agent, depositary or other agent retained in connection with the Debt Offers, each of whom shall be selected by Parent (with the consent of the Company not to be unreasonably withheld or delayed), pursuant to customary arrangements and agreements between the Company and such agents, each in form and substance reasonably satisfactory to Parent and the Company.

(e) Notwithstanding anything to the contrary in this Section 6.10, the Company shall comply, and shall cause the Company Subsidiaries to comply, with the requirements of Rule 14e-1 under the Exchange Act, and the rules and regulations promulgated thereunder, and any other Law to the extent such Law is applicable in connection with the Debt Offers. To the extent that the provisions of any applicable Law conflict with this Section 6.10, the Company shall comply with such applicable Law and shall not be deemed to have breached its obligations hereunder by such compliance. Notwithstanding anything to the contrary set forth herein, Parent’s and Merger Sub’s obligations to consummate the Merger are not subject to or conditioned on the consummation of the Debt Offers or the satisfaction of the conditions thereof (including the Consent Condition).

Section 6.11  Financial Information and Cooperation.  During the period prior to the Effective Time, the Company shall provide to Parent consolidated and consolidating monthly financial statements and the complete monthly internal financial reporting package no later than twenty (20) calendar days following the end of each fiscal month. Further, the Company shall provide, and shall cause the Company Subsidiaries and representatives of the Company to provide, all reasonable cooperation in connection with the arrangement and consummation of the Financing, including (a) promptly providing, subject always to the terms of the Confidentiality Agreement, to Parent’s or Merger Sub’s financing sources all material financial information in their possession with respect to the Company and the transactions contemplated by this Agreement reasonably requested by Parent, including information prepared by the Company relating to the Company and the transactions contemplated by this Agreement, (b) causing the Company’s senior officers and other Company representatives to be reasonably available to Parent’s or Merger Sub’s financing sources in connection with such Financing, to reasonably participate in due diligence sessions and to reasonably participate in presentations related to the Financing, including presentations to rating agencies, and (c) reasonably assisting, and using its reasonable best efforts to cause the Company representatives to reasonably assist Parent’s or Merger Sub’s financing sources in preparing and delivering appropriate marketing and closing materials, in each case to be used in connection with the Financing.

Section 6.12  Employee Benefit Matters.

(a) Parent agrees that, subject to Section 6.12(b), during the period commencing at the Effective Time and ending on the first anniversary thereof or, if sooner, upon the applicable Company Employee’s termination of employment, each employee of the Company or any Company Subsidiary immediately before the Effective Time who remains an employee of the Surviving Corporation or any of its Subsidiaries following the Effective Time (the “Company Employees”) will be provided with employee benefits in the aggregate comparable to, at Parent’s election, either (i) those benefits provided to similarly situated employees of Parent or any of its Subsidiaries as of the Effective Time or (ii) those benefits provided by the Company and any Company Subsidiary to Company Employees under the Benefit Plans listed in Section 3.12(b) of the Company Disclosure Schedule as in effect immediately before the Effective Time (excluding tax-qualified defined pension benefit plans, plans providing for retiree medical benefits, incentive pay plans, plans that provide equity-based compensation, severance plans, deferred compensation type plans and plans that provide for payments or benefits upon a change in control). Notwithstanding the foregoing, (i) Company Employees covered by a collective bargaining agreement shall not be subject to the provisions of this Section 6.12(a) and

Section 6.12(c) but shall be subject to the applicable collective bargaining agreement (or the results of any collective bargaining negotiations related thereto), and (ii) Parent agrees to take all actions necessary or appropriate to ensure that the provisions of this Agreement or any transactions contemplated hereby would not be deemed to be a “termination of employment,” within the meaning of, and for purposes of, Sections 2581 and 2582 of the PBCL.

(b) Neither this Section 6.12 nor any other provision of this Agreement shall (i) limit the ability or right of Parent, any of its Subsidiaries, the Company or any of the Company Subsidiaries to terminate the employment of any of their respective employees on or after the Effective Time or obligate any of the foregoing to retain any employee or group of employees of the Company or its Subsidiaries (subject, in each case, to the requirements of applicable Law or any rights of any such employees pursuant to any applicable Benefit Plan listed in Section 6.12(b) of the Company Disclosure Schedule) or (ii) limit the ability or right of Parent, the Company, the Surviving Corporation or any of their Subsidiaries on or after the Effective Time to modify, amend, suspend or terminate any employee benefit plan, program or arrangement, including, without limitation, any Benefit Plan that they may maintain or establish or to establish any such plan, program or arrangement, in each case subject to the applicable terms of such plan, program or arrangement. Except as required by Law, the Company shall not, during the period prior to the Effective Time, make any written or other formal communication to its employees relating to employee compensation or benefits following consummation of the Merger or, following the date of this Agreement, (other than in accordance with the requirements of Section 5.1), without the prior approval of Parent, which approval shall not be unreasonably withheld.

(c) For purposes of all employee benefit plans, programs and arrangements maintained by or contributed to by Parent and its Subsidiaries (including, after the Closing, the Surviving Corporation) in which Company Employees participate (each, a “Parent Benefit Plan”), Parent shall, or shall cause its Subsidiaries to, cause each such Parent Benefit Plan to treat the prior service with the Company and its Subsidiaries of each Company Employee to the same extent such service is recognized under comparable Benefit Plans immediately prior to the Closing) as service rendered to Parent or its Subsidiaries, as the case may be, for purposes of eligibility to participate in and vesting thereunder (but not for any other purpose including, without limitation, for purposes of benefit accrual or determination of level of benefits); provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of such benefit. Company Employees shall also be given credit for any deductible or co-payment amounts paid in respect of the plan year in which the Closing occurs, to the extent that, following the Closing, they participate in any other comparable plan for which deductibles or co-payments are required, but solely for purposes of the plan year that includes the Closing. Parent shall also cause each Parent Benefit Plan to waive any preexisting condition or waiting period limitation to the extent such condition or limitation was waived or satisfied, as the case may be, under the terms of any comparable Benefit Plan immediately prior to the Closing. Parent shall recognize any accrued but unused vacation time of the Company Employees as of the Closing Date in accordance with the terms of any applicable Company policies as set forth in a Benefit Plan listed in Section 3.12(b) of the Company Disclosure Schedule and Parent shall cause the Surviving Corporation and the other Parent Subsidiaries to provide such vacation time in accordance with the terms of such Company policies but in no event will Parent be obligated to extend or enlarge the benefits available under such Company policies.

ARTICLE VII

CONDITIONS

Section 7.1  Conditions to Each Party’s Obligations to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, Merger Sub and the Company, as the case may be, to the extent permitted by applicable Law:

(a) The Merger and this Agreement shall have been adopted by the requisite vote of the holders of the Shares, to the extent required pursuant to the requirements of the Articles of Incorporation and the Bylaws of the Company, and the PBCL; and

(b) No Law shall prohibit consummation of the Merger.

Section 7.2  Additional Conditions to Obligation of Parent and Merger Sub to Effect the Merger.  The obligations of Parent and Merger Sub to consummate the Merger shall also be subject to the satisfaction at or prior to the Effective Time of the following additional conditions:

(a) There shall not be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable, to the Merger or the Agreement which (i) restrains or prohibits Parent’s or Merger Sub’s ownership or operation (or that of any of their respective Subsidiaries or affiliates) of all or a material portion of their or the Company’s and the Company Subsidiaries’ businesses or assets, or compels Parent or Merger Sub or their respective Subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective Subsidiaries, (ii) restrains or prohibits the consummation of the Merger or the performance of any of the other transactions contemplated by this Agreement or (iii) imposes limitations on the ability of Merger Sub or Parent to acquire or hold, or exercise full rights of ownership of the Shares.

(b) The representations and warranties of the Company set forth herein shall be true and correct as of the date hereof and as of the Closing Date, with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except (other than with respect to the representations and warranties contained in Sections 3.3 through 3.6 inclusive, which shall be true and correct in all material respects) where the failure of such representations and warranties to be so true and correct (without giving effect to any threshold or any limitation or qualifier as to “materiality” or “Company Material Adverse Effect” or words of similar import set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The Company shall have performed and complied in all material respects with all agreements and covenants required to be performed or complied with by it under the Agreement on or before the Effective Time.

(d) Any applicable waiting periods under the HSR Act and the antitrust or competition Laws of applicable European Union jurisdictions relating to the Merger shall have expired or been terminated and all material consents, approvals and authorizations required to be obtained or notices required to be given prior to the consummation of the Merger by the parties hereto from Governmental Entities to consummate the Merger, shall have been made, given or obtained, as the case may be.

(e) The Company shall have delivered an officers’ certificate, duly executed by the Company’s Chief Executive Officer and Chief Financial Officer, stating that the conditions set forth in Sections 7.2(b) and (c) above have been satisfied.

Section 7.3  Additional Conditions to Obligation of the Company to Effect the Merger.  The obligations of the Company to consummate the Merger shall also be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of Parent set forth herein shall be true and correct as of the date hereof and as of the Closing Date, with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except (other than the representations and warranties contained in Section 4.2, which shall be true and correct in all respects) where the failure of such representations and warranties to be so true and correct (without giving effect to any threshold or any limitation or qualifier as to “materiality” or “Parent Material Adverse Effect” or words of similar import set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent and Merger Sub shall have performed and complied in all material respects with all agreements and covenants required to be performed or complied with by them on or before the Effective Time.

(c) Any applicable waiting periods under the HSR Act and the antitrust or competition Laws of applicable European Union jurisdictions relating to the Merger shall have expired or been terminated and all material consents, approvals and authorizations required to be obtained or notices required to be given prior to the consummation of the Merger by the parties hereto from Governmental Entities to consummate the Merger, shall have been made, given or obtained, as the case may be.

(d) Parent and Merger Sub shall have delivered an officers’ certificate, duly executed by Parent’s Chief Executive Officer and Chief Financial Officer, stating that the conditions set forth in Sections 7.3(a) and (b) above have been satisfied.

ARTICLE VIII

TERMINATION

Section 8.1  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time before the Effective Time:

(a) By mutual written agreement of Parent and the Company;

(b) By either Parent or the Company, if:

(i) the Merger has not been consummated on or before February 28, 2007 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose breach of, or failure to fulfill, any provision of this Agreement is the cause of or results in the failure of the Merger to be consummated by such time;

(ii) there shall be any Law that (A) makes the consummation of the Merger illegal or otherwise prohibited or (B) enjoins the Company or Parent from consummating the Merger and such enjoinment shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have used the efforts required hereunder to resist, lift or resolve such legal restraint or prohibition; or

(iii) at the Company Shareholder Meeting (including any adjournment or postponement thereof), the Company Shareholder Approval shall not have been obtained;

(c) By Parent, if:

(i) (A) an Adverse Recommendation Change shall have occurred or (B) the Company Board of Directors shall have failed to publicly confirm the Company Board Recommendation within five Business Days of a written request by Parent that it do so following an Acquisition Proposal (provided that if the Company has received a Superior Proposal and is complying with Sections 5.2(b) and (e), the Company Board of Directors shall have five business days following Parent’s last response (or the expiration of the period to respond) pursuant to Section 5.2(e) to so confirm the Company Board Recommendation);

(ii) the Company shall have breached any representation, warranty, covenant or other agreement contained in this Agreement which (A) would cause a condition set forth in Section 7.2(b) or (c) not to be satisfied and (B) cannot be or has not been cured, in all material respects, within 20 days after the giving of written notice to the Company; or

(iii) the Company shall have breached its obligations under Section 5.2 in any material respect;

(d) By the Company:

(i) pursuant to and in compliance with Section 5.2(e); or

(ii) if Parent or Merger Sub shall have breached any representation, warranty, covenant or other agreement contained in this Agreement which (A) would cause a condition set forth in Section 7.3(a) or (b) not to be satisfied and (B) cannot be or has not been cured, in all material respects, within 20 days after the giving of written notice to Parent and Merger Sub.

Section 8.2  Notice of Termination; Effect of Termination.   (a) In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (except for Sections 9.3, 9.5, 9.6, 9.7, 9.8, and 9.12 which shall survive such termination) and there shall be no liability on the part of Parent, Merger Sub or the Company, except (i) as set forth in the last two sentences of Section 6.3 and in Section 8.2, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement.

(b) If:

(i) Parent shall have terminated this Agreement pursuant to Section 8.1(c)(i);

(ii) the Company shall have terminated this Agreement pursuant to Section 8.1(d)(i);

(iii) (A) this Agreement is terminated pursuant to Section 8.1(b)(i) or 8.1(c)(ii), (B) prior to termination of this Agreement pursuant to Section 8.1(b)(i) or 8.1(c)(ii), a Person made an Acquisition Proposal or expressed any interest publicly (or such interest becomes publicly known) or to the Company with respect to the making of an Acquisition Proposal and (C) within twelve months after any such termination either (1) the Company enters into a definitive agreement with respect to any Acquisition Proposal or (2) any Acquisition Proposal is consummated (provided, that, for purposes of this Section 8.2(b)(iii), such references to 15% in the definition of “Acquisition Proposal” shall be replaced with a reference to 35%); or

(iv) (A) this Agreement is terminated pursuant to Section 8.1(b)(iii), (B) prior to such termination a Person made an Acquisition Proposal or expressed any interest publicly (or such interest becomes publicly known) with respect to the making of an Acquisition Proposal and (C) within twelve months after any such termination either (1) the Company enters into a definitive agreement with respect to any Acquisition Proposal or (2) any Acquisition Proposal is consummated (provided, that, for purposes of this Section 8.2(b)(iv), such reference to 15% in the definition of “Acquisition Proposal” shall be replaced with a reference to 35%);

then the Company shall pay to Parent a termination fee of $100,000,000 (the ”Termination Fee”) (A) within one business day after the conditions set forth in Section 8.2(b)(iii) or Section 8.2(b)(iv) are met, (B) concurrently with such termination in the case of a termination pursuant to Section 8.1(d)(i) and (C) within two Business Days after such termination in all other cases. The Termination Fee shall be paid by wire transfer of immediately available funds to such account as Parent may designate in writing to the Company.

(c) The Company acknowledges that the provisions contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these provisions, Parent and Merger Sub would not enter into this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.1  Amendment and Modification.  Subject to applicable Law and as otherwise provided herein, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the shareholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective Boards of Directors, but, after the approval of this Agreement by the shareholders, no amendment shall be made which by Law requires further approval by such shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 9.2  Non-survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.

Section 9.3  Expenses.  Except as set forth in Section 6.10(d) and Section 8.2(b), all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

Section 9.4  Certain Definitions.  As used in this Agreement, the following terms shall have the meanings indicated below.

“Acquisition Proposal” means any bona fide proposal made by any Person (other than Parent, Merger Sub or any affiliate or agent thereof) relating to any direct or indirect acquisition or purchase of at least a 15% portion of the consolidated assets of the Company and the Company Subsidiaries or of over 15% of any class of equity securities of the Company or any Company Subsidiary, (ii) any tender offer or exchange offer involving any class of equity securities of the Company or any Company Subsidiary that, if consummated, would result in any Person (other than Parent, Merger Sub or any affiliate thereof) beneficially owning over 15% of any class of equity securities of the Company or any Company Subsidiary, (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any Company Subsidiary or (iv) any other transaction similar to any of the foregoing with respect to the Company or any Company Subsidiary, in each case other than any transactions to be effected pursuant to this Agreement.

“Business Day” shall mean a day other than Saturday or Sunday and on which commercial banks are open for business in New York, New York.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Intellectual Property” means all of the following which are used to conduct the business of the Company or any Company Subsidiary as presently conducted: (i) all copyrights, including without limitation all registrations and applications therefor; (ii) all patents and industrial designs, including without limitation any continuations, divisionals, continuations-in-part, renewals, reissues and applications therefor; (iii) all computer programs (whether in source code or object code form), databases, compilations and data, and all documentation related to any of the foregoing; (iv) all trademarks, service marks, trade names and domain names, and all registrations and applications relating to any of the foregoing; and (v) all trade secrets (as defined under applicable Law), know-how, inventions, and other proprietary processes and intellectual property rights.

“knowledge” of any Person which is not an individual means the actual knowledge of such Person’s officers and directors; provided, that in the case of the Company, such term means the actual knowledge of the individuals listed in Section 9.4 of the Company Disclosure Schedule or knowledge such individuals should reasonably have based on such individual’s office or position.

“Law” shall mean with respect to any Person, any federal, state, foreign, local, municipal or other law, statute, constitution, ordinance, code, condition of any permit, rule, regulation, policy, guideline, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity or securities exchange or securities quotation system, and any ruling or decision of, agreement with or by, or any other requirement of, any Governmental Entity.

“Permitted Encumbrances” means any (a) mechanics’, carriers’, workers’ repairers’, materialmens’, warehousemen’s and other similar liens arising in the ordinary course of business and securing obligations that are not yet due and payable, (b) liens for taxes not yet due and payable, and (c) with respect to any property, any covenants, conditions, restrictions, reservations, rights, easements, encumbrances, installments of special assessments not yet due and payable, zoning restrictions, encroachments and similar restrictions of title, which, in each case and in the aggregate, do not impair in any material respect the current or proposed use or value of such property.

“SEC” means the United States Securities and Exchange Commission.

“Tax” (and, with correlative meaning, “Taxes” and ”Taxable”) means (i) any income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever (including, for the avoidance of doubt, any amounts owed to any Governmental Entity or other Person in respect of unclaimed property or escheat Laws), together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Taxing Authority”), (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Tax Return” shall mean any return, statement, report, form or other document (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, information returns and reports and any amendment to any of the foregoing) filed or required to be filed with a Taxing Authority with respect to Taxes.

Other capitalized terms defined elsewhere in this Agreement and not defined in this Section 9.4 shall have the meanings assigned to such terms in this Agreement.

Section 9.5  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (which is confirmed) or sent by a nationally recognized overnight courier service, such as Federal Express (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)  if to Parent or Merger Sub, to:

Oshkosh Truck Corporation
2307 Oregon Street
Oshkosh, WI 54902
(920) 235-9150
Facsimile: (920) 233-9669

Attention:	Bryan J. Blankfield, Executive Vice-President,
General Counsel and Secretary

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive
Chicago, IL 60606
(312) 407-0700
Facsimile: (312) 407-0411
Attention: Gary P. Cullen

and

(b) if to the Company, to:

JLG Industries, Inc.
13224 Fountainhead Plaza
Hagerstown, MD 21742-2678
(240) 313-1808
Facsimile: (240) 313-1807
Attention: Senior Vice President and General Counsel

with a copy to:

Covington & Burling LLP
1201 Pennsylvania Avenue, NW
Washington, DC 20004
(202) 662-6000
Facsimile: (202) 662-6291
Attention: W. Andrew Jack

Section 9.6  Interpretation.  When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act. The words describing the singular number shall include the plural and vice versa. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Headings of the Articles and Sections of this Agreement, the Table of Contents and the Index of Defined Terms are for the convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

Section 9.7  Jurisdiction.  Each of Parent, Merger Sub and the Company hereby expressly and irrevocably submits to the exclusive personal jurisdiction of the United States District Courts located in the State of New York and to the jurisdiction of any other competent court of the State of New York in connection with all disputes arising out of or in connection with this Agreement or the transactions contemplated hereby and agrees not to commence any litigation relating thereto except in such courts. Each such party hereby waives the right to any other jurisdiction or venue for any litigation arising out of or in connection with this Agreement or the transactions contemplated hereby to which any of them may be entitled by reason of its present or future domicile. Notwithstanding the foregoing, each such party agrees that each of the other parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by such courts in any other court or jurisdiction.

Section 9.8  Specific Performance.  Each of Parent, Merger Sub and the Company acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at Law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at Law or in equity, to compel specific performance of this Agreement.

Section 9.9  Counterparts.  This Agreement may be executed manually or by facsimile by the parties hereto, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties and delivered to the other parties.

Section 9.10  Entire Agreement; No Third-Party Beneficiaries.  This Agreement and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof (provided that the provisions of this Agreement shall supersede any conflicting provisions of the Confidentiality Agreement). Except as provided in Section 6.5, nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. Without limiting the foregoing, it is expressly understood and agreed that the provisions of Section 6.12 are statements of intent and no employees or other Person (including any party hereto) shall have any rights or remedies, including rights of enforcement, with respect thereto and no employee or other Person is or is intended to be a third-party beneficiary thereof.

Section 9.11  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of law or public policy, all other conditions and provisions of this

Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 9.12  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Pennsylvania without giving effect to the principles of conflicts of law thereof.

Section 9.13  Assignment.  This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign any or all of its rights, interests and obligations hereunder to Parent, one or more direct or indirect wholly-owned Subsidiaries of Parent, or a combination thereof. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and permitted assigns.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

OSHKOSH TRUCK CORPORATION

By:	/s/ Robert G. Bohn
Name: Robert G. Bohn

Title:	Chairman, President and Chief Executive Officer

STEEL ACQUISITION CORP.

By:	/s/ Robert G. Bohn
Name: Robert G. Bohn

Title:	Chairman, President and Chief Executive Officer

JLG INDUSTRIES, INC.

By:	/s/ William M. Lasky
Name: William M. Lasky

Title:	Chairman and Chief Executive Officer

Appendix B

Opinion of UBS Securities LLC, Dated October 15, 2006

October 15, 2006

The Board of Directors
JLG Industries, Inc.
13224 Fountainhead Plaza
Hagerstown, MD 21742

Dear Members of the Board:

We understand that JLG Industries, Inc., a Pennsylvania corporation (“JLG” or the “Company”), is considering a transaction whereby Steel Acquisition Corp., a wholly owned subsidiary (“Merger Sub”) of Oshkosh Truck Corporation, a Wisconsin corporation (“Oshkosh”), will merge with the Company. Pursuant to the terms of an Agreement and Plan of Merger, dated as of October 15, 2006, (the “Merger Agreement”), Merger Sub will be merged with and into the Company with the Company surviving as a wholly owned subsidiary of Oshkosh (the “Transaction”). Pursuant to the terms of the Merger Agreement, all of the issued and outstanding shares of the common stock of the Company, par value of $0.20 per share (the “Company Common Stock”), other than shares held in treasury, will be converted into the right to receive for each share of Company Common Stock, $28.00 in cash (the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the Company Common Stock of the Consideration to be received by such holders in the Transaction.

UBS Securities LLC (“UBS”) has acted as financial advisor to the Company in connection with the Transaction and will receive a fee for its services, a portion of which is payable in connection with this opinion and a significant portion of which is contingent upon consummation of the Transaction. In the past, UBS and its affiliates have provided services to the Company unrelated to the proposed Transaction, for which UBS and its affiliates have received compensation. In the ordinary course of business, UBS, its successors and affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of the Company and/or Oshkosh and, accordingly, may at any time hold a long or short position in such securities.

Our opinion does not address the relative merits of the Transaction as compared to other business strategies or transactions that might be available with respect to the Company or the Company’s underlying business decision to effect the Transaction. Our opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote or act with respect to the Transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to the terms, other than the Consideration to the extent expressly specified herein, of the Merger Agreement or any related documents or the form of the Transaction. In rendering this opinion, we have assumed, with your consent, that (i) Oshkosh, Merger Sub and the Company will comply with all the material terms of the Merger Agreement, and (ii) the Transaction will be consummated in accordance with the terms of the Merger Agreement without any adverse waiver or amendment of any material term or condition thereof. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on the Company and/or the Transaction. We have not been authorized to solicit and have not solicited indications of interest in a business combination with the Company from any other party.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to the Company; (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company that were provided to us by the Company and not publicly available, including financial forecasts and estimates prepared by the management of the Company; (iii) conducted discussions with members of the senior management of the

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Company concerning the business and financial prospects of the Company; (iv) reviewed publicly available financial and stock market data with respect to certain other companies we believe to be generally relevant; (v) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions we believe to be generally relevant; (vi) reviewed current and historical market prices of the Company Common Stock; (vii) reviewed the Merger Agreement; and (viii) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Company. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by holders of the Company Common Stock in the Transaction is fair, from a financial point of view, to such holders.

This opinion is provided for the benefit of the Board of Directors in connection with, and for the purpose of, its consideration of the Transaction.

Very truly yours,

UBS SECURITIES LLC

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REVOCABLE PROXY (PRELIMINARY COPY)
JLG INDUSTRIES, INC.
1 JLG DRIVE
MCCONNELLSBURG, PA   17233-9533
☒   PLEASE MARK VOTES AS IN THIS EXAMPLE
SPECIAL MEETING OF SHAREHOLDERS
on December [   ], 2006
The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Shareholders of JLG Industries, Inc., to be held on December [    ], 2006, at the offices of Covington & Burling LLP, 1330 Avenue of the Americas, New York, NY 10019, and the proxy statement for said meeting attached thereto, and hereby appoints William M. Lasky, James H. Woodward, Jr. and Thomas D. Singer, or any one of them, the attorneys, agents and proxies, with full power of substitution, to act at the Special Meeting of Shareholders or at adjournment or adjournments thereof, and to vote as specified herein the number of shares which the undersigned, if personally present, would be entitled to vote on any business that may properly come before such meeting, including taking action on Proposals 1, 2 and 3 set forth below.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3.

		For	Against	Abstain
1.	To adopt the Agreement and Plan of Merger, dated as of October 15, 2006, by and among Oshkosh Truck Corporation, a Wisconsin corporation, Steel Acquisition Corp., a Pennsylvania corporation and a wholly-owned subsidiary of Oshkosh Truck Corporation, and JLG Industries, Inc. pursuant to which each share of JLG common stock issued and outstanding at the effective time of the Merger, other than shares held by Oshkosh or any of its subsidiaries or by JLG or any of its subsidiaries, all of which will be canceled, will be converted into the right to receive $28.00 per share in cash, without interest.	☐	☐	☐

		For	Against	Abstain
2.	To approve a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of adoption of the Merger Agreement.	☐	☐	☐

		For	Against	Abstain
3.	With respect to the use of their discretion in such other business as may come before the meeting or any adjournments thereof.	☐	☐	☐
This proxy, when properly executed, will be voted in accordance with the specifications made herein. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 and 3. All prior proxies are hereby revoked. This proxy may be revoked prior to its exercise by filing with the Secretary of JLG a duly executed proxy bearing a later date or an instrument revoking this proxy, or by attending the meeting and electing to vote in person.
Please sign your proxy exactly as your name
appears on the certificate. When signing as
attorney, executor, administrator, trustee
or guardian, give title as such. If owner is
a corporation, sign full corporate name by a
duly authorized officer.
If two or more persons are named as owners,
both or all should sign.
Please be sure to sign and date this proxy
in the box below.
THIS PROXY IS SOLICITED ON BEHALF OF THE JLG INDUSTRIES, INC.
BOARD OF DIRECTORS. PLEASE ACT PROMPTLY — SIGN, DATE AND
MAIL YOUR PROXY CARD TODAY.
__________________________________
Shareholder sign above
__________________________________
Co-Holder (if any)
Dated ______________________________ , 2006